SCHEDULE 14A INFORMATION
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Macy's, Inc.
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MACY'S, INC.
7 West Seventh Street, Cincinnati, Ohio 45202
and
151 West 34th Street, New York, New York 10001

March 30, 2016

To the Shareholders:
I invite you to join me, our Board of Directors, senior management team and your fellow shareholders at Macy's 2016 annual meeting of shareholders. Our annual meeting is scheduled for Friday, May 20, 2016, at 11:00 a.m., Eastern Time, at Macy's offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. We are enclosing the official notice of meeting, proxy statement and form of proxy with this letter. The matters listed in the notice of meeting are described in the proxy statement.
Once again, we are pleased to save costs and help protect the environment by using the "Notice and Access" method of delivery of proxy materials. Instead of receiving paper copies of our proxy materials, many of you will receive a Notice Regarding the Availability of Proxy Materials, which provides an Internet website address where you can access electronic copies of the proxy statement and our Annual Report on Form 10-K for the fiscal year ended January 30, 2016 and vote your shares. This website also has instructions for voting by phone and for requesting paper copies of the proxy materials and proxy card.
Your vote is important and we want your shares to be represented at the meeting. Regardless of whether you plan to attend the annual meeting, we hope you will vote as soon as possible. Accordingly, we encourage you to read the proxy statement and cast your vote promptly. You may vote by telephone or over the Internet, or by completing, signing, dating and returning the enclosed proxy card or voting instruction card if you requested or received printed proxy materials.
We appreciate your continued confidence in and support of Macy's, Inc.

Sincerely,

TERRY J. LUNDGREN
Chairman of the Board and Chief Executive Officer

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE CAST YOUR VOTE PROMPTLY.

MACY'S, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 20, 2016	Macy's, Inc. Corporate Office
11:00 a.m. (Eastern Time)	7 West Seventh Street
Cincinnati, Ohio 45202

Items of Business

1.	Elect 13 members of Macy's board of directors;

2.	Ratify the appointment of KPMG LLP as Macy's independent registered public accounting firm for the fiscal year ending January 28, 2017;

3.	Cast an advisory vote to approve the compensation of our named executive officers; and

4.	Conduct any other business as may properly come before the meeting or any postponement or adjournment of the meeting.

Record Date March 24, 2016

Proxy Voting Whether or not you plan to attend the meeting, please vote as soon as possible. As an alternative to voting in person at the meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. If your shares are held in street name by a broker, bank or other nominee, and you decide to attend and vote your shares at the meeting, you must first obtain a signed and properly executed proxy from your bank, broker or other nominee to vote your shares held in street name at the meeting.

Board Recommendations The Board of Directors recommends that you vote FOR each of the director nominees and FOR Items 2 and 3.

By Order of the Board of Directors,

DENNIS J. BRODERICK Secretary
March 30, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 20, 2016.
The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended January 30, 2016 are available at www.proxyvote.com and www.macysinc.com.

MACY'S, INC.
7 West Seventh Street, Cincinnati, Ohio 45202
and
151 West 34th Street, New York, New York 10001
PROXY STATEMENT
Macy's board of directors (the "Board") has made available to you the Notice of Annual Meeting of Shareholders, this proxy statement, our Annual Report on Form 10-K for the fiscal year ended January 30, 2016 and a proxy card or voting instruction card (collectively, the "Proxy Solicitation Materials") either on the Internet or by mail in connection with soliciting your proxy for the 2016 annual meeting of Macy's shareholders. The meeting is scheduled to be held at 11:00 a.m., Eastern Time, on Friday, May 20, 2016, at our offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. This proxy statement describes the matters on which you are asked to vote and provides information about those matters so that you can make an informed decision. The proxies we receive will be used at the meeting and at any postponements or adjournments of the meeting for the purposes set forth in the accompanying notice of meeting. The Proxy Solicitation Materials are being mailed to, or can be accessed online by, shareholders on or about April 4, 2016.

TABLE OF CONTENTS

PROXY STATEMENT SUMMARY	2
GENERAL	9
STOCK OWNERSHIP	12
ITEM 1. ELECTION OF DIRECTORS	14
FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS	21
ITEM 2. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	37
ITEM 3. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	38
COMPENSATION DISCUSSION & ANALYSIS	39
COMPENSATION COMMITTEE REPORT	59
COMPENSATION OF THE NAMED EXECUTIVES FOR 2015	60
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	76
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	76
POLICY ON RELATED PERSON TRANSACTIONS	76
REPORT OF THE AUDIT COMMITTEE	77
SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS	77
OTHER MATTERS	78
APPENDIX A. POLICY AND PROCEDURES FOR PRE-APPROVAL OF NON-AUDIT SERVICES BY OUTSIDE AUDITORS	A-1

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in our proxy statement. This summary does not contain all of the information you should consider. You should read the entire proxy statement carefully before voting.
ANNUAL MEETING OF SHAREHOLDERS

Time and date:	11:00 a.m., Eastern Time, on May 20, 2016

Place:	Macy's, Inc., 7 West Seventh Street, Cincinnati, OH 45202

Record date:	March 24, 2016

How to vote:	In general, you may vote either in person at the annual meeting or by telephone, the Internet, or mail.

Common shares outstanding as of record date:	311,764,831 shares
VOTING MATTERS

Proposal		Board Voting Recommendation	Page

Item 1.	Election of 13 directors	FOR each nominee	14

Item 2.	Ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2016	FOR	37

Item 3.	Advisory vote to approve our named executive officer compensation	FOR	38

CORPORATE GOVERNANCE HIGHLIGHTS
We believe that good governance is integral to achieving long-term shareholder value. We are committed to governance policies and practices that serve the interests of the Company and its shareholders. The Board of Directors monitors developments in governance best practices to assure that it continues to meet its commitment to thoughtful and independent representation of shareholder interests. Since our 2015 annual meeting, we have adopted proxy access and a lead independent director policy. The following table summarizes certain corporate governance matters:

		Page			Page
✓	Confidential Voting Policy	9	✓	Annual Board and Committee Evaluations	27

✓	Single Voting Class	9	✓	Diverse Board in Terms of Gender, Ethnicity, Experience and Skills	4

✓	Annual Election of All Directors	14	✓	Director Retirement Policy	32

✓	Majority Voting in Uncontested Director Elections	10	✓	Director Resignation Policy	32

✓	12 of 13 Director Nominees are Independent	22	✓	Board and Committee Oversight of Risk	24

✓	Lead Independent Director	23	✓	No Shareholder Rights Plan	n/a

✓	Independent Board Committees	25	✓	Share Ownership Guidelines for Directors and Executive Officers	36; 58

✓	Regular Executive Sessions of Independent Directors	23	✓	Policy Prohibiting Pledging and Hedging Ownership of Macy's Stock	36; 58

✓	Proxy Access	32

NOMINEES FOR DIRECTOR (page 14)

Name	Age	Director Since	Independent	Principal Occupation
					Committee Memberships	Other Public Directorships
Francis S. Blake	66	2015	✓	Former Chairman and CEO of The Home Depot, Inc.	• Nominating and Corporate Governance	• Delta Airlines • The Procter & Gamble Company
Stephen F. Bollenbach	73	2007	✓	Non-Executive Chairman of the Board of Directors of KB Home	• Audit • Finance	• KB Home • Mondelez International • Time Warner, Inc.
John A. Bryant	50	2015	✓	Chairman, President and CEO of Kellogg Company	• Audit • Finance	• Kellogg Company
Deirdre P. Connelly	55	2008	✓	Former President, North American Pharmaceuticals of GlaxoSmithKline	• Compensation and Management Development • Nominating and Corporate Governance
Leslie D. Hale	43	2015	✓	Executive Vice President, CFO and Treasurer of RLJ Lodging Trust	• Audit • Finance
William H. Lenehan	39	2016	✓	President and CEO of Four Corners Property Trust, Inc.	• Finance	• Four Corners Property Trust, Inc.
Sara Levinson	65	1997	✓	Co-Founder and Director of Katapult	• Compensation and Management Development • Nominating and Corporate Governance	• Harley Davidson, Inc.
Terry J. Lundgren	64	1997		Chairman and CEO of Macy's, Inc.		• The Procter & Gamble Company • Federal Reserve Bank of New York
Joyce M. Roché	69	2006	✓	Former President and CEO of Girls Incorporated	• Audit • Nominating and Corporate Governance (Chair)	• AT&T, Inc. • Dr. Pepper Snapple Group • Tupperware Corporation
Paul C. Varga	52	2012	✓	Chairman and CEO of Brown-Forman Corporation	• Compensation and Management Development • Finance	• Brown-Forman Corporation
Craig E. Weatherup	70	1996	✓	Former CEO of The Pepsi-Cola Company	• Compensation and Management Development • Nominating and Corporate Governance	• Starbucks Corporation
Marna C. Whittington	68	1993	✓	Former CEO of Allianz Global Investors Capital	• Audit • Finance (Chair)	• Oaktree Capital Group, LLC • Phillips 66
Annie Young-Scrivner	47	2014	✓	Executive Vice President, Starbucks Corporation	• Compensation and Management Development • Nominating and Corporate Governance

Our director nominees provide an effective mix of experience and fresh ideas, as well as gender, age and ethnic diversity.

TENURE (# years)				AGES (# years)
<5	5 to <10	10 to <20	≥20	<50	50 to <60	60 to <70	≥70
Blake	Bollenbach	Levinson	Whittington	Hale	Bryant	Blake	Bollenbach
Bryant	Connelly	Lundgren		Lenehan	Connelly	Levinson	Weatherup
Hale		Roché		Young-Scrivner	Varga	Lundgren
Lenehan		Weatherup				Roché
Varga						Whittington
Young-Scrivner

ETHNIC DIVERSITY				GENDER
African-American:		2		Female	Male
Asian-American:		1		6	7
Hispanic:		1
AUDITORS (page 37)
We are asking shareholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for the 2016 fiscal year. Set forth below is a summary of the fees paid to KPMG in fiscal 2015 and fiscal 2014.

Year	Audit Fees ($)	Audit-Related Fees ($)	Tax Fees ($)	All Other Fees ($)	Total ($)

2015	4,805,000	1,135,950	148,799	0	6,089,749
2014	4,700,000	1,229,300	7,735	334,496	6,271,531
EXECUTIVE COMPENSATION ADVISORY VOTE (page 38)
We are asking shareholders to approve on an advisory basis our named executive officer compensation. The Board of Directors recommends a FOR vote because it believes that our executive compensation program is competitive, strongly focused on pay-for-performance principles and appropriately balanced between risk and rewards.

FISCAL 2015 BUSINESS AND COMPENSATION HIGHLIGHTS
To assist you in reviewing the proposals to be acted upon at the annual meeting, including the election of directors and the non-binding advisory vote to approve named executive officer compensation, we call your attention to the following information about our fiscal 2015 financial performance and key executive compensation actions and decisions. The following discussion is only a summary. For more complete information about these topics, please review our Annual Report on Form 10-K (including important information on pages 18 to 21 regarding the Company's non-GAAP financial measures) and the complete Proxy Statement.
BUSINESS HIGHLIGHTS (page 40)
Highlights of our fiscal 2015 financial performance include:
Sales
Total sales for fiscal 2015 were $27.1 billion, down 3.7% from fiscal 2014.

•	Comparable sales on an owned basis in fiscal 2015 were down 3.0%.

•	Comparable sales on an owned plus licensed basis for fiscal 2015 were down 2.5% compared to fiscal 2014.

	2011	2012	2013	2014	2015
Change in Comparable Sales:
On an owned basis	5.3%	3.7%	1.9%	0.7%	(3.0)%
On an owned plus licensed basis	5.7%	4.0%	2.8%	1.4%	(2.5)%

Adjusted EBIT
Adjusted EBIT (earnings before interest and taxes, or operating income) for fiscal 2015 totaled $2.3 billion, or 8.6% of sales, a decline of 19.4% and 170 basis points as a percent of sales over fiscal 2014 on a comparable basis. These amounts exclude impairments, store closing and other costs.

Adjusted EBITDA Margin / ROIC
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, excluding impairments, store closing and other costs) margin was 12.5 % in fiscal 2015, compared to an Adjusted EBITDA margin of 14.0% in fiscal 2014.

Return on Invested Capital (ROIC) - a key measure of operating productivity - declined in fiscal 2015. ROIC was 20.1% in fiscal 2015, compared to 22.4% in fiscal 2014.

Adjusted Earnings per Share
Fiscal 2015 Adjusted EPS (earnings per diluted share, excluding impairments, store closing and other costs) were $3.77, down 14.3% from fiscal 2014 on a comparable basis. This was our first year-over-year decline since 2008. Between fiscal 2009 - 2014, we had double-digit growth in Adjusted EPS each year.

Shareholder Return
The following chart compares the cumulative total shareholder return (TSR) on our common stock with the Standard & Poor's 500 Composite Index, our prior peer group and our new peer group for the period from January 29, 2011 through January 30, 2016, assuming an initial investment of $100 and the reinvestment of dividends, if any. Our prior peer group for purposes of this chart is comprised of Kohl's, Macy's and Nordstrom. The new peer group includes our 12-company executive compensation peer group.

Other Fiscal 2015 Information

•	Our 1-Year, 3-Year and 5-Year Cumulative TSR was (35.0)%, 9.4% and 94.5%, respectively.
•	Our TSR over the last 5 years is above the 73rd percentile compared to our current 12-company peer group over the same 5-year period.
•	The price of our Common Stock decreased by 36.7% over the fiscal 2014 year-end price.
•	We returned $2.5 billion to shareholders through dividends and share repurchases during fiscal 2015.
•	We increased our cash dividend by 15% in fiscal 2015.

EXECUTIVE COMPENSATION HIGHLIGHTS
The fiscal 2015 pay packages for our named executive officers consisted of salary, short- and long-term incentive opportunities and other benefits discussed in the Compensation Discussion & Analysis (CD&A) section of this proxy statement.
You can read about our Compensation and Management Development (CMD) Committee's methodology for setting pay opportunities and approving actual payouts, and learn more about our compensation plans and programs, in the CD&A, beginning on page 39. In summary, please note that in determining the amount of compensation paid to our named executive officers, the CMD Committee focuses on aligning pay and performance.
Pay-for-Performance Compensation Mix (page 49). Under our executive compensation program, a majority (89%, and 74%, respectively) of the CEO's and other named executive officers' annual targeted total direct compensation (salary, annual incentive and grant date value of long-term incentive awards) for fiscal 2015 was variable (i.e., not fixed) and tied to financial performance, corporate objectives and/or stock price performance.

CEO Targeted Pay Mix	Salary	Annual Incentive	Performance Restricted Stock Units	Stock Options	Total
% of Total Compensation	11.2%	19.0%	41.9%	27.9%	100%
Cash vs. Equity	30.2%		69.8%		100%
Short-Term vs. Long-Term	30.2%		69.8%		100%
Fixed vs. Performance-Based	11.2%	88.8%			100%

Other Named Executives Targeted Pay Mix (average)	Salary	Annual Incentive	Performance Restricted Stock Units	Stock Options	Total
% of Total Compensation	26.1%	23.2%	30.4%	20.3%	100%
Cash vs. Equity	49.3%		50.7%		100%
Short-Term vs. Long-Term	49.3%		50.7%		100%
Fixed vs. Performance-Based	26.1%	73.9%			100%

Pay-for-Performance Alignment. In making decisions regarding the compensation opportunities and amounts earned by our named executive officers in fiscal 2015, the CMD Committee took into account our performance results for fiscal 2015, including the results versus our internal goals and relative to industry competitors, as well as the broad economic climate in which the Company operated.
Compensation actions with respect to fiscal 2015 include the following:

•
Fiscal 2015 annual incentive award. The annual incentive award payouts for fiscal 2015 performance were subject to achievement of pre-determined targeted levels of financial results with respect to three key performance metrics included in our annual business plan (sales, Adjusted EBIT and cash flow). The CMD Committee determined that Company performance with respect to each of the three performance metrics fell below the threshold level. This resulted in no incentive award payments to the named executive officers (see page 53).

•
Vesting of PRSUs. With respect to performance-based restricted stock units (PRSUs) granted in fiscal 2013, our financial performance over the three-year (fiscal 2013-2015) performance period with respect to cumulative Adjusted EBITDA, average Adjusted EBITDA margin, average ROIC and relative total shareholder return (TSR) performance metrics resulted in 48.88% of the targeted number of PRSUs being earned (see page 55).

•
PRSU grants. The CMD Committee granted PRSUs to the named executive officers with a three-year (fiscal 2015-2017) performance period. These awards have cumulative Adjusted EBITDA, average Adjusted EBITDA margin, average ROIC and relative TSR performance metrics (see page 54).

•
Long-Term opportunities. Compensation increases for the named executive officers for fiscal 2015 were primarily delivered through an increase in long-term incentive opportunities in furtherance of the Company's pay-for-performance philosophy (see page 49).

Overall, the fiscal 2015 compensation of our named executive officers (as set forth below and in the 2015 Summary Compensation Table on page 60) reflects both our performance for the fiscal year and our compensation philosophy of aligning pay and performance.

Named Executive Officer	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Terry J. Lundgren	1,600,000	5,798,617	3,999,984	0	106,940	189,783	11,695,324
Karen M. Hoguet	900,000	820,474	565,985	0	0	53,722	2,340,181
Jeffrey Gennette	1,000,000	1,565,593	1,079,999	0	0	21,444	3,667,036
Jeffrey A. Kantor	775,000	820,474	565,985	0	0	46,217	2,207,676
Peter R. Sachse	900,000	1,786,859	565,985	0	0	53,722	3,306,566

Executive Compensation Best Practices. Our executive compensation program incentivizes superior performance and does not reward inappropriate risk taking.

WHAT WE DO AND DON'T DO

We align executive compensation with the interests of our shareholders	✓	Focus on performance-based compensation (page 49)
	✓	Pay well-aligned with performance (pages 40-43)
	✓	Annual risk assessment of executive compensation program (page 24)
	✓	Robust stock ownership guidelines for directors and executive officers (pages 36 and 58)
Our executive compensation program is designed to avoid excessive risk taking	✓	Use multiple performance objectives for both annual and long-term incentive plans (pages 52 and 54)
	✓	Measure performance against both annual and multi-year standards (pages 51 and 53)
	✓	Set performance goals at levels high enough to encourage strong performance, but within reasonably attainable parameters to discourage excessive risk taking (pages 52 and 54)
	✓	Cap on performance-based compensation (pages 51 and 54)
We adhere to executive compensation best practices	✓	Provide modest perquisites with reasonable business rationale (page 56)
	✓	Annual say-on-pay vote (page 38)
	✓	CMD Committee comprised of independent directors (page 26)
	✓	Include a relative-to-peer TSR metric for performance-based restricted stock units (page 55)
	✓	Provide for recoupment of cash and equity incentive compensation in certain circumstances (page 57)
	✓	Prohibit hedging and pledging transactions by directors and executive officers (pages 36 and 58)
	✓	Utilize a compensation consultant that is independent of management (page 46)
	✓	Provide a reasonable post-employment change-in-control plan (page 57)
	X	Do not provide excise tax gross ups upon a change in control
	X	Do not provide individual employment contracts (page 71)
	X	Do not reprice or buyout for cash underwater stock options (page 63)
	X	Do not provide individual change-in-control agreements (page 71)

GENERAL
The record date for the annual meeting was March 24, 2016. If you were a holder of record of shares of Macy's common stock at the close of business on the record date, you are entitled to vote those shares at the meeting. You are entitled to one vote for each share of Macy's common stock you owned on the record date on each of the matters listed in the notice of meeting. As of the record date, 311,764,831 shares of Macy's common stock were outstanding. This number excludes shares held in the treasury of Macy's.
Confidential Voting Policy
The Board has adopted a policy under which all voting materials that identify the votes of specific shareholders will be kept confidential and will not be disclosed to our officers, directors or employees or to third parties except as described below. Voting information may be disclosed in any of the following circumstances:

•	if required by applicable law;

•	to persons engaged in the receipt, counting, tabulation or solicitation of proxies who have agreed to maintain shareholder confidentiality as provided in the policy;

•	in those instances in which shareholders write comments on their proxy cards or otherwise consent to the disclosure of their vote to Macy's management;

•	in the event of a proxy contest or a solicitation of proxies in opposition to the voting recommendations of the Board of Directors;

•
in respect of a shareholder proposal that the Nominating and Corporate Governance Committee of the Board, referred to as the NCG Committee, after having allowed the proponent of the proposal an opportunity to present its views, determines is not in the best interests of Macy's and its shareholders; and

•	in the event that representatives of Macy's determine in good faith that a bona fide dispute exists as to the authenticity or tabulation of voting materials.
The policy described above will apply to the annual meeting.
Quorum
Under our By-Laws, a majority of the votes that can be cast must be present in person or by proxy to hold the annual meeting. Abstentions and shares represented by "broker non-votes," as described below, will be counted as present and entitled to vote for purposes of determining the presence of a quorum. If there is not a quorum, we may adjourn the meeting to a subsequent date in order to solicit additional votes for the purpose of obtaining a quorum.
Vote Required for Each Proposal and Board Recommendation

Voting Item	Voting Standard	Treatment of Abstentions and Broker Non-Votes	Board Recommendation
Election of directors	Majority of votes cast	Not counted as votes cast and therefore no effect	FOR each nominee
Ratification of appointment of KPMG	Majority of votes cast	Abstentions not counted as votes cast and therefore no effect; broker discretionary voting allowed	FOR
Approval of named executive officer compensation	Majority of votes cast	Not counted as votes cast and therefore no effect	FOR

All shares of our common stock represented at the annual meeting by proxies properly submitted prior to or at the meeting will be voted at the annual meeting in accordance with the instructions on the proxies, unless such proxies previously have been revoked. If no instructions are indicated, such shares will be voted in accordance with the Board's recommendation.
Majority Vote Standard for Director Elections
Any incumbent nominee for director who receives a greater number of votes cast "against" than votes cast "for" shall continue to serve on the Board as a holdover director pursuant to Delaware law, but, pursuant to our director resignation policy, shall tender his or her resignation for consideration by the NCG Committee. The NCG Committee will promptly consider such resignation and recommend to the Board the action to be taken with respect to the tendered resignation. The Board will publicly disclose its decision within 90 days after the certification of the election results. Any director who tenders his or her resignation pursuant to this policy would not participate in the NCG Committee's recommendation or the Board's consideration regarding whether or not to accept the tendered resignation.
Broker Non-Votes
"Broker non-votes" are shares held by a broker, bank or other nominee that are represented at the meeting, but with respect to which the beneficial owner of such shares has not instructed the broker, bank or nominee on how to vote on a particular proposal, and with respect to which the broker, bank or nominee does not have discretionary voting power on such proposal.

Methods of Voting Your Proxy
Registered Shareholders. You may vote in person at the annual meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the annual meeting. You have three options for voting by proxy:

•
Internet:    You can vote over the Internet at the Web address shown on your Notice Regarding the Availability of Proxy Materials or your proxy card if you received a proxy card up until 11:59 p.m., Eastern Time, on May 19, 2016. Internet voting is available 24 hours a day, seven days a week. When you vote over the Internet, you should not return your proxy card.

•
Telephone:    You can vote by telephone by calling the toll-free number provided on the Web address referred to above or on your proxy card up until 11:59 p.m., Eastern Time, on May 19, 2016. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. When you vote by telephone, you should not return your proxy card.

•
Mail:    If you received a proxy card, you can vote by mail by simply signing, dating and mailing your proxy card in the postage-paid envelope included with this proxy statement. Your proxy card must be received prior to 11:59 p.m., Eastern Time, on May 19, 2016.

Voting Shares Held in Street Name.    A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in street name to direct their vote over the Internet or by telephone. If your bank or brokerage firm gives you this opportunity, the voting instructions from your bank or brokerage firm that accompany this proxy statement will tell you how to use the Internet or telephone to direct the vote of shares held in your account. The Internet and telephone proxy procedures are designed to authenticate your identity, to allow you to give your proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed over the Internet or by telephone through such a program must be received by 11:59 p.m., Eastern Time, on Thursday, May 19, 2016. Requesting a proxy prior to the deadline described above will automatically cancel any voting directions you have previously given over the Internet or by telephone with respect to your shares.
Directing the voting of your shares will not affect your right to vote in person if you decide to attend the meeting; however, you must first obtain a signed and properly executed proxy from your bank, broker or other nominee to vote your shares held in street name at the meeting. Without your instructions, your broker or brokerage firm is permitted to use its own discretion and vote your shares on certain routine matters (such as Item 2), but is not permitted to use discretion and vote your uninstructed shares on non-routine matters (such as Items 1 and 3). Therefore, the Company encourages you to give voting instructions to your broker or brokerage firm on all matters being considered at the meeting.

Voting Shares Held in 401(k) Plan.    If you participate in our 401(k) Retirement Investment Plan, you will receive a voting instruction card for the Macy's common stock allocated to your account in the plan. You may instruct the plan trustee on how to vote your proportional interest in any Macy's shares held by the plan by following the instructions on the enclosed voting instruction card. The plan trustee must receive your voting instructions by 11:59 p.m., Eastern Time, on Wednesday, May 18, 2016.
The plan trustee will submit one proxy to vote all shares of Macy's common stock in the plan. The trustee will vote the shares of participants who submitted voting instructions in accordance with their instructions and will vote the shares of Macy's common stock in the plan for which no voting instructions were received in the same proportion as the final votes of all participants who actually voted. If you do not submit voting instructions for the shares of Macy's common stock allocated to your account by the voting deadline, those shares will be included with the other undirected shares and voted by the plan trustee as described above. Because the plan trustee submits one proxy to vote all shares of Macy's common stock in the plan, you may not vote plan shares in person at the annual meeting.

Revoking Your Proxy
If you are a registered shareholder, you may revoke your proxy at any time by:

•	submitting evidence of your revocation to the Company's Corporate Secretary;

•	voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on May 19, 2016;

•	signing another proxy card bearing a later date and mailing it so that it is received prior to 11:59 p.m., Eastern Time, on May 19, 2016; or

•	voting in person at the annual meeting, although attendance at the annual meeting will not, in itself, revoke a proxy.

If your shares are held in street name, you should contact your broker, bank or other holder of record about revoking your voting instructions and changing your vote prior to the annual meeting. For shares held in the 401(k) Plan, you may not revoke your proxy after 11:59 p.m., Eastern Time, on Wednesday, May 18, 2016.
Electronic Delivery of Proxy Statement and Annual Report
You can elect to view future proxy statements and annual reports over the Internet instead of receiving copies in the mail. You can choose this option and save us the cost of producing and mailing these documents by:

•	following the instructions provided on your proxy card, voting instruction card or Notice Regarding the Availability of Proxy Materials; or

•	going to www.proxyvote.com and following the instructions provided.
If you choose to receive future proxy statements and annual reports over the Internet, you will receive an email message next year containing the Internet address to access future proxy statements and annual reports. This email will include instructions for voting over the Internet. If you have not elected electronic delivery, you will receive either printed materials in the mail or a notice indicating that the Proxy Solicitation Materials are available at www.proxyvote.com.

STOCK OWNERSHIP
Certain Beneficial Owners. The following table sets forth information as to the beneficial ownership of each person known to Macy's to own more than 5% of Macy's outstanding common stock as of March 24, 2016 based on ownership reports filed by such persons with the SEC prior to that date.

Name and Address	Date of Most Recent Schedule 13G Filing	Number of Shares	Percent of Class
BlackRock, Inc. ("BlackRock") (1) 55 East 52nd Street New York, NY 10055	January 22, 2016	22,551,205	7.2%
The Vanguard Group ("Vanguard") (2) 100 Vanguard Blvd. Malvern, PA 19355	February 10, 2016	17,483,574	5.6%

(1)
Based on a Schedule 13G/A dated January 22, 2016 and filed with the SEC by BlackRock on January 26, 2016. The Schedule 13G/A reports that, as of December 31, 2015, BlackRock had sole voting power over 19,747,034 shares and sole dispositive power over 22,551,205 shares of Macy's common stock.

(2)
Based on a Schedule 13G/A dated February 10, 2016 and filed with the SEC by Vanguard on February 10, 2016. The Schedule 13G/A reports that, as of December 31, 2015, Vanguard had sole voting power over 591,427 shares, shared voting power over 32,900 shares, sole dispositive power over 16,849,316 shares and shared dispositive power over 634,258 shares of Macy's common stock. The Schedule 13G/A also reports that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 491,282 of the shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 243,121 of the shares as a result of its serving as investment manager of Australian investment offerings.

Stock Ownership of Directors and Executive Officers. The following table sets forth the shares of Macy's common stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC), as of March 24, 2016 by each director who is not an employee of Macy's, referred to as a Non-Employee Director, by each executive named in the 2015 Summary Compensation Table, referred to as a Named Executive, and by our directors and executive officers as a group. The business address of each of the individuals named in the table is 7 West Seventh Street, Cincinnati, Ohio 45202.

Name	Number of Shares		Percent of Class
	(1)	(2)
Francis S. Blake	320	320	less than 1%
Stephen F. Bollenbach	64,006	58,936	less than 1%
John A. Bryant	1,323	1,323	less than 1%
Deirdre P. Connelly	27,635	21,451	less than 1%
Meyer Feldberg	48,088	44,225	less than 1%
Leslie D. Hale	0	0	less than 1%
Sara Levinson	29,524	29,524	less than 1%
Joseph Neubauer	268,229	106,189	less than 1%
Joyce M. Roché	62,691	60,699	less than 1%
Paul C. Varga	1,385	535	less than 1%
Craig E. Weatherup	92,841	86,841	less than 1%
Marna C. Whittington	87,478	52,644	less than 1%
Annie Young-Scrivner	792	792	less than 1%
Terry J. Lundgren	3,152,215	2,707,606	1.0%
Karen M. Hoguet	459,606	268,190	less than 1%
Jeffrey Gennette	187,177	107,959	less than 1%
Jeffrey A. Kantor	166,164	132,314	less than 1%
Peter R. Sachse	164,649	96,793	less than 1%
All directors and executive officers as a group (24 persons) (3)	5,187,131	4,056,521	1.7%

(1)
Aggregate number of shares of Macy's common stock currently held or which may be acquired within 60 days after March 24, 2016 (i) through the exercise of options granted under our Amended and Restated 2009 Omnibus Incentive Compensation Plan, referred to as the 2009 Omnibus Plan, our 1995 Executive Equity Incentive Plan, referred to as the 1995 Equity Plan, or our 1994 Stock Incentive Plan, referred to as the 1994 Stock Plan and (ii) with respect to the Non-Employee Directors, also through distributions in settlement of deferred stock credits that would be triggered if the director's service on the Board were to end during the 60-day period.

(2)
Number of shares of Macy's common stock which may be acquired within 60 days after March 24, 2016 (i) through the exercise of options granted under the 2009 Omnibus Plan, the 1995 Equity Plan and the 1994 Stock Plan and (ii) with respect to Non-Employee Directors, also through distributions in settlement of deferred stock credits that would be triggered if the director's service on the Board were to end during the 60-day period.

(3)	William H. Lenehan is not included in the table since he was not a director as of the March 24, 2016 record date. He became a director effective as of April 1, 2016.
Securities Authorized for Issuance Under Equity Compensation Plans. The following table presents certain aggregate information, as of January 30, 2016, with respect to the 2009 Omnibus Plan, the 1995 Equity Plan and the 1994 Stock Plan (included on the line captioned "Equity compensation plans approved by security holders").

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
	(thousands)		(thousands)
Equity compensation plans approved by security holders	18,830	41.92	19,900
Equity compensation plans not approved by security holders	0	0	0
Total	18,830	41.92	19,900
The foregoing table does not reflect stock credits issued under our Executive Deferred Compensation Plan or the Director Deferred Compensation Plan. The Executive Deferred Compensation Plan has not been approved by our shareholders. Pursuant to the Executive Deferred Compensation Plan, eligible executives may elect to receive a portion of their cash compensation in the form of stock credits. Pursuant to the Director Deferred Compensation Plan, Non-Employee Directors may elect to receive a portion of their cash compensation in the form of stock credits.
Under these deferred compensation plans, entitlements due to participants are expressed as dollar amounts and then converted to stock credits in amounts equal to the number of shares of Macy's common stock that could be purchased by the applicable plan at current market prices with the cash that otherwise would have been payable to the participant. Each stock credit, other than a stock credit payable in cash, entitles the holder to receive one share of Macy's common stock upon the termination of the holder's employment or service with Macy's. Payments include dividend equivalents on the stock credits equal to any dividends paid to shareholders on shares of Macy's common stock.

ITEM 1.   ELECTION OF DIRECTORS
In accordance with the recommendation of the NCG Committee, the Board has nominated Francis S. Blake, Stephen F. Bollenbach, John A. Bryant, Deirdre P. Connelly, Leslie D. Hale, William H. Lenehan, Sara Levinson, Terry J. Lundgren, Joyce M. Roché, Paul C. Varga, Craig E. Weatherup, Marna C. Whittington and Annie Young-Scrivner for election as directors. Each nominee is, or will be as of April 1, 2016 in the case of Mr. Lenehan, a current member of the Board. If elected, each of these nominees will serve for a one-year term that will expire at our annual meeting of shareholders in 2017 or until his or her successor is duly elected and qualified. Meyer Feldberg and Joseph Neubauer have reached our mandatory retirement age for directors and are retiring from the Board following the annual meeting.
Information regarding the director nominees is set forth below. Ages are as of March 24, 2016. All directors bring to the Board a wealth of executive leadership experience derived from their service in executive or professional positions with large, complex organizations. The criteria considered and process undertaken by the NCG Committee in recommending qualified director candidates is described below under "Further Information Concerning the Board of Directors - Director Nomination and Qualifications."
Each nominee has consented to being nominated and has agreed to serve if elected. If any nominee becomes unavailable to serve as a director before the annual meeting, the Board may designate a substitute nominee and the persons named as proxies may, in their discretion, vote your shares for the substitute nominee designated by the Board. Alternatively, the Board may reduce the number of directors to be elected at the annual meeting.
The Board recommends that you vote FOR the election of all thirteen of the nominees named above, and your proxy will be so voted unless you specify otherwise.
Nominees for Election as Directors:

FRANCIS S. BLAKE	Current and Past Positions:
Former Chairman and Chief Executive Officer of The Home Depot, Inc.	• Chairman of The Home Depot, Inc. from January 2007 until his retirement in February 2015.
Age: 66	• Chief Executive Officer of The Home Depot, Inc. from January 2007 to November 2014.
Director since: November 2015	• Vice Chairman of The Home Depot, Inc. from October 2006 to January 2007.
Committees: NCG
•  Executive Vice President - Business Development and Corporate Operations of The Home Depot, Inc. from 2002 to January 2007. In this position, Mr. Blake was responsible for the company's real estate, store construction, credit services, strategic business development, growth initiatives, and international and home services businesses.

•  Prior to his affiliation with The Home Depot, Mr. Blake served in a variety of executive positions at General Electric Company from 1992 to May 2001, including as Senior Vice President, Corporate Business Development in charge of all worldwide mergers, acquisitions and dispositions and identification of strategic growth opportunities.

• U.S. Deputy Secretary of Energy from May 2001 to March 2002.
Other Current Directorships:
• Delta Air Lines, Inc.
• The Procter & Gamble Company
Other Previous Directorships During Last Five Years:
• The Home Depot, Inc. (until 2015)
Key Qualifications, Experience and Attributes:

Mr. Blake has extensive leadership experience and expertise as a former Chief Executive Officer and senior executive of large publicly-traded companies with global operations. He has extensive background in strategy and general management of large organizations and significant knowledge of the retail consumer industry, supply chain, merchandising, customer service, growth initiatives, and evolving market practices. Mr. Blake has several years of valuable experience as a public company board member and expertise in finance, risk management, strategy and governance through his service on board committees.

STEPHEN F. BOLLENBACH	Current and Past Positions:
Non-Executive Chairman of the Board of KB Home	• Non-Executive Chairman of the Board of Directors of KB Home, a homebuilding company, since April 2007.
Age: 73	• Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation from May 2004 until his retirement in October 2007.
Director since: June 2007	• Chief Executive Officer and President of Hilton Hotels Corporation from February 1996 to May 2004.
Committees: Audit; Finance	• Prior to his affiliation with Hilton Hotels, he held Chief Financial Officer positions at The Walt Disney Corporation, Marriott Corporation and The Trump Organization.
Other Current Directorships:
• KB Home
• Mondelez International, Inc.
• Time Warner, Inc.
Other Previous Directorships During Last Five Years:
• Moelis & Company (until 2015)
Key Qualifications, Experience and Attributes:

Mr. Bollenbach has many years of leadership experience and expertise as a former Chief Executive Officer or senior executive of several major consumer-oriented companies in the family entertainment, media and hospitality industries. He also has extensive knowledge and experience in finance and investments as a former Chief Financial Officer of several companies. In addition, Mr. Bollenbach has several years of valuable experience as a public company board member and expertise in finance, risk, accounting, strategy and governance through his service on board committees.

JOHN A. BRYANT	Current and Past Positions:
Chairman, President and Chief Executive Officer of Kellogg Company	• Chairman of the Board of Kellogg Company since July 2014 and President and Chief Executive Officer since January 2011.
Age: 50	• Executive Vice President and Chief Operating Officer of Kellogg Company from January 2010 to January 2011.
Director Since: March 2015	• Executive Vice President, Chief Operating Officer and Chief Financial Officer of Kellogg Company from August 2008 through December 2009.
Committees: Audit; Finance	• Executive Vice President and Chief Financial Officer of Kellogg Company and President, Kellogg North America from July 2007 to August 2008.
• Executive Vice President and Chief Financial Officer of Kellogg Company and President, Kellogg International from December 2006 to July 2007.
• Mr. Bryant joined Kellogg Company in 1998 and was promoted during the next eight years to a number of key financial and executive leadership roles.
Other Current Directorships:
• Kellogg Company
Key Qualifications, Experience and Attributes:

Mr. Bryant has many years of leadership experience and expertise as a Chief Executive Officer, Chief Financial Officer and senior executive of a large public company with global operations. He has extensive knowledge and expertise in accounting and financial matters, branded consumer products and consumer dynamics, crises management, international markets, people management, the retail environment and strategy and strategic planning. In addition, Mr. Bryant has several years of valuable experience as a public company board member.

DEIRDRE P. CONNELLY	Current and Past Positions:
Former President, North American Pharmaceuticals of GlaxoSmithKline	• President, North American Pharmaceuticals of GlaxoSmithKline, a global pharmaceutical company, from February 2009 until her retirement in February 2015.
Age: 55	• President - U.S. Operations of Eli Lilly and Company from June 2005 to January 2009.
Director since: January 2008	• Senior Vice President - Human Resources of Eli Lilly and Company from October 2004 to June 2005.
Committees: CMD; NCG	• Vice President - Human Resources of Eli Lilly and Company from May 2004 to October 2004.
• Executive Director, Human Resources - U.S. Operations of Eli Lilly and Company from 2003 to May 2004.
• Leader, Women's Health Business - U.S. Operations of Eli Lilly and Company from 2001 to 2003.
Key Qualifications, Experience and Attributes:

Ms. Connelly has many years of leadership experience and expertise as a senior executive of large publicly-traded companies with global operations. She has extensive knowledge and expertise in strategy, operations, product development, brand marketing and merchandising. In addition, as a former Human Resources executive, Ms. Connelly also has valuable insight in managing a large-scale, diverse workforce.

LESLIE D. HALE	Current and Past Positions:
Chief Financial Officer, Treasurer and Executive Vice President of RLJ Lodging Trust	• Chief Financial Officer, Treasurer and Executive Vice President of RLJ Lodging Trust, a publicly-traded lodging real estate investment trust, since February 2013.
Age: 43	• Chief Financial Officer, Treasurer and Senior Vice President of RLJ Lodging Trust from May 2011 through January 2013.
Director since: January 2015	• Chief Financial Officer and Senior Vice President of Real Estate and Finance of RLJ Development from September 2007 until the formation of RLJ Lodging Trust in 2011.
Committees: Audit; Finance	• Vice President of Real Estate and Finance for RLJ Development from 2006 to September 2007.
• Director of Real Estate and Finance of RLJ Development from 2005 to 2006.

•  From 2002 to 2005, Mrs. Hale held several positions within the global financial services divisions of General Electric Corp., including as a Vice President in the business development group of GE Commercial Finance, and as an Associate Director in the GE Real Estate strategic capital group. Prior to that, she was an investment banker at Goldman, Sachs & Co.

Key Qualifications, Experience and Attributes:

Mrs. Hale has many years of leadership experience and expertise as a senior executive of large public companies. She has extensive knowledge and experience in a wide range of financial disciplines, including corporate finance, treasury, real estate and business development. In addition, through her positions with RLJ Lodging Trust, General Electric and Goldman Sachs, Mrs. Hale also has expertise in investor relations, risk management, long-term strategic planning and mergers and acquisitions.

WILLIAM H. LENEHAN	Current and Past Positions:
President and Chief Executive Officer of Four Corners Property Trust, Inc.	• President and Chief Executive Officer of Four Corners Property Trust, Inc., a real estate investment trust, since August, 2015.
• Special Advisor to the Board of Directors of EVOQ Properties, Inc., an owner of a substantial portfolio of development assets in downtown Los Angeles, California, from June 2012 to 2014.
Age: 39
Director since: April 1, 2016
•  Interim Chief Executive Officer of MI Developments, Inc. (now known as Granite Real Estate Investment Trust), a real estate operating company with a global net lease portfolio, from June 2011 to December 2011.

Committees: Finance
•  Investment Professional at Farallon Capital Management LLC, a global institutional asset management firm, from August 2001 to February 2011. At Farallon Capital Management, Mr. Lenehan was involved with numerous public and private equity investments in the real estate sector.

Other Current Directorships:
• Four Corners Property Trust, Inc.
Other Previous Directorships During Last Five Years:
• Darden Restaurants, Inc. (until 2015) • Gramercy Property Trust Inc. (until 2015) • Stratus Properties, Inc. (until 2015) • Granite Real Estate Investment Trust (until 2011)
Key Qualifications, Experience and Attributes:

Mr. Lenehan has many years of investment and leadership experience in the real estate industry, both in public companies and private assets. Specifically, Mr. Lenehan has relevant experience in monetizing real estate held by operating companies. Mr. Lenehan has several years of valuable experience as a public company executive and board member and expertise in strategy, finance and corporate governance through his service on board committees.

SARA LEVINSON	Current and Past Positions:
Co-Founder and a Director of Katapult	• Co-Founder and a Director of Katapult (formerly known as Kandu), a digital entertainment company making products for today's creative generation, since April 2013.
Age: 65	• Non-Executive Chairman of ClubMom, Inc., an online social networking community for mothers, from October 2002 until February 2008.
Director since: May 1997	• Chairman and Chief Executive Officer of ClubMom from May 2000 through September 2002.
Committees: CMD; NCG	• President of the Women's Group of publisher Rodale, Inc. from October 2002 until June 2005.

•  President of NFL Properties, Inc. from September 1994 through April 2000, where she oversaw a $2 billion consumer products and e-commerce division, corporate sponsorship, marketing, special events, club services and publishing.

Other Current Directorships:
• Harley Davidson, Inc.
Key Qualifications, Experience and Attributes:

Ms. Levinson has many years of leadership experience and expertise as a former senior executive of several major consumer-oriented companies in the publishing, entertainment, and sports licensing industries. She has extensive knowledge and expertise in marketing, merchandising and trademark licensing. In addition, she has expertise in social networking, e-commerce and technology innovation. Ms. Levinson has several years of valuable experience as a public company board member and expertise in strategy, governance and executive compensation through her service on board committees.

TERRY J. LUNDGREN	Current and Past Positions:
Chairman and Chief Executive Officer of Macy's, Inc.	• Chairman of Macy's, Inc. since January 15, 2004 and Chief Executive Officer of Macy's, Inc. since February 26, 2003.
Age: 64	• President of Macy's, Inc. from February 26, 2003 through March 31, 2014.
Director since: May 1997	• President/Chief Operating Officer and Chief Merchandising Officer of Macy's, Inc. from April 15, 2002 until February 26, 2003.
• President and Chief Merchandising Officer of Macy's, Inc. from May 16, 1997 until April 15, 2002.
Other Current Directorships:
• The Procter & Gamble Company
• Federal Reserve Bank of New York
Other Previous Directorships During Last Five Years:
• Kraft Foods Group, Inc. (until 2015)
Key Qualifications, Experience and Attributes:

Mr. Lundgren has extensive leadership experience and consumer products and retail industry knowledge as the Company's Chief Executive Officer. With more than thirty years with the Company, he has significant knowledge of the Company's strategy and operations and expertise in brand marketing, merchandising, e-commerce, including digital marketing, and risk management. In addition, Mr. Lundgren has several years of valuable experience as a public company board member and expertise in governance and executive compensation through his service on board committees.

JOYCE M. ROCHÉ	Current and Past Positions:
Former President and Chief Executive Officer of Girls Incorporated	• President and Chief Executive Officer of Girls Incorporated, a national non-profit research, education and advocacy organization, from September 2000 through May 2010.
Age: 69	• Independent marketing consultant from 1998 to August 2000.
Director since: February 2006	• President and Chief Operating Officer of Carson, Inc. from 1996 to 1998.
Committees: Audit; NCG (chair)	• Ms. Roché also held senior marketing positions with Carson, Inc., Revlon, Inc. and Avon, Inc.
Other Current Directorships:
• AT&T, Inc.
• Dr. Pepper Snapple Group
• Tupperware Corporation
Key Qualifications, Experience and Attributes:

Ms. Roché has extensive leadership experience and expertise as the former Chief Executive Officer of a national nonprofit organization and former senior executive of several consumer products companies. She has extensive knowledge and experience in general management and in the marketing and merchandising areas, as well as financial acumen developed from her executive officer positions. Ms. Roché has several years of valuable experience as a public company board member and expertise in risk, accounting, executive compensation and governance through her service on board committees.

PAUL C. VARGA	Current and Past Positions:
Chairman and Chief Executive Officer of Brown-Forman Corporation	• Chairman of Brown-Forman Corporation, a spirits and wine company, since August 2007 and Chief Executive Officer since 2005.
Age: 52	• President and Chief Executive Officer of Brown-Forman Beverages (a division of Brown-Forman Corporation) from 2003 to 2005.
Director since: March 2012	• Global Chief Marketing Officer for Brown-Forman Spirits from 2000 to 2003.
Committees: CMD; Finance	Other Current Directorships:
• Brown-Forman Corporation
Key Qualifications, Experience and Attributes:

Mr. Varga has many years of leadership experience and expertise as the Chief Executive Officer of a global, publicly-traded consumer products company. He has extensive knowledge and experience in corporate finance, strategy, building brand awareness, product development, marketing, distribution and sales. In addition, Mr. Varga has several years of valuable experience as a public company board member.

CRAIG E. WEATHERUP	Current and Past Positions:
Former Chief Executive Officer of The Pepsi-Cola Company	• Worked with PepsiCo, Inc. for 24 years and served as Chief Executive Officer of its worldwide Pepsi-Cola business and President of PepsiCo.
Age: 70	• Led the initial public offering of The Pepsi Bottling Group, Inc., where he served as Chairman and Chief Executive Officer from March 1999 to January 2003.
Director since: August 1996	Other Current Directorships:
• Starbucks Corporation
Committees: CMD; NCG	Key Qualifications, Experience and Attributes:

Mr. Weatherup has many years of leadership experience and expertise as a former Chief Executive Officer of a global consumer products company with a large and diverse workforce. He has extensive knowledge and experience in brand marketing, distribution, sales and merchandising. In addition, Mr. Weatherup has several years of valuable experience as a public company board member and expertise in finance, risk, executive compensation and governance through his service on board committees.

MARNA C. WHITTINGTON	Current and Past Positions:
Former Chief Executive Officer of Allianz Global Investors Capital
•  Chief Executive Officer of Allianz Global Investors Capital, a successor firm of Nicholas Applegate Capital Management, from 2002 until her retirement in January 2012. Allianz Global Investors Capital is a diversified global investment firm.

Age: 68	• Chief Operating Officer of Allianz Global Investors, the parent company of Allianz Global Investors Capital, from 2001 to 2011.
Director since: June 1993	• Prior to joining Nicholas Applegate in 2001, Dr. Whittington was Managing Director and Chief Operating Officer of Morgan Stanley Investment Management.
Committees: Audit; Finance (chair)	• Dr. Whittington started in the investment management industry in 1992, joining Philadelphia-based Miller Anderson & Sherrerd.
Lead Independent Director	• Executive Vice President and CFO of the University of Pennsylvania, from 1984 to 1992. Earlier, she had been first, Budget Director, and later, Secretary of Finance, for the State of Delaware.
Other Current Directorships:
• Oaktree Capital Group, LLC
• Phillips 66
Key Qualifications, Experience and Attributes:

Dr. Whittington has many years of leadership experience and expertise as a former Chief Executive Officer and senior executive in the investment management industry. She has extensive knowledge and experience in management, and in financial, investment and banking matters. In addition, Dr. Whittington has several years of valuable experience as a public company board member and expertise in finance, risk, accounting, strategy and governance through her service on board committees.

ANNIE YOUNG-SCRIVNER	Current and Past Positions:
Executive Vice President of Starbucks Corporation	• Executive Vice President of Starbucks Corporation since September 2009, with responsibility for global loyalty and digital development since September 2015.
Age: 47	• President of Starbucks' Teavana business from February 2014 to September 2015.
Director since: June 2014	• President of Starbucks Canada from 2012 to 2014.
• President of the Starbucks Tazo Tea business from 2011 to 2013.
Committees: CMD; NCG	• Global Chief Marketing Officer for Starbucks Corporation from 2009 to 2012.
• Chief Marketing Officer and Head of Sales for the Quaker Foods and Snacks division of PepsiCo, Inc. from 2008 to 2009.
• President Greater China, PepsiCo Food & Snacks from 2006 to 2008.

•  Ms. Young-Scrivner joined PepsiCo, Inc. in 1991 as a Route Sales Representative at its Frito-Lay division and held several sales, account management and marketing positions, including serving as Vice President of Sales for Greater China from 2005 to 2006 and Region President of PepsiCo Foods Greater China from 2006 to 2008 for the PepsiCo International operations of PepsiCo, Inc.

Key Qualifications, Experience and Attributes:

Ms. Young-Scrivner has many years of leadership experience and expertise as a senior executive of large consumer product companies with global operations. She has extensive knowledge and experience in international operations, sales, brand marketing, merchandising, human resource management and strategy. In addition, she has expertise in social networking, digital media, e-commerce and technology innovation.

Directors Retiring Following the Annual Meeting:

MEYER FELDBERG, age 74, has been Dean Emeritus and Professor of Leadership and Ethics at Columbia Business School at Columbia University, since June 2004. He is currently on leave of absence from Columbia University and is serving as a Senior Advisor at Morgan Stanley. Professor Feldberg has been a director of Macy's since May 1992. He is also a director of Revlon, Inc. and UBS Funds, and was a director of Primedia, Inc. until 2011 and Sappi Limited until 2012. Professor Feldberg is the Chair of the CMD Committee and a member of the NCG Committee.

JOSEPH NEUBAUER, age 74, was the Chairman of the Board of ARAMARK, a leading provider of a broad range of professional services, including food, hospitality, facility and uniform services, from April 1984 through February 3, 2015. He served as Chief Executive Officer of ARAMARK from February 1983 to December 2003 and from September 2004 to May 2012. Mr. Neubauer has been a director of Macy's since September 1992. He is also a director of Mondelez International, Inc., and was a director of ARAMARK until February 2015 and Verizon Communications, Inc. until May 2014. Mr. Neubauer is the Chair of the Audit Committee and a member of the CMD Committee and the Finance Committee.

FURTHER INFORMATION CONCERNING
THE BOARD OF DIRECTORS
Attendance at Meetings
The Board held eight meetings during the fiscal year ended January 30, 2016, referred to as fiscal 2015. During fiscal 2015, all directors attended more than 75%, in the aggregate, of the total number of meetings of the Board and Board Committees on which such director served.
Director Attendance at Annual Meetings
As a matter of policy, we expect our directors to make reasonable efforts to attend the annual meetings of shareholders. All of the individuals then serving as a Company director attended our most recent annual meeting of shareholders held in May 2015.
Communications with the Board
You may communicate with the full Board, the Audit Committee, the lead independent director, the other Non-Employee Directors, or any individual director by communicating through our Internet website at www.macysinc.com/for-investors/corporate-governance or by mailing such communications to Macy's, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202, Attn: General Counsel. Such communications should indicate to whom they are addressed. We will refer any communications we receive that relate to accounting, internal accounting controls or auditing matters to members of the Audit Committee unless the communication is otherwise addressed. You may communicate anonymously and/or confidentially if you desire. Our Office of the General Counsel will collect all communications and forward them to the appropriate director(s).

Investor Engagement
We communicate regularly with our investors throughout the year to ensure that both management and the Board understand and consider the issues that matter most to our shareholders. We conducted many outreach programs over the last year, including several investor conferences and analyst meetings as well as other meetings with the investor community, one-on-one or small group meetings and telephone calls to discuss, among other topics, the Company's strategy and performance and other governance and business matters. These discussions involved members of senior management and, as appropriate, our lead independent director. Additionally, we offer shareholders a variety of other avenues to communicate with the Company and members of the Board, including through our investor relations website, our quarterly earnings webcasts, and our annual shareholders meeting. We highly value our dialogue with our shareholders and believe such communications help ensure that we understand the perspectives of our many stakeholders.
Director Independence
Our Corporate Governance Principles require that a majority of the Board consist of directors who the Board has determined do not have any material relationship with Macy's and are independent. The Board has adopted Standards for Director Independence to assist the Board in determining if a director is independent. These standards, disclosed on our website at www.macysinc.com/for-investors/corporate-governance, are as follows:

•
The director may not be (and may not have been within the preceding 36 months) an employee and no member of the director's immediate family may be (and may not have been within the preceding 36 months) an executive officer of Macy's or any of its subsidiaries. For purposes of these Standards for Director Independence, "immediate family" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home.

•
Neither the director nor any member of his or her immediate family receives, or has received during any 12-month period within the preceding 36 months, direct compensation of more than $120,000 per year from Macy's or any of its subsidiaries (other than director and committee fees and pension or other forms of deferred compensation for prior service that is not contingent on continued service or, in the case of an immediate family member, compensation for service as a non-executive employee).

•
(A) The director is not a current partner or employee of a firm that is Macy's internal or external auditor; (B) no member of the director's immediate family is a current partner of such a firm; (C) no member of the director's immediate family is an employee of such a firm and personally works on Macy's audit; or (D) neither the director nor any member of his or her immediate family was within the last three years a partner or employee of such a firm and personally worked on Macy's audit within that time.

•
The director is not a current employee and no member of his or her immediate family is a current executive officer of a company that makes payments to, or receives payments from, Macy's for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

•
The director does not serve as an executive officer of a charitable or non-profit organization to which Macy's has made contributions that, in any of the last three fiscal years, exceed the greater of $1 million or 2% of the charitable or non-profit organization's consolidated gross revenues.

•
Neither the director nor a member of the director's immediate family is employed as an executive officer (and has not been so employed for the preceding 36 months) by another company where any of Macy's present executive officers at the same time serves or served on that company's compensation committee.

The Board has determined that each of the following Non-Employee Director nominees qualifies as independent under New York Stock Exchange ("NYSE") rules and satisfies our Standards for Director Independence: Francis Blake, Stephen Bollenbach, John Bryant, Deirdre Connelly, Leslie Hale, William Lenehan, Sara Levinson, Joyce Roché, Paul Varga, Craig Weatherup, Marna Whittington and Annie Young-Scrivner. In addition, both of our retiring Non-Employee Directors (Meyer Feldberg and Joseph Neubauer) qualify as independent.

To assist the Board in making that determination, the NCG Committee reviewed, among other things, each director's employment status and other board commitments and, where applicable, each director's (and his or her immediate family members') affiliation with consultants, service providers or suppliers of the Company, including Ms. Young-Scrivner's affiliation with Starbucks Corporation. Starbucks operates as a licensed department in some of our stores and we receive commission payments in connection with that relationship. We are a licensee of Starbucks in some of our stores and we pay Starbucks royalties in connection with that relationship. The amount of payments represent less than 1% of each of Starbucks' and our annual revenues. This level is significantly below the requirements of the NYSE listing standards for director independence and our Standards for Director Independence, which use a 2% of total revenues threshold. All transactions with Starbucks occur on an arm's length basis in the ordinary course of each company's business. Ms. Young-Scrivner is not involved in the negotiations related to these transactions and does not have any direct or indirect material interest in the transactions. With respect to each other Non-Employee Director, the NCG Committee determined that either the director was not providing goods or services to the Company or that the amounts involved fell below the monetary thresholds set forth in the Standards for Director Independence.
Board Leadership Structure
Our Corporate Governance Principles provide that the Board is free to elect its Chairman and the Chief Executive Officer (CEO) in the manner the Board considers in the best interests of the Company at any given point in time and that these positions may be filled by one individual or by two different individuals. Our Corporate Governance Principles also provide that when the Chairman is not an independent director, the Board will designate a lead independent director.
Our Chairman and CEO functions have historically been performed by a single individual. The Board believes that this leadership model has worked well in the past and, when combined with the current composition of the CEO and the Board, the use of a lead independent director and the other elements of our corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent and effective oversight of our business and affairs.
Mr. Lundgren is an experienced and well-respected retail executive who also has many years of board experience. As CEO he bears the primary responsibility of developing corporate strategy and managing our day-to-day business operations. As a board member, he understands the responsibilities and duties of a director and is well positioned to chair regular Board meetings, provide direction to management regarding the needs, interests and opinions of the Board and help ensure that key business issues and shareholder matters are brought to the attention of the Board. Having Mr. Lundgren serve as both CEO and Chairman promotes unified leadership and direction for both the Board and management.
We have strong corporate governance structures and processes that are intended to ensure that our independent directors will continue to effectively oversee management and key issues such as strategy, risk and integrity. Each of the committees of the Board is comprised solely of independent directors. Consequently, independent directors oversee such critical matters as the integrity of our financial statements, the compensation of management executives, including the CEO, financial commitments for capital projects, the selection and annual evaluation of directors, and the development and implementation of corporate governance programs. Each Board committee routinely has independent sessions among its members without management to discuss issues and matters of concern to the committee.
The Board and each Board committee has complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate. The Non-Employee Directors, all of whom are independent, meet in executive session without management either before or after all regularly scheduled Board meetings to discuss various issues and matters of concern to the Board, including the effectiveness of management, our performance and our strategic plans.
Lead Independent Director. In December 2015, the Board determined to transition from a presiding director structure to that of a lead independent director, with significantly greater duties and responsibilities than the presiding director. Marna Whittington, who was our presiding director, was designated as the lead independent director for a term ending in May 2017.

The Board has adopted a Lead Independent Director Policy. Under this policy, the lead independent director has the following responsibilities:

Functions as Liaison with the Chairman and /or the CEO	Board Membership and Performance Evaluation
Serves as liaison between the independent directors and the Chairman and/or the CEO (although all directors have direct and complete access to the Chairman and/or CEO at any time as they deem necessary or appropriate).
Provides input, when appropriate, to the chair of the Nominating and Corporate Governance Committee with respect to the annual Board and committee evaluation process.
Communicates Board member feedback to the Chairman and/or CEO.	Advises the Nominating and Corporate Governance Committee and Chairman on the membership of the various Board committees and the selection of committee chairpersons.
Meetings of Independent Directors	Shareholder Communication
Has the authority to call meetings of the independent directors.	Is regularly apprised of inquiries from shareholders and involved in correspondence responding to these inquiries when appropriate.
Approves the agenda for executive sessions of the independent directors.	If requested by shareholders or other stakeholders, ensures that he/she is available, when appropriate, for consultation and direct communication.
Presides at Executive Sessions/Committee Meetings	Approves Appropriate Provision of Information to the Board Such as Board Meeting Agendas and Schedules
Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.
Consults with the Chairman on, and approves when appropriate, the information sent to the Board, including the quality, quantity and timeliness of such information, as well as approving meeting agendas.

Facilitates the Board's approval of the number and frequency of Board meetings, and approves meeting schedules to ensure that there is sufficient time for discussion of all agenda items.
The lead independent director is selected from among the Non-Employee Directors. The chair of the NCG Committee and management discuss candidates for the lead independent director position, taking into account the same types of criteria that is considered when discussing candidates for the chair of Board committees (including, among other things, tenure, previous service as a Board committee chair, diverse experience, participation in and contributions to activities of the Board and time commitment). The chair of the NCG Committee recommends for consideration by the NCG Committee a nominee for lead independent director every two years at the regularly scheduled meeting of the NCG Committee in May (or as otherwise required to address any vacancy in such position). If the NCG Committee approves the nominee, it will recommend that the Board elect the nominee as lead independent director at its next regularly scheduled meeting.
Risk Oversight
We have an enterprise risk management program pursuant to which enterprise risks are identified and prioritized. At committee and Board meetings throughout the year, management discusses the risk exposures identified as being most significant to the Company and the related actions that management may take to monitor such exposures. The Audit Committee, in particular, discusses with management the risk assessments and risk management policies relating to a variety of risks, including certain financial, operational, IT and compliance risks. The chairman of the Audit Committee updates the full Board on these discussions.
Compensation Risk Assessment. The CMD Committee considers risks associated with our compensation programs. In addition, as part of its ongoing advisory role to the CMD Committee, the CMD Committee's independent executive compensation consultant, Frederic W. Cook & Co., Inc., referred to as Cook & Co., continually evaluates the potential for unintended risk associated with the design of the executive compensation program.
At the direction of the CMD Committee, Cook & Co. completed a comprehensive review of our compensation programs in fiscal 2010, as well as updated assessments every year thereafter, to determine whether potential risk existed and whether there were design factors that mitigated potential risk areas. Following each such review, including the review carried out in fiscal 2015, Cook & Co. concluded that our compensation programs are well-designed and do not encourage behaviors that could create material risk for the Company. Cook & Co. also noted that there are a number of features in the programs that mitigate risk and protect against perverse behavior and the potential for unintended consequences.

In reaching this conclusion, Cook & Co. noted the following features of our compensation programs:

•	Pay philosophy, peer group and market positioning are appropriate in light of our business model and size relative to our peer group of companies.

•	The programs have an appropriate degree of balance with respect to the mix of cash and equity compensation and measure performance against both annual and multi-year standards.

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Performance goals are set at levels that are sufficiently high to encourage strong performances and support the resulting compensation expense, but within reasonably attainable parameters to discourage pursuit of excessively risky business strategies.

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The performance metrics focus participants on profitable growth, asset efficiency and sustainable long-term shareholder value creation, thereby holding management accountable to achievement of key operational and strategic priorities that support our short- and long-term strategic objectives.

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The CMD Committee has the ability to reduce amounts earned under the annual incentive program to reflect a subjective evaluation of the quality of earnings, individual performance and other factors that should influence earned compensation.

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Meaningful risk mitigators are in place, including substantial stock ownership guidelines, the three-year relative TSR performance goal in the performance share program, compensation clawback provisions, anti-hedging/pledging policies, independent CMD Committee oversight, and the engagement of an independent consultant that does no other work for the Company or management.

Committees of the Board
The following standing committees of the Board were in existence throughout fiscal 2015: the Audit Committee, the CMD Committee, the Finance Committee and the NCG Committee.

AUDIT COMMITTEE	Number of Meetings in Fiscal 2015: 5
The Audit Committee was established in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the NYSE. Its charter is disclosed on our website at www.macysinc.com/for-investors/corporate-governance. As required by the Audit Committee charter, all current members of the Audit Committee are independent under our Standards for Director Independence and NYSE independence standards, as well as applicable SEC rules. The Board has determined that all members are financially literate for purposes of NYSE listing standards, and that Mr. Neubauer and Mr. Bryant qualify as "audit committee financial experts" because of their business experience, understanding of generally accepted accounting principles and financial statements, and educational background.
The responsibilities of the Audit Committee include:

•	reviewing the professional services provided by our independent registered public accounting firm and the independence of such firm prior to initial engagement of the firm and annually thereafter;

•	reviewing the scope of the audit by our independent registered public accounting firm;

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reviewing any proposed non-audit services by our independent registered public accounting firm to determine if the provision of such services is compatible with the maintenance of their independence, and approval of same;

•	reviewing our annual financial statements, systems of internal accounting controls, material legal developments relating thereto, and legal compliance policies and procedures;

•	discussing policies with respect to our risk assessment and risk management;

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reviewing matters with respect to our legal, accounting, auditing and financial reporting practices and procedures as it may find appropriate or as brought to its attention, including our compliance with applicable laws and regulations;

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monitoring the functions of our Compliance and Ethics organization, including review and discussing with management and the Board the organization's reports describing its on-going projects, the status of its communications and training programs, the status of pending compliance issues and other matters;

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reviewing with members of our internal audit staff the internal audit department's staffing, responsibilities and performance, including its audit plans, audit results and actions taken with respect to those results; and

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establishing procedures for the Audit Committee to receive, review and respond to complaints regarding accounting, internal accounting controls, and auditing matters, as well as confidential, anonymous submissions by employees of concerns related to questionable accounting or auditing matters.

See "Report of the Audit Committee" for further information regarding certain reviews and discussions undertaken by the Audit Committee.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE	Number of Meetings in Fiscal 2015: 6
The charter for the CMD Committee is disclosed on our website at www.macysinc.com/for-investors/corporate-governance. As required by the CMD Committee charter, all current members of the CMD Committee are independent under our Standards for Director Independence and NYSE independence standards, as well as applicable SEC rules, are "non-employee directors" under Rule 16b-3 of the Securities Exchange Act of 1934, and are "outside directors" under Section 162(m) of the Internal Revenue Code.
The responsibilities of the CMD Committee include:

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reviewing the salaries of our chief executive officer and other executive officers and, either as a committee or together with the other independent directors (as directed by the Board), setting compensation levels for these executives;

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administering our incentive and stock option plans, including (i) establishing any annual or long-term performance goals and objectives and maximum annual or long-term incentive awards for the chief executive officer and the other executives, (ii) determining whether and the extent to which annual and/or long-term performance goals and objectives have been achieved, and (iii) determining related annual and/or long-term incentive awards for the chief executive officer and the other executives;

•	reviewing and approving the benefits of the chief executive officer and our other executive officers;

•	reviewing and approving any proposed employment agreement with, and any proposed severance, termination or retention plans, agreements or payments applicable to, any of our executive officers;

•	advising and consulting with management regarding our pension, benefit and compensation plans, policies and practices;

•	establishing chief executive officer and key executive succession plans, including plans in the event of an emergency, resignation or retirement; and

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reviewing and monitoring executive development strategies and practices for senior level positions and executives in order to assure the development of a pool of management and executive personnel for adequate and orderly management succession.

FINANCE COMMITTEE	Number of Meetings in Fiscal 2015: 8
The charter for the Finance Committee is disclosed on our website at www.macysinc.com/for-investors/corporate-governance. The Finance Committee charter requires that a majority of the members of the Finance Committee be independent under our Standards for Director Independence, and all current members of the Finance Committee are independent under those standards.

The responsibilities of the Finance Committee include:

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reviewing capital projects and other financial commitments and approving such projects and commitments above $25 million and below $50 million, reviewing and making recommendations to the Board with respect to approval of all such projects and commitments of $50 million and above, and reviewing and tracking the actual progress of approved capital projects against planned projections;

•	reporting to the Board on potential transactions affecting our capital structure, such as financings, refinancings and the issuance, redemption or repurchase of our debt or equity securities;

•	reporting to the Board on potential changes in our financial policy or structure which could have a material financial impact on the Company;

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reviewing the financial considerations relating to acquisitions of businesses and operations involving projected costs above $25 million and below $50 million and approving all such transactions, and recommending to the Board on all such transactions involving projected costs of $50 million and above;

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reviewing the financial considerations relating to dispositions of businesses and operations involving projected proceeds above $50 million, and endorsing and recommending to the Board all such transactions; and

•	reviewing the management and performance of the assets of our retirement plans.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	Number of Meetings in Fiscal 2015: 6
The charter for the NCG Committee is disclosed on our website at www.macysinc.com/for-investors/corporate-governance. As required by the NCG Committee charter, all current members of the NCG Committee are independent under our Standards for Director Independence and NYSE independence standards, as well as applicable SEC rules.
The responsibilities of the NCG Committee include:

•	identifying and screening candidates for future Board membership;

•	proposing candidates to the Board to fill vacancies as they occur, and proposing nominees to the Board for election by the shareholders at annual meetings;

•	reviewing our Corporate Governance Principles and recommending to the Board any modifications that the NCG Committee deems appropriate;

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overseeing the annual evaluation of and reporting to the Board on the performance and effectiveness of the Board and its committees and other issues of corporate governance, and recommending to the Board any changes concerning the composition, size, structure and activities of the Board and the committees of the Board as the NCG Committee deems appropriate based on its evaluations;

•	reviewing and reporting to the Board with respect to director compensation and benefits and making recommendations to the Board as the NCG Committee deems appropriate; and

•	considering possible conflicts of interest of Board members and management and making recommendations to prevent, minimize, or eliminate such conflicts of interest.
The NCG Committee reviews our director compensation program periodically. To help it perform its responsibilities, the NCG Committee makes use of company resources, including members of senior management in our human resources and legal departments. In addition, the NCG Committee engages the services of an independent outside compensation consultant to assist the NCG Committee in assessing the competitiveness and overall appropriateness of our director compensation program.

Director Nomination and Qualifications
Our By-Laws provide that director nominations may be made by or at the direction of the Board. The NCG Committee is charged with identifying individuals qualified to become Board members and recommending such individuals to the Board for its consideration. The NCG Committee is authorized, among other means of identifying potential candidates, to employ third-party search firms. In evaluating potential candidates, the NCG Committee considers, among other things, the following:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	knowledge of the retail industry or other industries relevant to our business;

•	relevant experience and background that would benefit the Company;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual's skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to our needs; and

•	diversity of viewpoints, background, experience and demographics.
The NCG Committee also takes into consideration whether particular individuals satisfy the independence criteria set forth in the NYSE listing standards and our Standards for Director Independence, together with any special criteria applicable to service on various standing committees of the Board. The NCG Committee does not have a formal policy with respect to diversity; however, the Board and the NCG Committee believe that it is desirable that Board members represent diversity of gender, race and national origin as well as diversity of viewpoints, background, experience and demographics.
Since 2006, the NCG Committee has retained an independent director search firm, Heidrick & Struggles, to identify and evaluate potential director candidates based on the qualifications and characteristics described above. The firm provides background information on potential candidates and, if so directed by the NCG Committee, makes initial contact with potential candidates to assess their interest in becoming a director of Macy's. The NCG Committee members, the CEO and, at times, other members of the Board and/or senior management meet with and interview the potential candidates.
Francis Blake was identified by Mr. Lundgren as a potential candidate for director because of, among other attributes, his strong operating, growth and retail experience. William Lenehan was identified by a shareholder as a potential candidate for director because of his extensive real estate development and investment experience. Heidrick & Struggles provided additional background information on each to the NCG Committee. Following background checks and an extensive interview process with other directors and senior management, the NCG Committee recommended to the Board that each be appointed as a Non-Employee Director. The Board appointed Mr. Blake to the Board in November 2015 and appointed Mr. Lenehan to the Board effective April 1, 2016.
The NCG Committee generally identifies nominees by first determining whether the current members of the Board continue to provide the appropriate mix of knowledge, skills, judgment, experience, differing viewpoints and other qualities necessary to the Board's ability to oversee and direct the business and affairs of the Company. The Board generally nominates for re-election current members of the Board who are willing to continue in service, collectively satisfy the criteria listed above and are available to devote sufficient time and attention to the affairs of the Company. When the NCG Committee seeks new candidates for director, it seeks individuals with qualifications that will complement the experience, skills and perspectives of the other members of the Board. The full Board (a) considers candidates that the NCG Committee recommends, (b) considers the optimum size of the Board, (c) determines how to address any vacancies on the Board, and (d) determines the composition of all Board committees.

Below we identify and describe the key experience, qualifications and skills the NCG Committee and Board consider in concluding a director is qualified to serve as a director of the Company. The experience, qualifications, attributes and skills that the Board considered in the re-nomination of our directors are reflected in their individual biographies beginning on page 14 and the skills matrix on the next page. The matrix is a summary; it does not include all of the skills, experiences and qualifications that each director nominee offers, and the fact that a particular experience, skill or qualification is not listed does not mean that a director does not possess it.

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Leadership Experience: Directors with experience in significant senior leadership positions with large organizations over an extended period provide the Company with special insights. Strong leaders bring vision, strategic agility, diverse and global perspectives and broad business insight to the Company. These individuals demonstrate a practical understanding of how large organizations operate, including the importance of succession planning, talent management and how employee and executive compensation is set. They possess skills for managing change and growth and demonstrate a practical understanding of organizations, operations, processes, strategy, risk management and methods to drive growth.

The relevant leadership experience we seek includes a past or current leadership role in a major public company or recognized privately-held entity, especially CEO, president or other senior-level positions; a past or current leadership role at a prominent educational institution or senior faculty position in an area of study important or relevant to the Company; a past elected or appointed senior government position; or a past or current senior managerial or advisory position with a highly visible nonprofit organization.

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Finance Experience: An understanding of finance and related reporting processes is important for directors. We measure our operating and strategic performance by reference to financial goals, including for purposes of executive compensation. In addition, accurate financial reporting is critical to our success. Directors who are financially literate are better able to analyze our financial statements, capital structure and complex financial transactions and ensure the effective oversight of the Company's financial measures and internal control processes.

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Industry Knowledge and Global Business Experience: We seek to have directors with experience as executives, directors or in other leadership positions in areas relevant to the retail industry on a global scale. We value directors with a global business perspective and those with experience in our high priority areas, including consumer products, customer service, licensing, human resource management and merchandising (including e-commerce and other channels of commerce).

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Sales and Marketing Experience: Directors with experience in dealing with consumers, particularly in the areas of marketing, marketing-related technology, advertising or otherwise selling products or services to consumers, provide valuable insights to the Company. They understand consumer needs and are experienced in identifying and developing marketing campaigns that might resonate with consumers, the use of technology and emerging and non-traditional marketing media (such as social networking, viral marketing and e-commerce), and identifying potential changes in consumer trends and buying habits.

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Technology Experience: Directors with an understanding of technology as it relates to the retail industry and/or marketing help the Company focus its efforts in developing and investing in new technologies.

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Public Company Board Experience: Directors who have experience on other public company boards develop an understanding of corporate governance trends affecting public companies and the extensive and complex oversight responsibilities associated with the role of a public company director. They also bring to the Company an understanding of different business processes, challenges and strategies.

Skills Matrix

Area of Experience	Blake	Bollenbach	Bryant	Connelly	Hale	Lenehan	Levinson
Leadership Experience
• CEO/President/senior executive of public company	x	x	x	x	x	x	x
• Senior advisor to leading financial services firm
• Senior government position or appointment	x
• Senior-level executive position with nonprofit organization
• Senior-level executive positions with companies that have grown their businesses through mergers and acquisitions	x	x	x	x	x		x

Finance Experience
• Financially literate	x	x	x	x	x	x	x
• Specific experience in investment or banking matters or as a current or former CFO		x	x		x
• Has served as an audit committee financial expert		x

Industry Knowledge and Global Business Experience
• Senior executive or director of substantial business enterprise engaged in merchandising, licensing, consumer products and/or consumer and customer service	x	x	x	x	x		x
• Experience in human resource management	x		x	x

Sales and Marketing Experience
• Experience in sales and/or marketing, including use of social networking, e-commerce and other alternative channels	x		x	x			x

Technology Experience
• Understanding of technology as it relates to retail and/or marketing	x		x				x

Public Company Board Experience
• Experience on boards other than Macy's	x	x	x			x	x

Area of Experience	Lundgren	Roché	Varga	Weatherup	Whittington	Young-Scrivner
Leadership Experience
• CEO/President/senior executive of public company	x	x	x	x	x	x
• Senior advisor to leading financial services firm					x
• Senior government position or appointment
• Senior-level executive position with nonprofit organization		x			x
• Senior-level executive positions with companies that have grown their businesses through mergers and acquisitions	x		x	x	x	x

Finance Experience
• Financially literate	x	x	x	x	x	x
• Specific experience in investment or banking matters or as a current or former CFO			x		x
• Has served as an audit committee financial expert				x	x

Industry Knowledge and Global Business Experience
• Senior executive or director of substantial business enterprise engaged in merchandising, licensing, consumer products and/or consumer and customer service	x	x	x	x	x	x
• Experience in human resource management	x					x

Sales and Marketing Experience
• Experience in sales and/or marketing, including use of social networking, e-commerce and other alternative channels	x	x	x	x		x

Technology Experience
• Understanding of technology as it relates to retail and/or marketing	x					x

Public Company Board Experience
• Experience on boards other than Macy's	x	x	x	x	x
Collectively, the composition of our Board reflects a wide range of viewpoints, background, experience and demographics, and includes individuals from a variety of professional disciplines in the business and academic sectors, with leadership experience at a variety of well-regarded commercial enterprises, universities and nonprofit organizations.
Director Nominations by Shareholders
The NCG Committee will consider candidates for nomination recommended by shareholders of Macy's and will evaluate such candidates using the same criteria discussed above that it uses to evaluate director candidates identified by the NCG Committee. Shareholders who wish to recommend a candidate for a director nomination should write to the Nominating and Corporate Governance Committee, c/o Dennis J. Broderick, Secretary, Macy's, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202. The recommendation should include the full name and address of the proposed candidate, a description of the proposed candidate's qualifications and other relevant biographical information.
Advance Notice By-Law. The advance notice provision of our By-Laws requires that shareholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of Macy's not less than 60 days prior to the meeting of shareholders. However, in the event that the date of the meeting is not publicly announced by us by inclusion in a report filed with the SEC or furnished to shareholders, or by mail, press release or otherwise more than 75 days prior to the meeting, for notice by the shareholder to be timely, it must be delivered to the Secretary of Macy's not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The advance notice provision requires the nominating shareholder to submit specified information concerning itself and the proposed nominee, including ownership information, name and address, and appropriate biographical information about and qualifications of the proposed nominee.
The chairman of the Board may refuse to acknowledge the nomination of any person not made in compliance with these requirements. Similar procedures prescribed by the By-Laws are applicable to shareholders desiring to bring any other business before an annual meeting of the shareholders. See "Submission of Future Shareholder Proposals."
Proxy Access By-Law. The proxy access provision in our By-Laws was adopted in February 2016. It allows an eligible shareholder or group of no more than 20 eligible shareholders that has maintained continuous ownership of 3% or more of our common stock for at least three years to include in our proxy materials for an annual meeting of shareholders a number of director nominees up to the greater of two or 20% of the directors then in office. An eligible shareholder must maintain the 3% beneficial ownership requirement at least until the annual meeting at which the proponent's nominee will be considered. Proxy access nominees who withdraw or who do not receive at least a 25% vote in favor of election will be ineligible as a nominee for the following two years. If any shareholder proposes a director nominee under our advance notice provision, we are not required to include any proxy access nominee in our proxy statement for the annual meeting.
The proponent is required to provide the information about itself and the proposed nominee(s) that is specified in the proxy access provision of our By-Laws. The required information must be in writing and provided to the Secretary of Macy's not less than 120 calendar days nor more than 150 calendar days prior to the anniversary of the mailing date of the previous year's proxy statement. If the scheduled annual meeting date differs from the anniversary date of the prior year's annual meeting by more than 30 calendar days, the required information must be in writing and provided to the Secretary of Macy's not less than 60 calendar days nor more than 120 calendar days prior to the date of the annual meeting or, in the event that public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, notice must be so received not later than the close of business on the tenth calendar day following the day on which public announcement is first made.
We are not required to include any proxy access nominee in our proxy statement if the nomination does not comply with the proxy access requirements of our By-Laws.
Retirement Policy
Our Corporate Governance Principles provide for a mandatory retirement age for directors of 74. Accordingly, our directors are required to resign from the Board as of the annual meeting following their 74th birthday.
Resignation Policy
The Board does not believe that a Non-Employee Director who retires or experiences an employment position change since becoming a member of the Board should necessarily leave the Board. The Board requires, however, that promptly following such an event, the director notify the NCG Committee in writing and tender his or her resignation to the NCG Committee for consideration. Upon receipt of the notification of a change in status, the NCG Committee reviews the continued appropriateness of the affected director remaining on the Board under the circumstances and recommends to the full Board whether or not to accept the resignation based on its assessment of what is best for the Company and its shareholders.
Corporate Governance Principles and Code of Business Conduct and Ethics
Our Corporate Governance Principles, Non-Employee Director Code of Business Conduct and Ethics, and Code of Conduct are disclosed on our website at www.macysinc.com/for-investors/corporate-governance. Shareholders may obtain copies of these documents and the charters for the Board committees, without charge, by sending a written request to the following address: Secretary, Macy's, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202.

Fiscal 2015 Director Compensation Program
Non-Employee Directors were entitled to receive the following compensation in fiscal 2015:

Type of Compensation	Amount of Compensation

Board Retainer	$70,000 annually
Committee Chair Retainer	$20,000 annually
Committee (non-chair) Member Retainer	$10,000 annually
Lead Independent Director Retainer	$25,000 annually
Equity Grant	Annual award of restricted stock units with a value of $140,000
Matching Philanthropic Gift	Up to $15,000 annually
A Non-Employee Director may elect to defer all or a portion of his or her cash compensation into either stock credits or cash credits under the Director Deferred Compensation Plan. Those amounts are not paid to him or her until service on the Board ends. Stock credits are calculated monthly and shares of Macy's common stock associated with such stock credits are transferred quarterly to a rabbi trust for the benefit of the participating Non-Employee Director. Dividend equivalents on the amounts deferred as stock credits are "reinvested" in additional stock credits. Compensation deferred as cash credits earn interest each year at a rate equal to the yield (percent per annum) on 30-Year Treasury Bonds as of December 31 of the prior plan year.
On the date of the 2015 annual meeting, Non-Employee Directors received a grant of restricted stock units with a market value of approximately $140,000. The restricted stock units vest at the earlier of (i) the first anniversary of the grant or (ii) the next annual meeting of shareholders. Upon vesting, receipt of the restricted stock units is automatically deferred as stock credits under the Director Deferred Compensation Plan. Dividend equivalents on these restricted stock units will be "reinvested" in additional stock credits. The stock credits will be paid out in shares of Macy's common stock six months after the director's service on the Board ends.
Non-Employee Directors and retired Non-Employee Directors may participate in the Company's philanthropic matching gift program on the same terms as all company employees. Commencing with fiscal 2016, Macy's matches up to a total of $1,000 of gifts made by the director to qualifying charities in any calendar year.
Each Non-Employee Director and his or her spouse and eligible dependents receive the same merchandise discount on merchandise purchased at our stores that is available to all regular employees. This benefit remains available to them following retirement from the Board.
Director Retirement Plan
We terminated our retirement plan for Non-Employee Directors on a prospective basis effective May 16, 1997 (the "Plan Termination Date"). Persons who first become Non-Employee Directors after the Plan Termination Date are not entitled to receive any benefit from the plan. Persons who were Non-Employee Directors as of the Plan Termination Date are entitled to receive retirement benefits accrued as of the Plan Termination Date. They are entitled to receive an annual payment equal to the amount of the annual Board retainer earned immediately prior to retirement, payable in monthly installments, commencing at retirement and continuing for the lesser of such person's remaining life or a number of years equal to such person's years of Board service prior to the Plan Termination Date. There are no survivor benefits under the terms of the retirement plan.
Four of the current Non-Employee Directors participate in the plan. If they had retired on December 31, 2015, each would have been entitled to a $70,000 annual payment for the following maximum number of years:

Name	Years

Feldberg	5
Neubauer	5
Weatherup	1
Whittington	4

Fiscal 2016 Director Compensation Program Review
During fiscal 2015, the NCG Committee engaged Cook & Co. to review the design and competitiveness of our compensation program for Non-Employee Directors. Cook & Co. looked at current overall trends in director compensation and analyzed the competitiveness of the current compensation program for Non-Employee Directors using the following 12-company peer group, which is identical to the peer group that the CMD Committee uses in connection with its review of the compensation of the Named Executives: Bed, Bath & Beyond, Dillard's, Gap, J.C. Penney, Kohl's, L Brands, Nordstrom, Ross Stores, Sears Holdings, Target, TJX Companies and Walmart.
Cook & Co. determined that the structure of the Non-Employee Director compensation program continues to be aligned with contemporary investor preferences and peer group policy and, therefore, did not recommend changes to the design of the program. It also determined that the value of our Non-Employee Director total compensation (both cash and equity compensation) continues to approximate the peer group median. The NCG Committee discussed a compensation increase to maintain pace with anticipated market movement, but determined not to recommend any changes to the Non-Employee Director compensation program for fiscal 2016.
Fiscal 2015 Non-Employee Director Summary Compensation Table
The following table reflects the compensation earned by each Non-Employee Director for fiscal 2015 under the fiscal 2015 director compensation program described above. Mr. Lenehan is not included in the table since he was elected to the Board in fiscal 2016 and, therefore, did not receive any compensation during fiscal 2015. Mr. Lundgren does not receive separate compensation for his service as a Director; his compensation is reflected in the 2015 Summary Compensation Table in the section titled "Compensation of the Named Executives for 2015."
2015 NON-EMPLOYEE DIRECTOR SUMMARY COMPENSATION TABLE

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)

Francis S. Blake	19,167	70,002	0	0	89,169
Stephen F. Bollenbach	90,000	139,979	0	161	230,140
John A. Bryant	68,333	139,979	0	12,968	221,280
Deirdre P. Connelly	90,000	139,979	0	3,914	233,893
Meyer Feldberg	100,000	139,979	3,272	22,685	265,936
Leslie D. Hale	82,500	139,979	0	16,295	238,774
Sara Levinson	90,000	139,979	0	7,426	237,405
Joseph Neubauer	110,000	139,979	0	19,999	269,978
Joyce M. Roché	100,000	139,979	0	15,763	255,742
Paul C. Varga	90,000	139,979	0	16,567	246,546
Craig E. Weatherup	90,000	139,979	0	1,482	231,461
Marna C. Whittington	100,000	139,979	0	26,298	266,277
Annie Young-Scrivner	86,667	139,979	0	17,791	244,437

(1)	All cash compensation is reflected in the "Fees Earned or Paid in Cash" column, whether it is paid currently in cash or deferred under the Director Deferred Compensation Plan.

(2)
The Non-Employee Directors other than Mr. Blake received 2,104 restricted stock units on May 15, 2015, valued at $66.53 per share, which was the closing price of our common stock on the grant date. With respect to Non-Employee Directors elected after the annual meeting date, our practice has been to grant restricted stock units valued at 50% of the annual grant if the director is elected within six months after the annual meeting. Mr. Blake received 1,848 restricted stock units on December 10, 2015, valued at $37.88 per share, which was the closing price of our common stock on that date. The following table shows the number of stock options, deferred stock unit credits and restricted stock units held by each of the Non-Employee Directors as of the end of fiscal 2015.

	Stock Options
Name	Exercisable (#)	Unexercisable (#)	Deferred Stock Unit Credits (#)	Restricted Stock Units (#)

Blake	0	0	320	1,848
Bollenbach	25,000	0	51,437	2,104
Bryant	0	0	1,323	2,104
Connelly	20,000	0	18,952	2,104
Feldberg	40,000	0	18,952	2,104
Hale	0	0	0	2,104
Levinson	0	0	47,025	2,104
Neubauer	0	0	123,690	2,104
Roché	30,000	0	48,200	2,104
Varga	0	0	9,409	2,104
Weatherup	20,000	0	84,342	2,104
Whittington	20,000	0	50,145	2,104
Young-Scrivner	0	0	1,985	2,104

(3)
The present value of benefits under the retirement plan for Non-Employee Directors for each individual was determined as a deferred temporary life annuity based on years of Board service prior to May 16, 1997. The present value of benefits was determined using an effective discount rate of 4.23%. Base mortality rates are the RP-2014 White Collar mortality table adjusted to back out estimated mortality improvements from 2006 to the measurement date using MP-2015. Mortality is projected generationally from the measurement date using scale MP-2014. Scale MP-2014 defines how future mortality improvements are incorporated into the projected mortality table and is based on a blend of Social Security experience and the long-term assumption for mortality improvement rates by the Society of Actuaries' Retirement Plans Experience Committee. The calculations assume that the annual cash retainer remains at $70,000 (the retainer at the end of fiscal 2015) and a retirement at age 74, the mandatory retirement age for Directors as of the end of fiscal 2015.

(4)	"All Other Compensation" consists of the items shown below. Merchandise discounts are credited to the Directors' Macy's charge accounts.
.

Name	Merchandise Discount ($)	Matching Philanthropic Gift ($)	Total ($)

Blake	0	0	0
Bollenbach	161	0	161
Bryant	468	12,500	12,968
Connelly	914	3,000	3,914
Feldberg	7,685	15,000	22,685
Hale	1,295	15,000	16,295
Levinson	1,456	5,970	7,426
Neubauer	4,999	15,000	19,999
Roché	763	15,000	15,763
Varga	1,567	15,000	16,567
Weatherup	1,482	0	1,482
Whittington	11,298	15,000	26,298
Young-Scrivner	2,791	15,000	17,791

Director Stock Ownership Guidelines; Hedging/Pledging Policy
In fiscal year 2005, the NCG Committee recommended, and the Board adopted, stock ownership guidelines for Non-Employee Directors. Under these guidelines, Non-Employee Directors are required to accumulate shares of Macy's common stock equal in value to at least five times the annual Board retainer and maintain or exceed that ownership level for their remaining tenure on the Board. As of fiscal 2015, the annual Board retainer is $70,000, so the guideline currently is $350,000 worth of our common stock. Shares counted toward this requirement include:

•	any shares beneficially owned by the director or members of the director's immediate family;

•	restricted stock or restricted stock units before the restrictions have lapsed; and

•	stock credits or other stock units credited to a director's account.
Macy's common stock subject to unvested or unexercised stock options granted to Non-Employee Directors does not count toward the ownership requirement. Non-Employee Directors must comply with these guidelines within five years from the date the director's Board service commenced. Each Non-Employee Director who was initially appointed to the Board prior to fiscal 2014 has satisfied the ownership requirement. In addition to these stock ownership guidelines, the restricted stock units granted to the Non-Employee Director each year are automatically deferred upon vesting under the Director Deferred Compensation Plan until six months after termination of Board service.
The Non-Employee Directors are covered by our policy which prohibits directors, officers and other participants in our long-term incentive plan from engaging in hedging and pledging transactions. The policy is described in greater detail on page 58.

ITEM 2. APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit the books, records and accounts of Macy's for the fiscal year ending January 28, 2017. KPMG LLP and its predecessors have served as our independent registered public accounting firm since 1988, and the Audit Committee considers them well qualified. Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available at the annual meeting to respond to appropriate questions. The Audit Committee has asked the Board to submit to shareholders a proposal asking shareholders to ratify the appointment of KPMG LLP. If the appointment of KPMG LLP is not ratified by shareholders, the Audit Committee will take such action, if any, with respect to the appointment of the independent registered public accounting firm as the Audit Committee deems appropriate.
Fees Paid to Independent Registered Public Accounting Firm
The table below summarizes the fees paid to KPMG LLP during fiscal 2015 and fiscal 2014:

Year	Audit Fees ($)	Audit- Related Fees ($)	Tax Fees ($)	All Other Fees ($)	Total ($)

2015	4,805,000	1,135,950	148,799	0	6,089,749
2014	4,700,000	1,229,300	7,735	334,496	6,271,531
Audit fees represent fees for professional services rendered for the audit of our annual financial statements, the audit of our internal controls over financial reporting and the reviews of the interim financial statements included in our Forms 10-Q.
Audit-related fees represent professional services principally related to the audits of financial statements of employee benefit plans, audits of financial statements of certain subsidiaries and certain agreed upon procedures reports.
Tax fees represent professional services related to tax compliance and consulting services.
All Other Fees for fiscal 2014 represent fees for professional services rendered in connection with an advisory engagement.
The Audit Committee has adopted policies and procedures for the pre-approval of all permitted non-audit services provided by our independent registered public accounting firm. All permitted non-audit services were pre-approved pursuant to this policy. A description of such policies and procedures is attached as Appendix A to this proxy statement and incorporated herein by reference.
The Board recommends that you vote FOR ratification of the appointment of KPMG LLP, and your proxy will be so voted unless you specify otherwise.

ITEM 3. ADVISORY VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION
We are asking shareholders to approve, on an advisory basis, the compensation of our named executive officers (the "Named Executives"), as disclosed pursuant to Securities and Exchange Commission rules, including in the Compensation Discussion & Analysis, the executive compensation tables and related material included in this proxy statement. This proposal, commonly known as a say-on-pay proposal, gives shareholders the opportunity to express their views on our executive compensation program and policies. The vote is not intended to address any specific item of compensation, but rather to address our overall approach to the compensation of our Named Executives described in this proxy statement. In 2015, our say-on-pay proposal received a FOR vote of 96.5%.
The text of the resolution setting forth the proposal is as follows:
RESOLVED, that the shareholders of Macy's, Inc. approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the proxy statement for the Company's 2016 annual meeting of shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis section and the 2015 Summary Compensation Table and related compensation tables and narrative discussion within the "Compensation of the Named Executives for 2015" section of this proxy statement.
We urge you to read the Compensation Discussion & Analysis, which begins on page 39 and discusses how our compensation policies and procedures implement our pay-for-performance compensation philosophy.
We have designed our executive compensation structure to attract, motivate, and retain executives with the skills required to formulate and implement our strategic business objectives and deliver on our commitment to build long-term shareholder value. We believe that our executive compensation program is competitive, strongly focused on pay-for-performance principles and appropriately balanced between risk and rewards. In particular, our program:

•	aligns executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual incentive and long-term incentives;

•
includes a mix of direct compensation elements that emphasizes performance results, with 89% of the targeted compensation for the Chief Executive Officer and approximately 74% on average of the targeted compensation for the other Named Executives being tied to changes in shareholder value and how well the Company performs against its business plans and objectives;

•
delivers annual incentive payouts to executives only when they achieve targeted levels of financial results with respect to three key performance metrics included in our annual business plan - sales, earnings before interest and taxes (EBIT) and cash flow;

•
encourages long-term decision-making by aligning the interests of executives with those of shareholders through equity incentives that are subject to multi-year vesting and/or performance requirements that include financial, operational and strategic objectives as well as changes in absolute and relative shareholder value over time; and

•
includes features that mitigate risks to the Company, including limits on incentive awards, use of multiple performance measures in our incentive plans, substantial stock ownership guidelines, compensation clawback provisions, anti-hedging/pledging policies, independent CMD Committee oversight and engagement of an independent consultant that does no other work for the Company or management.

The vote regarding the compensation of the Named Executives described in this Item 3 is being provided pursuant to Section 14A of the Securities Exchange Act. The vote is also advisory and is therefore not binding on the Company, the CMD Committee or the Board of Directors. Although the vote is non-binding, the Board of Directors and the CMD Committee value the opinions that shareholders express in their votes and will review the voting results and take them into consideration when making future compensation decisions as they deem appropriate.
If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote "FOR" the approval of the compensation of the Named Executives as disclosed in this proxy statement and described in this Item 3.
The Board of Directors unanimously recommends that you vote "FOR" the approval of the compensation of the Named Executives as disclosed in this proxy statement.

COMPENSATION DISCUSSION & ANALYSIS
This Compensation Discussion & Analysis, referred to as the CD&A, describes our overall executive compensation policies and practices and specifically analyzes the total compensation for the following executives, referred to as the Named Executives:

•
Terry J. Lundgren, Chairman and Chief Executive Officer. Mr. Lundgren has been with Macy's for more than 34 years, and has served as our Chief Executive Officer for the last 13 years, making him one of the longest-tenured CEOs in the department stores industry.

•	Karen M. Hoguet, Chief Financial Officer. Mrs. Hoguet has been with Macy's for more than 33 years, and has been our Chief Financial Officer for 18 years.

•
Jeffrey Gennette, President. Mr. Gennette has been with Macy's for more than 32 years. He has been in his current position since March 2014. From February 2009 through February 2014, Mr. Gennette was our Chief Merchandising Officer.

•
Jeffrey A. Kantor, Chief Stores Officer. Mr. Kantor has been with Macy's for more than 33 years. He has been in his current position since February 2015. From February 2012 to February 2015, Mr. Kantor was the Chairman of macys.com. He was macys.com's President for Merchandising from August 2010 to February 2012 and President - Merchandising for Home from May 2009 to August 2010.

•
Peter R. Sachse, Chief Growth Officer. Mr. Sachse has been with Macy's for more than 32 years. He has been in his current position since February 2016. He served as Chief Innovation and Business Development Officer from February 2015 to February 2016 and as Chief Stores Officer from February 2012 to February 2015. He was our Chief Marketing Officer from February 2009 to February 2012 and Chairman of macys.com from April 2006 to February 2012.

These individuals, along with other members of senior management, are responsible for developing and implementing our strategic plans and initiatives and overseeing the day-to-day operations of the Company. Each year, the Compensation and Management Development Committee of the Board, referred to as the CMD Committee, which is made up entirely of independent directors, recommends to the non-employee members of the full Board the compensation for Mr. Lundgren and determines the compensation for the other Named Executives.
Executive Summary
Overview of the performance-based elements of our executive compensation program
The CMD Committee believes in a "pay-for-performance" approach to executive compensation that aligns executive compensation with shareholder interests. This means that a significant portion of an executive's compensation should be at risk and may vary from "targeted" compensation based upon the level of achievement of specified performance objectives and stock price performance.
Our executives are accountable for the performance of the Company and the functions they manage and are compensated based on that performance. Executives are rewarded when defined performance objectives are achieved and value is created for our shareholders. For example,

•
The senior-most executives, including the Named Executives, are held most accountable to shareholders by varying the portion of variable, performance-based pay directly with each executive's level of responsibility:

•
89% of Mr. Lundgren's targeted total direct compensation for fiscal 2015 was delivered through variable incentives in which payout is tied to changes in stock price and pre-determined performance objectives.

•
On average, approximately 74% of the targeted total direct compensation for fiscal 2015 of the other Named Executives was delivered through variable incentives in which payout is tied to changes in stock price and pre-determined performance objectives.

•
We emphasize equity-based long-term incentives to ensure that these executives are focused on longer-term operating and stock price performance in addition to shorter-term goals. The targeted value for long-term incentive awards for the Named Executives other than Mr. Lundgren is approximately twice the targeted value of their annual incentive awards and for Mr. Lundgren is approximately three times the targeted value of such awards.

•
The value received from our variable, performance-based pay, if any, is directly related to our performance and reflects a combination of internal financial measures of success, such as operating income (which represents earnings before interest and taxes, or EBIT), sales, cash flow, return on invested capital (ROIC) and external measurements of success, such as stock price performance on an absolute and relative-to-peers basis.

•
To ensure that costs are affordable and reasonable in relation to our operating results, no payments are made under the annual incentive plan unless we have positive EBIT and achieve a net profit for the fiscal year, even if other performance objectives are met.

•
Equity-based long-term incentive awards are subject to multi-year vesting and/or performance requirements to link compensation to performance measured by achievement of financial, operational and strategic objectives as well as changes in absolute and relative shareholder value over time.

•
To further reinforce the long-term alignment of executive interests with shareholders, we maintain policies that require executives to accumulate and hold substantial amounts of Macy's common stock and we prohibit executives from hedging the risk of such ownership or pledging such shares as collateral. We also maintain a clawback policy that enables the recapture of previously paid cash and equity incentive compensation in certain circumstances involving a financial restatement.

Overview of 2015 operating performance
Fiscal 2015 was a challenging year for us, following six consecutive years of strong financial performance. However, against the backdrop of a challenging macroeconomic environment, unfavorable weather and weaker international tourist sales, we continued to see a strong contribution from the disciplined implementation of our M.O.M. strategies (My Macy's localization, Omnichannel integration and Magic Selling to enhance customer engagement) which we introduced nationwide in 2009. We are always learning from our experiences and have accelerated our response to the changing consumer landscape through the continued evolution of our business model and M.O.M. strategy, and a focus on strengthening our top doors, increasing productivity across all of our stores and rationalizing underperforming locations. During fiscal 2015, we also announced a program to reduce significantly our operating expenses and to reduce capital spending. We also continue to explore new directions for the future, including the addition of Bloomingdale's Outlet and Bluemercury stores, the expansion of Macy's and Bloomingdale's internationally and the piloting of Macy's Backstage stores in off-mall locations and within existing Macy's stores.
Highlights of our fiscal 2015 performance include:
Sales
Total sales for fiscal 2015 were $27.1 billion, down 3.7% from fiscal 2014.

•	Comparable sales on an owned basis in fiscal 2015 were down 3.0%.

•	Comparable sales on an owned plus licensed basis for fiscal 2015 were down 2.5% compared to fiscal 2014.

	2011	2012	2013	2014	2015
Change in Comparable Sales:
On an owned basis	5.3%	3.7%	1.9%	0.7%	(3.0)%
On an owned plus licensed basis	5.7%	4.0%	2.8%	1.4%	(2.5)%

Adjusted EBIT
Adjusted EBIT (operating income) for fiscal 2015 totaled $2.3 billion, or 8.6% of sales, a decline of 19.4% and 170 basis points as a percent of sales over fiscal 2014 on a comparable basis. These amounts exclude impairments, store closing and other costs.

Adjusted EBITDA Margin / ROIC
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, excluding impairments, store closing and other costs) margin was 12.5% in fiscal 2015, compared to an Adjusted EBITDA margin of 14.0% in fiscal 2014.

Return on Invested Capital (ROIC) - a key measure of operating productivity - declined in fiscal 2015. ROIC was 20.1% in fiscal 2015, compared to 22.4% in fiscal 2014.

Adjusted Earnings per Share
Fiscal 2015 Adjusted EPS (earnings per diluted share, excluding impairments, store closing and other costs) were $3.77, down 14.3% from fiscal 2014 on a comparable basis. This was our first year-over-year decline since 2008. Between fiscal 2009-2014, we had double-digit growth in Adjusted EPS each year.

Shareholder Return
The following chart compares the cumulative total shareholder return (TSR) on our common stock with the Standard & Poor's 500 Composite Index, our prior peer group and our new peer group for the period from January 29, 2011 through January 30, 2016, assuming an initial investment of $100 and the reinvestment of dividends, if any. Our prior peer group for purposes of this chart is comprised of Kohl's, Macy's and Nordstrom. The new peer group includes our 12-company executive compensation peer group.

Other Fiscal 2015 Information

•	Our 1-Year, 3-Year and 5-Year Cumulative TSR was (35.0)%, 9.4% and 94.5%, respectively.
•	Our TSR over the last 5 years is above the 73rd percentile compared to our current 12-company peer group over the same 5-year period.
•	The price of our Common Stock decreased by 36.7% over the fiscal 2014 year-end price.
•	We returned $2.5 billion to shareholders through dividends and share repurchases during fiscal 2015.
•	We increased our cash dividend by 15% in fiscal 2015.

We believe that our pay-for-performance philosophy and the design of our executive compensation program strongly support an environment of continuous improvement in our financial and operational results. Please see pages 18 to 21 of the Company's Annual Report on Form 10-K for important information regarding the non-GAAP financial measures presented above.

Summary of 2015 compensation actions
In making decisions regarding the compensation opportunities and amounts earned by the Named Executives in fiscal 2015, the CMD Committee took into account the economic climate, our performance against our fiscal 2015 internal goals, and our relative performance against industry competitors as described above. The CMD Committee took the following specific actions with respect to the compensation of the Named Executives for fiscal 2015:

•
determined that no annual incentive award payments would be made to the Named Executives since fiscal 2015 performance fell below the threshold performance level for pre-determined EBIT, Sales and Cash Flow goals;

•
determined that the Named Executives had earned 48.88% of the targeted number of performance-based restricted stock units granted in fiscal 2013, based on meeting the cumulative EBITDA threshold of $8.25 billion and the level of achievement against average EBITDA margin, average ROIC and relative TSR goals over the three-year (fiscal 2013-2015) performance period;

•	granted performance-based restricted stock units and stock options to the Named Executives, with a mix of 60% performance-based restricted stock units and 40% stock options;

•	increased the long-term incentive award opportunities of the Named Executives to align with market rates and further its pay-for-performance philosophy;

•	provided base salary increases only in connection with an expansion of responsibilities (Mr. Gennette) and a promotion (Mr. Kantor); and

•	approved additional performance-based restricted stock units for Mr. Sachse as a retention incentive and in connection with a re-structuring of his responsibilities.
2016 compensation action
We determined, based on management's recommendation, that no Named Executive will receive an increase in base salary for fiscal 2016.
Shareholder approval of the executive compensation program
We conducted our fifth "say-on-pay" shareholder advisory vote in fiscal 2015. Shareholders representing 96.5% of the votes cast at the 2015 annual meeting supported our executive compensation program, marking the fourth consecutive year of shareholder support in excess of 95%. Given the very strong level of shareholder support and the fact that numerous changes had been made to the overall executive compensation program over the past several years to better align our program with market best practice and to support our evolving business strategy, the CMD Committee determined that our executive compensation program continues to provide a competitive pay package, effectively motivates our Named Executives to achieve our short- and long-term operating objectives and to create sustainable shareholder value over the long-term, and encourages long-term talent retention. Consequently, the CMD Committee did not make any significant changes to the design of our executive compensation program for fiscal 2015.
Recent changes made to the executive compensation program
Over the last several years, the CMD Committee has made changes to the executive compensation program to further align incentive compensation with our financial and strategic objectives, intensify the focus of our senior-most executives on long-term value creation, enhance the efficiency of our executive compensation program and ensure consistency with executive compensation "best practices".

WHAT WE DO AND DON'T DO

We align executive compensation with the interests of our shareholders	✓	Focus on performance-based compensation (page 49)
	✓	Pay well-aligned with performance (pages 40-43)
	✓	Annual risk assessment of executive compensation program (page 24)
	✓	Robust stock ownership guidelines for directors and executive officers (pages 36 and 58)

Our executive compensation program is designed to avoid excessive risk taking	✓	Use multiple performance objectives for both annual and long-term incentive plans (pages 52 and 54)
	✓	Measure performance against both annual and multi-year standards (pages 51 and 54)
	✓	Set performance goals at levels high enough to encourage strong performance, but within reasonably attainable parameters to discourage excessive risk taking (pages 52 and 54)
	✓	Cap on performance-based compensation (pages 51 and 54)

We adhere to executive compensation best practices	✓	Provide modest perquisites with reasonable business rationale (page 56)
	✓	Annual say-on-pay vote (page 38)
	✓	CMD Committee comprised of independent directors (page 26)
	✓	Include a relative-to-peer TSR metric for performance-based restricted stock units (page 55)
	✓	Provide for recoupment of cash and equity incentive compensation in certain circumstances (page 57)
	✓	Prohibit hedging and pledging transactions by directors and executive officers (pages 36 and 58)
	✓	Utilize a compensation consultant that is independent of management (page 46)
	✓	Provide a reasonable post-employment change-in-control plan (page 57)
	X	Do not provide excise tax gross ups upon a change in control
	X	Do not provide individual employment contracts (page 71)
	X	Do not reprice or buyout for cash underwater stock options (page 63)
	X	Do not provide individual change-in-control agreements (page 71)
Objectives of Our Executive Compensation Program
Our overall compensation program is performance-driven and designed to support the needs of our business by:

•	Providing competitive and reasonable compensation opportunities;

•	Focusing on results and strategic objectives;

•	Fostering a pay-for-performance culture;

•	Attracting and retaining key executives; and

•	Balancing risk and reward and ensuring accountability to shareholders.

The Key Elements of the Executive Compensation Program
The Named Executives' fiscal 2015 compensation consisted principally of the following components:

Element	Description	Purpose
Base Salary	Fixed compensation component. Reviewed annually and adjusted if and when appropriate.
Market-driven base-line compensation is targeted at a level necessary to attract and retain high-quality talent and ensure a sustainable level of fixed costs; amount recognizes differences in positions and/or responsibilities as well as experience and individual performance over the long term. Generally, executives who are new in their roles are positioned lower in the competitive range, while those with more experience are positioned higher in the range to reflect their greater skill set relative to the external benchmark and sustained contribution over time.

Annual Incentive Awards	Variable compensation component. Performance-based cash award opportunity. Amounts actually earned will vary based on our performance.	Aligns compensation with business strategy and operating performance by rewarding achievement of short-term (annual) financial targets.
Long-Term Incentive Awards
Variable compensation component, generally granted annually as a combination of performance-based restricted stock units and stock options. Amounts actually earned will vary based on stock price appreciation and, in the case of performance-based restricted stock units, our financial performance and absolute and relative TSR.

Opportunities for ownership and financial reward in support of our longer-term financial goals and stock price growth; also supports retention and, consequently, succession planning. Provides a link between compensation and long-term shareholder interests as reflected in changes in stock price.

In addition to the Long-Term Incentive Awards described above, the CMD Committee occasionally grants other types of awards, such as time-based restricted stock or time-based restricted stock units, in special circumstances to support recruitment, succession planning, shareholder alignment and retention objectives.

We also provide health and welfare plans and retirement plans that promote employee health and support employees in attaining financial security. In addition, the Named Executives are eligible for severance benefits that provide a reasonable range of income protection in the event employment is terminated without cause or following a change in control, support our executive retention goals and encourage their independence and objectivity in considering potential change-in-control transactions. The Named Executives are also provided certain other benefits and limited perquisites. See the "Other Benefits and Programs Under the Executive Compensation Program" discussion later in this CD&A.
The Process for Setting Executive Compensation
The role of the CMD Committee, its consultant and management
CMD Committee.    The CMD Committee administers the executive compensation program for senior executives, which includes the Named Executives. In addition to overseeing our annual incentive and long-term incentive plans, the CMD Committee also oversees our benefit plans and policies, and ensures that appropriate succession plans are in place for the chief executive officer and other key executive positions. When making decisions regarding our executive compensation program, the CMD Committee considers, among other things,

•	our compensation philosophy,

•	our financial and operating performance,

•	compensation policies and practices for our employees generally, and

•	practices and executive compensation levels within peer companies.

The CMD Committee's primary goals are to support organizational objectives and shareholder interests, emphasize the pay-for-performance linkage of our executive compensation program and ensure that our executive compensation programs are appropriately competitive. For a more complete description of the responsibilities of the CMD Committee, see "Further Information Concerning the Board of Directors - Committees of the Board" and the charter for the CMD Committee posted on our website at www.macysinc.com/for-investors/corporate-governance.
Compensation Consultant.    Since fiscal 2008, the CMD Committee has directly engaged an outside independent executive compensation consultant, Frederic W. Cook & Co., Inc., or Cook & Co., to assist the CMD Committee with executive compensation matters. Cook & Co. provides no services to the Company other than those provided directly to or on behalf of the CMD Committee and, as described on page 34, to or on behalf of the Nominating and Corporate Governance Committee. The CMD Committee has assessed the independence of Cook & Co. pursuant to the New York Stock Exchange listing standards and SEC rules and is not aware of any conflict of interest that would prevent Cook & Co. from providing independent advice to the CMD Committee concerning executive compensation matters.
Cook & Co. attends meetings of the CMD Committee at the request of the Committee, meets with the CMD Committee in executive session without the presence of management and frequently communicates with the chairman of the CMD Committee with regard to emerging issues and other matters to be considered by the CMD Committee.
Cook & Co. provides guidance to the CMD Committee on compensation matters. The services provided by Cook & Co. include review and advice relating to:

•	the design of our annual and long-term incentive plans, including the degree to which the incentive plans support our business strategy and balance risk-taking with potential reward;

•	the setting of performance objectives;

•	peer group pay and performance comparisons;

•	the competitiveness of compensation provided to our key executives;

•	changes to the Named Executives' compensation levels;

•	the design of other forms of key executive compensation and benefits programs; and

•	the preparation of public filings related to executive compensation, including this CD&A and the accompanying tables and footnotes.
As part of the CMD Committee's responsibility to review the extent to which the overall compensation program may encourage employees to take risks that could have a material adverse impact on shareholder value, Cook & Co. conducted a comprehensive review of our overall compensation programs in fiscal 2010 and has updated the analysis annually thereafter and reviewed it with the CMD Committee. As described in "Compensation Risk Assessment" on page 24, Cook & Co. concluded that our compensation programs are well-designed and do not encourage behavior that could create material risk for the Company. The CMD Committee also uses the services of the Company's and the Board's outside counsel.
Management.    The CMD Committee also makes use of company resources, including senior executives in our human resources, legal and finance departments. These executives provide input and contribute to the development of proposals regarding the design, operation, objectives and values of the various components of compensation in order to provide appropriate performance and retention incentives for the senior management group, including the Named Executives. These executives may also attend and contribute to CMD Committee meetings from time to time as requested by the CMD Committee or its chairman. Our human resources department engages a compensation consultant, Hay Group, to provide various calculations, comparator group data and general market data to be used by management in its compensation-related analyses.
Mr. Lundgren also participates in the executive compensation program process. At the beginning of a fiscal year, Mr. Lundgren meets with each of his direct reports, including the other Named Executives, to set their individual performance objectives for the fiscal year. Those objectives consist of matters such as meeting key financial and other business goals and effectively managing their business unit or corporate function. Following the end of the fiscal year, Mr. Lundgren reviews the performance of each of his direct reports against Company and individual performance objectives and the individual's contribution to our performance. Mr. Lundgren takes an active part in CMD Committee discussions of compensation involving his direct reports, including the other Named Executives. He provides input on such matters as individual performance and the size, scope and complexity of their positions and recommendations with respect to the amount and composition of their compensation opportunities. Human resources executives, with the assistance of Cook & Co., under the direction of the CMD Committee, provide the CMD Committee with data and analyses and annually prepare information to help the CMD Committee in its consideration of such recommendations. Mr. Lundgren does not participate in the portions of CMD Committee or Board meetings during which his compensation is discussed.

The compensation review process
With respect to the Named Executives, the CMD Committee annually reviews base salary, annual incentive award payments and equity awards at its March meeting, at which time all financial and other performance results for the prior fiscal year are available and individual and Company performance against applicable targets can be measured.
The targeted total direct compensation of the Named Executives other than Mr. Lundgren is generally intended to approximate the median of the 12-company peer group of retailers listed below, which is the level that the CMD Committee has determined is aligned with the market. Actual positioning of targeted compensation may be above or below the median based on many factors, including the executive's experience, skill set, scope of responsibilities and tenure. The Named Executives' targeted total direct compensation (base salary, target annual incentive and grant date value of long-term incentive awards) for fiscal 2015 approximated the median of the peer group practice. Actual total direct compensation realized will vary from targeted compensation based upon the level of achievement of short- and long-term operating performance objectives, stock price performance and the Company's total shareholder return relative to the peer companies. In evaluating the compensation of the Named Executives, the CMD Committee takes into account the executive's time in position, pay history and the value contributed by that position and the executive and reviews the compensation of other senior executives to ensure that the compensation is internally consistent and equitable.
The targeted total direct compensation for Mr. Lundgren is generally intended to approximate the 75th percentile of the peer group companies, and his fiscal 2015 targeted total direct compensation approximated the 75th percentile. Mr. Lundgren's compensation is strongly tied to our performance, with 100% of his annual incentive and long-term incentive compensation delivered in the form of variable awards that are based on our financial performance and changes in our stock price. The CMD Committee and the Board believe that Mr. Lundgren's compensation opportunity is supported by our size relative to the peers as measured primarily on annual revenue and market capitalization, both of which fall between the median and 75th percentile. The CMD Committee and the Board also believe that Mr. Lundgren's compensation positioning is supported by his experience and long tenure as a CEO, as well as his performance, leadership and expected future contributions to the Company. Recent highlights of Mr. Lundgren's tenure as CEO:

•	We have grown from being a $15 billion regional department store company to a national omnichannel retailer with more than $27 billion in sales.

•	We have grown our digital business, accomplishing annual double-digit increases in online sales over the past several years.

•	We completed the acquisition of Bluemercury, which added new capabilities to our beauty business.

•	We developed and launched Macy's Backstage and Bloomingdale's Outlet as an off-price strategy.

•
We have become a customer-centric organization that embraces localization, a seamless omnichannel blend of stores, online and mobile, and more meaningful customer engagement on the selling floor and all other customer interactions.

Although fiscal 2015 was a disappointing year for us, our strategic initiatives have been successful, as indicated by the following financial results over the last several years.

•
Adjusted EBITDA increased more than 13% and 90 basis points as a percent of sales from fiscal 2011 to 2014. We achieved our long-term goal of 14% Adjusted EBITDA margin rate level in 2014. Although the Adjusted EBITDA margin rate fell below 14% in fiscal 2015, we are taking actions to re-attain that level over time.

($ in millions)	2011	2012	2013	2014	2015
Adjusted EBITDA	$3,471	$3,715	$3,786	$3,923	$3,388
Adjusted EBITDA as a percent to net sales	13.1%	13.4%	13.6%	14.0%	12.5%

•	Adjusted Diluted EPS increased approximately 53% from fiscal 2011 to 2014. The year-over-year decline in Adjusted Diluted EPS in fiscal 2015 was our first year-over-year decline since 2008.

	2011	2012	2013	2014	2015
Adjusted Diluted EPS	$2.88	$3.46	$4.00	$4.40	$3.77
Percentage change over prior year	36.5%	20.1%	15.6%	10.0%	(14.3)%

•
Comparable sales on an owned basis increased for four consecutive years, from fiscal 2011 to fiscal 2014. In addition, comparable sales on an owned plus licensed basis have grown by approximately 2.2% annually from fiscal 2011 to fiscal 2015.

	2011	2012	2013	2014	2015
Change in Comparable Sales:
On an owned basis	5.3%	3.7%	1.9%	0.7%	(3.0)%
On an owned plus licensed basis	5.7%	4.0%	2.8%	1.4%	(2.5)%

•
Our stock price has reacted favorably during this time period on both an absolute and relative-to-peers basis, with total shareholder return over the last five years of 94.5%, which is above the 73rd percentile versus our 12-company peer group over the same five-year period.

Please see pages 18 to 21 of the Company's Annual Report on Form 10-K for important information regarding the non-GAAP financial measures presented above.
The use of market comparison data
With respect to fiscal 2015 compensation, the CMD Committee used comparative compensation data of the following peer group of 12 publicly-traded retail companies to assess the competitiveness of our executive compensation levels and opportunities, and in determining the individual components of compensation, compensation practices, and the relative proportions of each component of compensation:

Bed, Bath & Beyond	Kohl's	Sears Holdings
Dillard's	L Brands	Target
Gap	Nordstrom	TJX Companies
J.C. Penney	Ross Stores	Walmart

We selected this peer group in 2013 with input from Cook & Co., taking into consideration a variety of factors, including revenue, market capitalization, total assets, number of employees, Global Industry Classification Standard, business model, product and customer base, and whether the company competes with us with respect to product, customers and/or executive talent. We review our peer group annually.

As of October 2015, our net income and assets were above the 75th percentile of the peer group companies. Our revenue, market capitalization and number of employees were between the median and 75th percentile of these peer group companies.

($ in millions)	Revenue (1)	Net Income (1)	Market Cap (2)	Total Assets (3)	Number of Employees (4)
75th Percentile:	$28,121	$1,064	$33,028	$13,614	196,500
Median:	15,204	826	11,673	9,568	125,500
25th Percentile:	11,967	112	7,595	6,766	70,300

Macy's	$27,574	$1,321	$16,874	$22,086	166,900
Macy's Percentile Rank	73%	83%	60%	84%	68%
Data Source: Standard & Poor's Capital IQ, as of October 31, 2015
(1)    Most recently reported four quarters.
(2)    As of October 31, 2015.
(3)    Most recently reported quarter.
(4)    Most recently reported fiscal year.

Competitive Analyses.    As part of the fiscal 2015 compensation planning process, the CMD Committee asked Cook & Co. to review the design of our annual and long-term incentive programs and prepare a competitive analysis of the compensation of the Named Executives. The materials prepared by Cook & Co. included:

(i)
an analysis of the design of our annual incentive and long-term incentive programs in relation to our financial and strategic priorities, human resources objectives and market practice to determine whether changes were appropriate,

(ii)	a competitive analysis of the targeted total direct compensation for the Named Executives, including base salary, annual incentives and long-term incentives, and

(iii)
a competitive assessment of our long-term incentive grant practices, including a review of share usage (shares granted in equity plans as a percentage of weighted-average outstanding shares) and potential dilution relative to peer group practice and a fair value transfer analysis that measured the aggregate cost of long-term incentives as a percent of market capitalization and revenue.

Cook & Co. determined that our incentive compensation programs continue to be well designed and reward profitable growth and appreciation in shareholder value through successful execution of the My Macy's initiative and related strategies and financial objectives on both an absolute and a relative basis. Based on this review, the CMD Committee determined that no material changes to the design of the annual incentive and long-term incentive programs for fiscal 2015 were required.
With regard to changes to targeted pay levels,

•
The Board increased Mr. Lundgren's targeted long-term opportunity (from $8.215 million to $10 million) to position his targeted total direct compensation at approximately the 75th percentile of the executive compensation peer group and further ensure that increases in his compensation are directly linked to Company longer-term operating and stock price performance. No changes were made to Mr. Lundgren's base salary or annual incentive award opportunity for fiscal 2015 and, as a result, his targeted total direct compensation opportunity increased by approximately 14% for fiscal 2015.

•
The CMD Committee approved increases to the targeted total direct compensation for Mr. Gennette in connection with the expansion of his responsibilities relating to the Company's merchandise planning function and for Mr. Kantor in connection with his promotion to Chief Stores Officer.

◦
The CMD Committee increased Mr. Gennette's base salary from $950,000 to $1 million, his target annual incentive award opportunity from 100% to 125% of base salary (with corresponding changes to his threshold and maximum award opportunities) and increased his targeted long-term incentive award opportunity from $1.8 million to $2.7 million. As a result of these changes, approximately 80% of Mr. Gennette's targeted total direct compensation for fiscal 2015 was tied to performance objectives and changes in stock price.

◦	The CMD Committee increased Mr. Kantor's base salary from $690,000 to $775,000 and increased his targeted long-term incentive award opportunity from $900,000 to $1.325 million.

•
At its March 2015 meeting, the CMD Committee continued its emphasis on performance-based pay and increased the targeted long-term incentive award opportunity for the Named Executives (other than Mr. Lundgren and Mr. Gennette) from $1.325 million to $1.415 million to position their targeted opportunity at approximately the median of the executive compensation peer group. As a result of this change, approximately 70% of their targeted total direct compensation for fiscal 2015 was tied to performance objectives and changes in stock price.

•
At its March 2015 meeting, the CMD Committee approved an additional $1 million grant of performance restricted stock units to Mr. Sachse as a retention incentive and in connection with a re-structuring of his responsibilities.

Pay-for-performance compensation mix
In recognition of the ability of executive officers to directly influence our overall performance, and consistent with our philosophy of linking pay to performance, the largest portion of the Named Executives' compensation is variable, at-risk pay. The actual amounts realized may vary from "targeted" compensation based upon the level of achievement of specific corporate objectives, stock price performance and the Company's TSR relative to the peer companies. Total compensation and the amount of each element are driven by the design of our executive compensation program, the executive's years of experience, the scope of his or her duties and internal comparability.
The CMD Committee has established guidelines for annual performance-based incentive awards and for long-term performance-based equity incentive awards. Based on the combination of the annual incentive and long-term award guidelines, 74% to 89% of the Named Executives' targeted total direct compensation (salary, annual incentive and grant date value of long-term incentive awards) for fiscal 2015 was delivered through variable incentives in which payout is tied to changes in stock price and predetermined performance objectives.
Equity-based long-term incentive awards, which for fiscal 2015 consisted of performance-based restricted stock units (60% of the total long-term incentive grant date value) and stock options (40% of the total long-term incentive grant date value), represent the largest element of pay for the Named Executives. These percentages are consistent with our compensation philosophy of focusing on sustained financial results and strategic initiatives and fostering a pay-for-performance culture.
The targeted total direct compensation mix we used for fiscal 2015 for Mr. Lundgren and the other Named Executives is illustrated below. This mix of short- and long-term compensation components provides sufficient rewards to motivate near-term performance, while at the same time providing significant incentives to keep our executives focused on longer-term corporate goals that drive shareholder value.

CEO Targeted Pay Mix	Salary	Annual Incentive	Performance Restricted Stock Units	Stock Options	Total
% of Total Compensation	11.2%	19.0%	41.9%	27.9%	100%
Cash vs. Equity	30.2%		69.8%		100%
Short-Term vs. Long-Term	30.2%		69.8%		100%
Fixed vs. Performance-Based	11.2%	88.8%			100%

Other Named Executives Targeted Pay Mix (average)	Salary	Annual Incentive	Performance Restricted Stock Units	Stock Options	Total
% of Total Compensation	26.1%	23.2%	30.4%	20.3%	100%
Cash vs. Equity	49.3%		50.7%		100%
Short-Term vs. Long-Term	49.3%		50.7%		100%
Fixed vs. Performance-Based	26.1%	73.9%			100%
Fiscal 2015 Compensation and Analysis
Base Salary
Members of senior management earn a base salary that is competitive and consistent with their position, skill level, experience, knowledge and length of service with the Company. Base salary is intended to aid in the attraction and retention of talent in a competitive market and is generally aligned with market median, although actual salaries may be higher or lower as a result of various factors, including those referred to above as well as our performance results, the broad economic climate in which the Company operates, internal pay equity and attributes and circumstances that are specific to particular individuals. Base salaries of senior management are reviewed by the CMD Committee in March of each year, as well as at the time of promotion or significant changes in responsibility.
Following the conclusion of fiscal 2014, management, with input from Cook & Co. and Mr. Lundgren, prepared for the CMD Committee a summary of the total compensation package then in effect for each Named Executive and a proposed total compensation package for fiscal 2015 for each Named Executive. The proposed fiscal 2015 compensation packages for the Named Executives other than Mr. Lundgren reflected the increases in base salaries shown in the table below. Based on Mr. Lundgren's recommendation, the CMD Committee approved salary increases for fiscal 2015 for Mr. Gennette and Mr. Kantor. For Mr. Gennette, the increase reflects the expansion of his responsibilities relating to the

Company's merchandise planning function. For Mr. Kantor the increase reflects his promotion in fiscal 2015 to the Chief Stores Officer position.
2015 Base Salary Increases

Name	FY 2015 Salary (000s)	FY 2014 Salary (000s)	% Increase
Lundgren	$1,600	$1,600	0%
Hoguet	$900	$900	0%
Gennette	$1,000	$950	5.26%
Kantor	$775	$690	12.32%
Sachse	$900	$900	0%
Annual Incentive
The Named Executives participated in the Senior Executive Incentive Compensation Plan, referred to as the Incentive Plan, in fiscal 2015. The Incentive Plan aligns executive compensation with our business strategy and operating performance objectives and is designed to motivate executives to meet or exceed annual corporate financial goals that are established by the CMD Committee and approved by the full Board.
The CMD Committee approved the annual performance goals for the fiscal 2015 annual incentive in March 2015 after the Board approved our fiscal 2015 business objectives and strategies. When setting fiscal 2015 performance goals, the CMD Committee considered the current economic conditions, potential events that could impact future sales and earnings levels and our performance relative to the performance of the peer companies. As discussed below, the CMD Committee set goals that were challenging yet reasonable, and would increase shareholder value if achieved.

Maximum Annual Incentive Opportunity.    The Named Executives become eligible for a maximum annual incentive award based on a percentage of EBIT achieved for the fiscal year. The maximum potential award for Mr. Lundgren for fiscal 2015 is equal to 0.45% of EBIT and the maximum potential award for each of the other Named Executives is equal to 0.25% of EBIT. No annual incentive award, however, can exceed the Incentive Plan's per-person maximum of $7 million.
For purposes of determining performance results, EBIT is adjusted to eliminate the effects of asset impairments, restructurings, acquisitions, divestitures, other unusual or infrequently occurring items, store closing costs, unplanned material tax law changes and/or assessments and the cumulative effect of tax or accounting changes, as determined in accordance with generally accepted accounting principles, as applicable. If EBIT is positive, a portion of each dollar of EBIT is used to determine the participant's maximum award. If EBIT is negative, no incentive awards are paid.
The CMD Committee selected EBIT as the performance metric to ensure that the maximum potential payout is determined as a percentage of controllable profit. Excluding interest and taxes ensures that profit is defined based on operating results that the Named Executives can directly influence. The CMD Committee set the percentages of EBIT for the Named Executives at a level sufficient to enable reasonable award levels under all possible scenarios.
Reduction of the Maximum Annual Incentive Award.    In determining actual incentive awards made under the Incentive Plan, the CMD Committee has the discretion to, and has in the past, paid actual incentive awards which are lower than the maximum awards described above. The CMD Committee may reduce the maximum incentive awards based on a "targeted" annual incentive award opportunity established for each Named Executive under the Incentive Plan and our overall performance during the fiscal year measured against pre-established financial goals or on such alternative or additional factors, if any, as it may deem appropriate.
The targeted annual incentive award opportunities for the Named Executives are expressed as a percent of year-end base salary and actual awards may range from 0% to 260% of the "target" award, not to exceed the maximum as determined under the above-referenced EBIT formula, depending upon actual performance relative to the pre-determined goals, as shown in the chart below (and on such alternative or additional factors, if any, as the CMD Committee deems appropriate). The calculation of performance results may be adjusted to eliminate the effects of asset impairments, restructurings, acquisitions, divestitures, other unusual or infrequently occurring items, store closing costs, unplanned material tax law changes and/or assessments and the cumulative effect of tax or accounting changes, as determined in accordance with generally accepted accounting principles, as applicable. The targeted annual incentive award opportunities are interpolated for performance results falling between "threshold" and "target" and between "target" and "outstanding".

		Annual Incentive as a % of Base Salary
Position	Component	Threshold	Target	Outstanding
Chief Executive Officer	EBIT $	18.1%	90.7%	272.1%
	Sales $	18.1%	56.7%	124.7%
	Cash Flow $	9.1%	22.6%	45.2%
	Total	45.3%	170.0%	442.0%

President	EBIT $	13.3%	66.7%	200.1%
	Sales $	13.3%	41.7%	91.7%
	Cash Flow $	6.6%	16.6%	33.2%
	Total	33.2%	125.0%	325.0%

Other Named Executives	EBIT $	8.0%	40.0%	120.0%
	Sales $	8.0%	25.0%	55.0%
	Cash Flow $	4.0%	10.0%	20.0%
	Total	20.0%	75.0%	195.0%

The CMD Committee selected the following levels of EBIT, Sales and Cash Flow as the financial goals for fiscal 2015 under the Incentive Plan for purposes of the targeted annual incentive opportunity for the Named Executives:

		Performance Range ($ in millions)
Performance Metric	Weight	Threshold	Target	Outstanding
EBIT	53.3%	85% of Target	$2,916	120% of Target
Sales	33.3%	98% of Target	$29,208	101% of Target
Cash Flow	13.3%	$50 below Target	$1,310	$150 above Target
Reasons for Selecting These Metrics.    The Incentive Plan financial metrics focus executives on maximizing growth, operating profit dollars and cash flow.

•
The EBIT measure focuses the executives on maximizing operating income and is a good indicator of how effectively our annual business objectives and strategies, which focus on growth in profits, are being executed.

•
Sales, a priority for retailers, are a measure of growth and provide opportunities for the achievement of various other financial measures, including EBIT and cash flow. The Sales target under the Incentive Plan includes sales of departments licensed to third parties and excludes certain items that are included in externally reported sales under GAAP, including licensed department income, shipping and handling fees and sales to third-party retailers.

•	Cash Flow is indicative of the manner in which our operating activities, together with our investing activities, actually generate cash.
The heavier weighting for the EBIT and Sales objectives reflects our emphasis on profitable growth. The performance levels of EBIT, Sales and Cash Flow are determined annually, consistent with the economic environment at the time our annual business objectives and strategies are finalized and are set to help the Company achieve its longer term average EBITDA margin and average ROIC objectives under the long-term incentive program discussed below. These performance levels are intended to be aggressive but realistic, such that achieving threshold levels would represent minimum acceptable performance and achieving maximum levels would represent outstanding performance. The targeted Sales objective is based to a significant degree on an assumption regarding sales growth relative to projected General Merchandise, Apparel and Home Furnishings (GAF) growth. The sales growth assumption is based on recent history and is adjusted for the risks and opportunities that are embedded in our merchandising strategies. Because gaining market share with respect to sales is an important objective of ours, we attempt to ensure that the Sales target will maximize our opportunities to do so. We then plan our EBIT/EBITDA and cash flow objectives to be consistent with a targeted EBITDA margin rate of 14%, our stated credit ratio goals and our desire to be an investment-grade company.

Fiscal 2015 Annual Incentive Awards.    At its March 22, 2016 meeting, the CMD Committee determined the actual incentive awards to be paid to the Named Executives for fiscal 2015 performance.
Based on our financial results for fiscal 2015, the CMD Committee determined that we achieved positive EBIT (adjusted as described below) of $2.249 billion. This resulted in a maximum potential incentive award of $10.120 million for Mr. Lundgren (0.45% of EBIT) and $5.622 million for each of the other Named Executives (0.25% of EBIT), in all instances subject to the Incentive Plan's per-person maximum of $7 million.

Consistent with the design of the annual incentive award program described above, the CMD Committee exercised its discretion to reduce the maximum potential incentive awards, based on the level of achievement of the EBIT, Sales and Cash Flow metrics, as adjusted as described below in relation to amounts reported in our audited financial statements. The CMD Committee adjusted EBIT for costs associated with unplanned store closings and asset impairment charges, for costs associated with an unplanned restructuring and cost reduction program, and the impact of the sale of a store in Brooklyn and launch of Macy's China operations which were not contemplated in the business plan. The CMD Committee adjusted Sales to account for unplanned store closings and the launch of Macy's China operations. The CMD Committee adjusted Cash Flow to account for the impact of the unplanned sale of the Brooklyn store and the launch of operations in China. However, none of the adjustments raised the level of achievement of a metric to the threshold level of performance. Consequently, no Named Executive received an annual incentive award payment with respect to fiscal 2015 performance.

	2015 Performance ($ in millions)		Annual Incentive Payout as a % of Base Salary
Annual Incentive Component	Results	Achievement Level	Lundgren	President	Other Named Executives
EBIT $	$2,249	Below Threshold	0.00%	0.00%	0.00%
Sales $	$27,806	Below Threshold	0.00%	0.00%	0.00%
Cash Flow $	$772	Below Threshold	0.00%	0.00%	0.00%

Total			0.00%	0.00%	0.00%
Long-term equity compensation
The equity compensation awards made to the Named Executives in fiscal 2015 consisted of performance-based restricted stock units and stock options. A description of each type of award, with relevant definitions, begins on page 63. The long-term incentive program is designed to align the interests of the Company and its executives with those of its shareholders.
How Awards are Determined.    The CMD Committee, taking into account the recommendations of Cook & Co., established a target dollar amount for total long-term compensation for the performance period beginning with fiscal 2015 for each Named Executive. The target amounts are consistent with median (75th percentile for Mr. Lundgren) long-term incentive opportunities provided by our peer group companies, and also take into account prior-year opportunities. The CMD Committee determined that the target 2015 long-term compensation for the Named Executives would be allocated as follows:

•	60% in performance-based restricted stock units that vest after a three-year performance period only if we meet pre-determined financial performance and relative TSR goals; and

•	40% in stock options that vest in installments over a four-year period and have value only if our stock price increases over the grant price of the options.
The value given to the equity compensation awards by the CMD Committee are estimates, and are not intended to be predictive of the actual value that the Named Executives might realize from the awards. The amount they ultimately realize will be based on our financial performance, relative TSR and stock price performance.
Reasons for This Mix of Long-term Awards.    The CMD Committee established this mix of equity awards to support several important objectives, including focusing key employees, including the Named Executives, on the following items:

•	establishing a direct link between compensation and the achievement of our long-term financial objectives and returns to shareholders on both absolute and relative basis;

•
the achievement of longer-term goals related to our three key strategies (the My Macy's localization initiative, driving the omnichannel business and embracing customer centricity, including engaging customers on the selling floor through the Magic Selling program); and

•	enhancing retention by mitigating the impact of fluctuations in the price of the common stock with the use of performance-based restricted stock units in combination with stock options.
The CMD Committee believes this mix provides a reasonable balance between stock price performance and longer-term operating and strategic performance.
Performance-Based Restricted Stock Units.    The CMD Committee determines the number of performance-based restricted stock units required to deliver the targeted award value (60% of the fiscal 2015 long-term incentive award opportunity) to the Named Executives by dividing the targeted award dollar value by the closing price of Macy's common stock on the date of the grant.
Maximum Award Opportunity.    A maximum award of 150% of the target award of performance-based restricted stock units is funded following the end of the three-year (fiscal 2015-2017) performance period if cumulative EBITDA earned over the performance period is at least $8.5 billion. In determining the actual number of units to be paid, the CMD Committee has the discretion to reduce the maximum award based on our performance against pre-established performance objectives, as explained below.

Determination of Actual Award.    Subject to the attainment of the $8.5 billion cumulative EBITDA threshold over the three-year (fiscal 2015-2017) performance period, the awards granted in fiscal 2015 may pay out from 0% to 150% of the target award opportunity based on our performance against average EBITDA margin, average ROIC, and relative TSR objectives over the three-year performance period (as such calculations are described beginning on page 63), as follows:

	EBITDA Margin (50% weight)		ROIC (30% weight)*		Relative TSR (20% weight)*
Performance Level*	3-Year Average	Vesting %	3-Year Average	Vesting %	3-Year TSR vs. Peers	Vesting %
Outstanding	≥ 14.7%	150%	≥ 24.0%	150%	≥ 75.0%	150%
	14.6%	135%
	14.5%	120%
	14.4%	110%
Target	14.3%	100%	23.6%	100%	50.0%	100%
	14.2%	97.5%
	14.1%	95%
	14.0%	90%
	13.9%	80%
	13.8%	70%
	13.7%	60%
Threshold	13.6%	50%	22.0%	50%	35.0%	50%
Below Threshold	< 13.6%	0%	< 22.0%	0%	< 35.0%	0%

*	Straight-line interpolation will apply to performance levels between the ones shown.
If the $8.5 billion cumulative EBITDA threshold is not attained, no awards are payable regardless of our performance against the average EBITDA margin, average ROIC and relative TSR metrics. Performance levels for each metric are based on our long-term business objectives and strategies and historic performance of key business competitors.
Reasons for Selecting These Metrics.    The CMD Committee selected these performance metrics because they are closely monitored by investors and are the key drivers of long-term sustainable shareholder value creation. In addition, the average EBITDA margin and average ROIC metrics complement the EBIT, Sales and Cash Flow measures used in the annual incentive plan by focusing executives on efficient use of assets and profitable growth.

•
With respect to EBITDA margin, the Company has long stated to investors that its objective is to achieve an EBITDA margin rate of 14%, consistent with historic peak profit levels for the Company and above that of our key competitors.

•
ROIC is a measure of investment productivity and the efficiency in which assets are employed in the operation of the business. It is a very important measure of our performance over time because capital decisions need to be evaluated over an extended period. That is why we include it in our long-term incentive plan and not in our annual incentive plan.

•
Relative TSR is a good measure of shareholder value creation, especially when measured on a consistent basis over extended periods of time. In addition, peer-to-peer measurement is viewed as an executive compensation "best practice" by many proxy advisory firms and corporate governance experts. The CMD Committee determined that TSR should be measured against that of the compensation peer group since that group includes our primary competitors for business, talent and investor capital and results in a consistent group being used internally for pay and performance comparisons. The 20% weighting given to the relative TSR metric ensures that a meaningful amount of the grant is subject to relative TSR results.

Stock Options.    The CMD Committee determines the number of stock options required to deliver the targeted value (40% of the fiscal 2015 long-term incentive award opportunity) by dividing the targeted award dollar value by the Black-Scholes value for the common stock on the grant date. Stock options are granted at the closing price of Macy's common stock on the date of the grant, vest 25% on each of the four anniversaries following the grant date and have a term of 10 years. Any value that the Named Executives may realize from stock option grants is wholly dependent upon share price appreciation after the date of the grant and, furthermore, only to the extent that share price appreciation is sustained over the required service vesting period and thereafter during the term of the option.
Fiscal 2015 Equity Awards.
Awards Granted in 2015.    At its March 27, 2015 meeting, the CMD Committee granted the number of stock options and target number of performance-based restricted stock units to the Named Executives that are reflected in the 2015 Grants of Plan-Based Awards table on page 62.
Awards Earned in 2015.    The three-year (fiscal 2013-2015) performance period for the performance-based restricted stock units granted to the Named Executives in fiscal 2013 expired as of the end of fiscal 2015. In February 2016, the CMD Committee determined that cumulative EBITDA earned over the performance period exceeded the applicable $8.25 billion threshold, resulting in the maximum award of 150% of the target award being funded. The CMD Committee exercised its discretion to then determine the number of performance-based restricted stock units that would be paid based on our average EBITDA margin, average ROIC and relative TSR performance objectives over the three-year performance period, as follows:

	EBITDA Margin (50% weight)		ROIC (30% weight)		Relative TSR (20% weight)
Performance Level*	3-Year Average	Vesting %	3-Year Average	Vesting %	3-Year TSR vs. Peers	Vesting %
Outstanding	≥ 14.6%	150%	≥ 24.0%	150%	≥ 75.0%	150%
Target	14.3%	100%	23.6%	100%	50.0%	100%
Threshold	13.6%	50%	22.0%	50%	35.0%	50%
Below Threshold	< 13.6%	0%	< 22.0%	0%	< 35.0%	0%
* Straight-line interpolation applies to performance levels between the ones shown.
Our average EBITDA margin was at the threshold level of performance (13.6)%, our average ROIC was below the threshold level of performance (21.2%) and our TSR was between the target and outstanding levels of performance (59.7%) versus the peer group over the three-year (fiscal 2013-2015) performance period, which resulted in 48.88% of the targeted number of the units being paid. For the fiscal 2013-2015 performance period, the peer group consisted of the following 10 companies: Dillard's, Gap, J.C. Penney, Kohl's, L Brands, Nordstrom, Sears Holdings, Target, TJX Companies and Walmart. See the 2015 Option Exercises and Stock Vested table on page 67.

Other Benefits and Programs Under the Executive Compensation Program
Benefits
We provide certain limited executive benefits to senior executives, including the Named Executives, to fulfill particular business purposes. In general, these benefits make up a very small percentage of total compensation for the Named Executives.
Supplementary Executive Retirement Plan.    The Named Executives participate in the Company's supplementary executive retirement plan. This plan supplements the pension benefits provided to the Named Executives under our cash account pension plan, and takes into account compensation that the tax rules do not permit the cash account pension plan to take into account. The plan was closed to new participants in January 2012 and benefits under the plan were frozen effective as of December 31, 2013. As a result, no Named Executive has accrued an additional benefit under the plan since fiscal 2013.
Executive Deferred Compensation Plan.    Through December 31, 2013, we provided executives the opportunity to defer receiving income under the Executive Deferred Compensation Plan (EDCP), generally until after they terminate their employment. This benefit offered tax advantages to eligible executives, permitting them to defer payment of their compensation and defer taxation on that compensation until the deferred amounts are paid to the executives. Effective January 1, 2014, the EDCP was replaced with the Macy's, Inc. Deferred Compensation Plan. Amounts deferred under the EDCP will continue to earn interest or dividend equivalents, but participants may no longer defer compensation under the plan.
Macy's, Inc. Deferred Compensation Plan.    Effective January 1, 2014, the Named Executives became eligible to participate in the Macy's, Inc. Deferred Compensation Plan. This plan operates in a manner similar to our 401(k) Plan and provides for income deferral and Company matching contribution opportunities with respect to compensation in excess of amounts eligible for such opportunities under our 401(k) Plan.
Car and Driver Program.    Pursuant to a recommendation resulting from an independent third-party security study, we provide Mr. Lundgren with the services of a car and driver for commuting in New York City, for certain business travel and for personal use. This benefit is to ensure the personal safety of Mr. Lundgren, who maintains a significant public role as the leader of Macy's. The benefit also allows Mr. Lundgren to work productively during his commute.
Business Club.    The Named Executives are offered Company-paid membership at business clubs for the purpose of conducting business on behalf of Macy's. This benefit provides the Named Executives with access to appropriate settings for business networking and other business functions and meetings. Any meal or other expenses incurred at the club that are not business-related are the responsibility of the Named Executives.
Company Airplane.    Except as described below, Company-owned aircraft are generally used for Company business only. Mr. Lundgren travels extensively on Company business while overseeing our Macy's, Bloomingdale's and Bluemercury omnichannel operations, which include approximately 870 stores in 45 states, the District of Columbia, Guam and Puerto Rico. In addition to the use of Company-owned aircraft for business, we encourage Mr. Lundgren to use Company-owned aircraft for personal flights as well. This ensures the safety and security of Mr. Lundgren and his family and enables him to conduct business more efficiently and securely before, during and after flights. As a result of the enhanced safety and efficiency associated with personal use of the aircraft, the CMD Committee believes that the value accruing to the Company more than offsets the incremental costs that Macy's incurs to make the aircraft available for Mr. Lundgren's personal use and therefore is an efficient form of compensation for him. Mr. Lundgren is required to reimburse the Company to the extent that the calculated costs associated with his personal usage of Company-owned aircraft in a fiscal year exceeds $75,000 in the aggregate.

Severance Benefits
Executive Severance Plan and Change-in-Control Plan.    To enable us to offer competitive total compensation packages to key executives, as well as to ensure the retention, independence and objectivity of these individuals when considering potential takeovers that may create uncertainty as to their future employment with the Company, the CMD Committee (and the Non-Employee Directors with respect to Mr. Lundgren) approved an executive severance plan and a change-in-control plan, referred to as the CIC Plan, in October 2009.
Based on information provided by Cook & Co., the CMD Committee believes that these plans provide payouts that are within a percentage of our market capitalization that is consistent with commonly accepted practice and provide a level of benefits that are estimated to be within a reasonable range of severance protection based on competitive practices with respect to comparable positions. The CMD Committee believes that the benefits provided under these plans are appropriate and are consistent with our objective of attracting and retaining highly-qualified executives.
In addition, the CMD Committee believes that the CIC Plan provides us with certain protections, specifically to retain key executives prior to or following a change in control and to ensure key executives maintain their focus on the interests of shareholders when making decisions during a potential or actual change-in-control transaction. In setting the severance benefit level under the CIC Plan, the CMD Committee does not consider the wealth accumulated by the Named Executives under prior compensation awards or benefit plans. The CMD Committee does not believe that it is appropriate to base routine salary and incentive compensation decisions on the potential effect they may have under change-in-control arrangements that may never be triggered.
For a detailed description of the benefits provided under these plans, see the discussion of the executive severance plan on page 71 and the discussion of the CIC Plan that begins on page 71.
Other change-in-control provisions.    Our deferred compensation programs provide for accelerated benefits in the event of a change in control, which affect all participants in those programs, as well as the Named Executives. If a change in control were to occur, deferred compensation plan stock credit units and cash account balances would immediately become payable. This reassures executives that they will receive previously deferred compensation because decisions as to whether to provide these amounts are not left to the management and directors in place following a change in control.
All equity awards granted in 2010 and thereafter are subject to "double trigger" vesting in the event of a change in control, consistent with current corporate governance "best practices". Under a "double trigger" approach, vesting accelerates only if a participant's employment terminates without cause or for good reason within a set period of months following a change in control. However, if such awards are not assumed or replaced on an equitable basis by the successor employer, they will immediately vest upon the effectiveness of the change in control.

Significant Policies and Additional Information Regarding the Executive Compensation Program
Recovery of prior compensation
The CMD Committee has the discretion to require a participant

(i)	in the Incentive Plan, including the Named Executives, to repay income, if any, derived from the annual incentive, and

(ii)	in the long-term incentive compensation program, including the Named Executives, to repay income derived from performance restricted stock units or stock options, if any, in the event of a restatement of our financial results within three years after any such payments to correct a material error that is determined by the CMD Committee to be the result of executive fraud or intentional misconduct. The CMD Committee will review these provisions to ensure compliance with any rules or regulations that may be adopted by the SEC or NYSE during 2016 to implement Section 10D of the Securities Exchange Act, added by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Stock ownership guidelines
During fiscal 2006, the Board adopted stock ownership guidelines for certain executives of Macy's, including the Named Executives. During 2010, the Board adopted revised guidelines that reflect the new management structure put in place to implement the My Macy's localization initiatives. The revised guidelines also increased the required ownership level for the Chief Executive Officer to 6x base salary from 5x base salary. Under the revised guidelines, specified executives are required to own Macy's stock, as follows:

Position	Ownership Guideline
Chief Executive Officer (CEO)	6 x base salary
Executive Committee (other than the CEO)	3 x base salary
Executive Vice President - Corporate Officer (other than the Controller) and Business Unit Principal	1 x base salary
Shares counted toward the ownership requirement consist of:

•	Macy's stock beneficially owned (directly or indirectly) by the executive or owned jointly with any immediate family member of the executive;

•	Any stock credits or other stock units credited to an executive's account through deferrals under our deferred compensation program or otherwise;

•	Time-based restricted stock or restricted stock units granted to the executive, whether or not vested;

•	Time-based stock credits during the performance and holding periods under our stock credit plans;

•	Performance-based stock credits during the holding periods that follow the performance periods under the stock credit plans; and

•	The executive's proportionate share of the Macy's stock fund under our 401(k) Plan.
Macy's common stock subject to unvested or unexercised stock options does not count toward the ownership requirement. Performance-based restricted stock or performance-based restricted stock units do not count toward the ownership requirement during the performance period. Executives are expected to comply with the guideline that applied to them prior to the 2010 revisions by the later of August 1, 2011 or within five years from the date first becoming subject to the guideline. An executive is expected to comply with the revised guidelines by the later of February 1, 2016 or the first Monday in March following the five-year anniversary the executive first becomes eligible to receive a payout of performance-based restricted stock or restricted stock units under our long-term incentive plan. Stock ownership is measured as of the first Monday in March of each fiscal year. As of the 2015 measurement date, each Named Executive had complied with, and continues to comply with, the guideline that applied to him or her prior to the 2010 revisions.
Hedging/Pledging Policy
We have adopted a policy which prohibits directors and participants in our long-term incentive plan from engaging in transactions designed to hedge against the economic risks associated with an investment in our common stock or pledging our common stock in borrowing transactions. These individuals may not engage in the purchase or sale of put and call options, short sales and other hedging transactions designed to minimize the risk of owning Macy's common stock. In addition, these individuals may not pledge shares of our common stock as collateral for a loan, including, without limitation, in a margin account.
Timing of equity awards
The CMD Committee generally approves annual equity-based grants at its March meeting, which is generally scheduled at least two years in advance of the meeting. The March meeting occurs after financial results for the Company are available - at least three weeks after we release our year-end earnings. In addition to the annual grants, the CMD Committee may approve equity-based grants on a limited basis on other dates in special circumstances, such as to newly- hired executives, or to executives promoted into positions eligible for such grants or to retain executives important to the success of the Company.

Tax considerations
The CMD Committee considers the deductibility for federal income tax purposes under Section 162(m) of the Internal Revenue Code in the design of our compensation programs. Section 162(m) places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to the Named Executives (other than the Chief Financial Officer). There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements defined by the IRS. Annual incentive awards, stock option awards and performance-based restricted stock and performance-based restricted stock unit awards generally are performance-based compensation meeting those requirements and, as such, are expected to be fully deductible, but no assurance can be given that any such compensation will in fact be fully deductible under all circumstances. The CMD Committee balances the desirability to qualify for such deductibility with the Company's need to maintain flexibility in compensating executive officers in a manner designed to promote its corporate goals and compensation objectives. As a result, the CMD Committee may elect to provide compensation that is not deductible in order to achieve these goals and objectives. Consequently, portions of the total compensation program may not be deductible under Section 162(m), including, for example, the portion of base salary of some of the Named Executives in excess of $1 million and any time-based restricted stock or time-based restricted stock units.

Accounting
In our financial statements, we record salaries and performance-based cash compensation incentives as expenses in the amount paid, or to be paid, to the Named Executives. Accounting rules also require us to record an expense in our financial statements for equity-based awards, even though equity awards are not paid as cash to employees. We expense all equity-based awards in accordance with ASC Topic 718. In evaluating the design of our variable incentive plans, the CMD Committee considers the accounting costs attributable to alternative approaches to ensure that financial efficiency is maximized.

COMPENSATION COMMITTEE REPORT
The Compensation and Management Development (CMD) Committee has reviewed and discussed the Compensation Discussion & Analysis with Macy's management. Based on the review and discussions referred to above, the CMD Committee recommended to the Board that the Compensation Discussion & Analysis be included in Macy's Annual Report on Form 10-K and proxy statement.
The foregoing report was submitted by the CMD Committee and shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.
Respectfully submitted,
Meyer Feldberg, Chairperson
Deirdre P. Connelly
Sara Levinson
Joseph Neubauer
Paul C. Varga
Craig E. Weatherup
Annie Young-Scrivner

COMPENSATION OF THE NAMED EXECUTIVES FOR 2015
The following table summarizes the compensation of our principal executive officer, principal financial officer and our three other most highly-compensated executive officers, collectively referred to as the "Named Executives." In accordance with SEC disclosure requirements, the amounts in the "Stock Awards" and "Option Awards" columns reflect the grant date values of equity awards.
2015 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)

Terry J. Lundgren	2015	1,600,000	5,798,617	3,999,984	0	106,940	189,783	11,695,324
Chairman and Chief Executive Officer	2014	1,600,000	5,008,425	3,285,990	2,556,200	3,813,691	232,914	16,497,220
	2013	1,600,000	4,762,258	3,100,000	1,850,200	620,250	98,263	12,030,971

Karen M. Hoguet	2015	900,000	820,474	565,985	0	0	53,722	2,340,181
Chief Financial Officer	2014	895,833	807,766	529,993	634,900	697,866	46,923	3,613,281
	2013	870,833	814,173	529,995	446,900	128,865	1,250	2,792,016

Jeffrey Gennette	2015	1,000,000	1,565,593	1,079,999	0	0	21,444	3,667,036
President	2014	937,500	1,097,357	719,988	892,900	634,832	48,235	4,330,812
	2013	870,833	814,173	529,995	446,900	389,935	1,250	3,053,086

Jeffrey A. Kantor	2015	775,000	820,474	565,985	0	0	46,217	2,207,676
Chief Stores Officer

Peter R. Sachse	2015	900,000	1,786,859	565,985	0	0	53,722	3,306,566
Chief Growth Officer (5)	2014	895,833	807,766	529,993	634,900	649,490	46,923	3,564,905
	2013	870,833	814,173	529,995	446,900	248,728	1,250	2,911,879

(1)
The amounts in this column for fiscal 2015 include the fair value for performance-based restricted stock units awarded in fiscal 2015 determined by using a weighted average grant date price for the common stock of approximately $61.51 per share, assuming the "target" number of units is earned. Assuming that the "maximum" number of units is earned, the grant date fair value amounts for the performance-based restricted stock units would be $8,697,926 for Mr. Lundgren, $2,348,389 for Mr. Gennette, $2,680,288 for Mr. Sachse and $1,230,711 for each of the other Named Executives. See footnote (4) to the 2015 Grants of Plan-Based Awards table.

(2)
The amounts in this column reflect the grant date value of stock options determined using the Black-Scholes option pricing model in accordance with ASC Topic 718. See footnote (4) to the 2015 Grants of Plan-Based Awards table for the assumptions used in making this determination.

(3)
We did not pay above-market interest under our executive deferred compensation plan in 2015, therefore, the amounts reflected in this column relate to pension benefits only. The amounts reflected for fiscal 2015 in this column represent the change in the actuarial present value of accumulated pension benefits under our cash balance pension plan (CAPP) and supplementary executive retirement plan (SERP) in fiscal 2015. The assumptions used in determining the present value of benefits are the same assumptions used for financial reporting purposes. The present value of benefits was determined using a PBO effective discount rate of 4.17% for the CAPP and 4.23% for the SERP. For the CAPP, base mortality rates are determined using the RP-2014 Blue Collar mortality table adjusted to back out estimated mortality improvements from 2006 to the measurement date using MP-2014, and then projected forward to the measurement date using MP-2015. For the SERP, base mortality rates are determined using the RP-2014 White Collar mortality table adjusted to back out estimated mortality improvements from 2006 to the measurement date using MP-2014, and then projected forward to the measurement date using MP-2015. Mortality is projected generationally from the measurement date using scale MP-2015 for both the CAPP and SERP. Scale MP-2015 defines how future mortality improvements are incorporated into the projected mortality table and is based on a blend of Social Security experience and the long-term assumption for mortality improvement rates by the Society of Actuaries' Retirement Plans Experience Committee. The assumed retirement age used for these calculations was the normal retirement age of 65, as defined by the plans, and each Named Executive was assumed to retire at the normal retirement age.

(4)    Included in “All Other Compensation” for fiscal 2015 is the incremental cost to Macy's of the following perquisites made available to the Named Executives:

Name	Aircraft Usage (a) ($)	Car Programs (b) ($)	Company-paid Group Life Insurance Premium ($)	DCP Matching Contribution ($) (c)	401(k) Matching Contribution ($)	Total ($)

Lundgren	33,810	10,506	0	136,192	9,275	189,783
Hoguet	0	0	0	44,447	9,275	53,722
Gennette	0	0	0	12,169	9,275	21,444
Kantor	0	0	2,305	34,637	9,275	46,217
Sachse	0	0	0	44,447	9,275	53,722

(a)
Mr. Lundgren is the only Named Executive who is permitted to make personal use of company aircraft. The amount shown for aircraft usage is calculated based on the cost of fuel and other variable costs associated with the particular personal flights. Mr. Lundgren's wife and/or other guests accompany him on some flights. There are no additional incremental costs associated with their travel on those flights. Mr. Lundgren is required to reimburse the Company to the extent that the calculated incremental costs associated with his personal usage of Company aircraft exceed $75,000 in the aggregate. For purposes of calculating the incremental costs associated with Mr. Lundgren's personal usage of Company aircraft:

•	Flights were deemed business or personal based on whether there was a business purpose for the flight.

•	If a trip was deemed personal, ferry flights, if any, were included as personal.

•
If a trip included both business and personal destinations, we included as personal the excess, if any, of the aggregate expenses for the trip over the costs of flying to and from the originating airport to the business destination or destinations.

(b)
The amount shown reflects the costs relating to personal use by Mr. Lundgren of a dedicated car and driver that the Company makes available to him for safety reasons pursuant to the recommendation of a third-party security study. The incremental cost calculation for personal use of the car and driver includes driver overtime, tolls, gratuities, lodging for the drivers, maintenance and fuel costs incurred in connection with such personal use.

(c)
The amounts shown reflect Company matching contributions on salary and/or annual incentive awards deferred under the Company's Deferred Compensation Plan ("DCP"). Such deferred amounts are matched in the same manner and at comparable rates as under the Company's 401(k) Plan.

(5)
Mr. Sachse served as the Company's Chief Innovation and Business Development Officer during fiscal 2015. Effective as of the beginning of fiscal 2016, the Board elected him to the position of Chief Growth Officer.

Plan-Based Awards
The following table sets forth certain information regarding the annual incentive plan and stock options and other equity awards granted during fiscal 2015 to each of the Named Executives.
2015 GRANTS OF PLAN-BASED AWARDS

Name	Award Type	Grant Date for Equity-Based Awards	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards; Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maxi-mum ($)(1)	Threshold (#)	Target (#)(2)	Maxi-mum (#)
Lundgren	Annual Incentive	n/a	724,800	2,720,000
	PRSUs	3/27/2015					94,265				5,798,617
	Stock Options	3/27/2015							192,492	63.65	3,999,984

Hoguet	Annual Incentive	n/a	180,000	675,000
	PRSUs	3/27/2015					13,338				820,474
	Stock Options	3/27/2015							27,237	63.65	565,985

Gennette	Annual Incentive	n/a	332,000	1,250,000
	PRSUs	3/27/2015					25,451				1,565,593
	Stock Options	3/27/2015							51,973	63.65	1,079,999

Kantor	Annual Incentive	n/a	155,000	581,300
	PRSUs	3/27/2015					13,338				820,474
	Stock Options	3/27/2015							27,237	63.65	565,985

Sachse	Annual Incentive	n/a	180,000	675,000
	PRSUs	3/27/2015					29,048				1,786,859
	Stock Options	3/27/2015							27,237	63.65	565,985

(1)
The Named Executives are eligible for an annual cash incentive award under our Incentive Plan, which is deemed a "non-equity incentive plan" under SEC rules. The plan provides that the Named Executives are eligible for an annual incentive award only if EBIT is positive. EBIT is defined to exclude the effects of asset impairments, restructurings, acquisitions, divestitures, other unusual or infrequently occurring items, store closing costs, unplanned material tax law changes and/or assessments and the cumulative effect of tax or accounting changes, as determined in accordance with generally accepted accounting principles, as applicable. Under the Incentive Plan, the maximum award a Named Executive may receive for fiscal 2015 is 0.45% of EBIT, or $10.120 million, for Mr. Lundgren and 0.25% of EBIT, or $5.622 million, for each of the other Named Executives, subject in all instances to the Incentive Plan's per-person maximum of $7 million. The CMD Committee may exercise negative discretion to reduce the maximum awards based on the annual incentive award opportunity established for each Named Executive under the Incentive Plan. For a more detailed discussion of the Incentive Plan, see the "Annual Incentive" discussion in "Compensation Discussion & Analysis - Fiscal 2015 Compensation and Analysis."

(2)
The Named Executives received a grant of performance-based restricted stock units ("PRSU") on March 27, 2015. The PRSUs vest over a three-year performance period covering fiscal years 2015-2017. The number of PRSUs earned may range from 0% to 150% of the Target award opportunity based on performance against average EBITDA margin, average ROIC and relative TSR objectives, and subject to attainment of a minimum cumulative EBITDA of $8.5 billion over the three-year performance period. PRSUs that are earned will be paid out as shares of Macy's common stock. Dividends, if any, paid on the Company's common stock will be credited to the Named Executives' PRSU accounts as additional restricted stock units and will be paid out as shares of Macy's common stock at the end of the three-year performance period only to the extent that the underlying PRSUs to which the dividends relate are earned. See the "Performance-Based Restricted Stock Units" discussion in "Compensation Discussion & Analysis - Fiscal 2015 Compensation and Analysis - Long-term equity compensation" and the "Restricted Stock and Restricted Stock Units" discussion in the narrative below.

(3)	The numbers reflected in this column represent the number of stock options granted to the Named Executives in fiscal 2015.

(4)	Stock options were valued as of the grant date using the Black-Scholes option pricing model in accordance with ASC Topic 718, using the following assumptions:

3/27/15 Grant

Dividend yield:	2.7%
Expected volatility:	43.3%
Risk-free interest rate:	1.7%
Expected life:	5.7 years
Black-Scholes value:	$20.78
PRSUs were valued by using a weighted average grant date price for our common stock of approximately $61.51 per share, assuming the "target" number of units is earned. The weighted average grant date price was calculated as follows: (i) $63.65 per share for the portion of the grant subject to average EBITDA margin and average ROIC performance metrics, by using the grant date closing price for the common stock, and (ii) $52.97 per share for the portion of the grant subject to a relative TSR metric, by using a Monte Carlo simulation analysis to estimate TSR ranking of the Company among a 12-company executive compensation peer group over the remaining performance period.
Stock Options.    Prior to May 15, 2009, the CMD Committee granted stock options from the 1995 Equity Plan and the 1994 Stock Plan, each of which has been approved by Macy's shareholders. After shareholders approved the 2009 Omnibus Plan, stock options may no longer be granted under the 1995 Equity Plan or the 1994 Stock Plan.
Under the 2009 Omnibus Plan, the exercise price of stock options may not be less than the market price of the underlying Macy's common stock on the grant date (which is defined in the 2009 Omnibus Plan as the closing price of Macy's common stock on the NYSE on the grant date). Stock options vest over time, typically in 25% installments on the first through fourth anniversaries of the grant date, and have 10-year terms. Our plans do not provide for the granting of "reload" options and prohibit the repricing of previously granted options.
In the event of an executive's permanent and total disability, unvested stock options immediately vest and remain exercisable until the end of their term. In the event of death, unvested stock options immediately vest and remain exercisable for three years or the end of their term, depending upon the terms and conditions of the individual grant and satisfaction of certain age and years of service requirements. In the event of retirement, unvested stock options may continue to vest in accordance with their original vesting schedule and remain exercisable until the end of their term, depending upon the terms and conditions of the individual grant and satisfaction of certain age and years of service requirements.
Stock options granted after May 19, 2006 and prior to fiscal 2010 under the 1995 Equity Plan and the 1994 Stock Plan provide that stock options become immediately exercisable in full in the event of a change in control of the Company. Stock options granted in fiscal 2010 and thereafter provide that stock options become immediately exercisable in full in the event of termination of employment within a specified period of time following a change in control of the Company.
Restricted Stock and Restricted Stock Units.    The CMD Committee grants shares of restricted stock or restricted stock units, referred to as RSUs, from time to time for retention and performance reasons. RSUs represent the right to receive a payment upon or after vesting equal to the market value per share of Macy's common stock as of the grant date, the vesting date or such other date as determined by the CMD Committee on the date the RSUs are granted. Since May 15, 2009, all restricted stock and RSUs are granted under the 2009 Omnibus Plan.
Restricted stock and RSU grants can be either time-based or performance-based. Time-based and performance-based restricted stock or RSUs will generally be forfeited by the executive if the executive's employment with us ends prior to the vesting date. Time-based restricted stock and/or units may vest 100% on the third anniversary of the grant date or in installments over a number of years following the first anniversary of the grant date. Time-based restricted stock or RSUs may not fully vest in less than three years. Performance-based restricted stock or RSUs are subject to forfeiture if performance criteria applicable to the shares and/or units are not satisfied and/or if the executive's employment with us ends prior to the vesting date. Performance-based restricted stock or RSUs may not fully vest in less than one year. Depending upon satisfaction of the performance criteria, shares and/or units may vest up to 100% on the first anniversary of the grant date or in installments over a number of years following the first anniversary of the grant date. To the extent performance criteria are not satisfied, shares and/or units are forfeited.

Fiscal 2014 Performance-Based RSU Grant. The performance-based RSUs, referred to as PRSUs, granted to the Named Executives in fiscal 2014 that are earned at the end of the three-year (fiscal 2014-2016) performance period will be paid to the Named Executives as shares of Macy's common stock within 2 1/2 months following the end of the performance period. Subject to achievement of a minimum cumulative EBITDA of $8.25 billion over the three-year (fiscal 2014-2016) performance period, the number of PRSUs that a Named Executive will earn at the end of the performance period may vary from 0% to 150% of the target award based upon consideration of our three-year performance relative to average EBITDA margin, average ROIC and relative TSR goals shown below.

Performance Level*	EBITDA Margin (50%)		ROIC (30%)		Relative TSR (20%)
	3-Year Average	Vesting %	3-Year Average	Vesting %	3-year TSR vs. Peers	Vesting %
Outstanding	≥14.6%	150%	≥ 23.8%	150%	≥75.0%	150%
Target	14.3%	100%	23.4%	100%	50.0%	100%
Threshold	13.6%	50%	21.8%	50%	35.0%	50%
Below Threshold	< 13.6%	0%	< 21.8%	0%	<35.0%	0%

*	Straight-line interpolation will apply to performance levels between the ones shown.
Fiscal 2015 Performance-Based RSU Grant. The PRSUs granted to the Named Executives in fiscal 2015 that are earned at the end of the three-year (fiscal 2015-2017) performance period will be paid to the Named Executives as shares of Macy's common stock within 2 1/2 months following the end of the performance period. Subject to achievement of a pre-determined minimum required three-year cumulative EBITDA goal, the number of PRSUs that a Named Executive will earn at the end of this performance period may vary from 0% to 150% of the target award, based upon consideration of our three-year performance relative to average EBITDA margin, average ROIC and relative TSR goals. See the "Performance-Based Restricted Stock Units" discussion in "Compensation Discussion & Analysis - Fiscal 2015 Compensation and Analysis - Long-term equity compensation."
General Terms of the Performance-Based RSU Grants. For purposes of all PRSU grants, EBITDA, EBITDA margin, ROIC and TSR are defined as follows:

•
EBITDA is defined as earnings before interest, taxes, depreciation and amortization, which is equal to the sum of operating income and depreciation and amortization as reported in our audited financial statements, adjusted to eliminate the effects of asset impairments, restructurings, acquisitions, divestitures, other unusual or infrequently occurring items, store closing costs, unplanned material tax law changes and/or assessments and the cumulative effect of tax or accounting changes, as determined in accordance with generally accepted accounting principles, as applicable.

•
EBITDA margin is defined as EBITDA divided by Net Sales (with net sales being adjusted to exclude certain items that are included in externally reported sales under GAAP, including licensed department income, shipping and handling fees and sales to third party retailers, and to account for unplanned store closings).

•
ROIC is defined as EBITDAR divided by Total Average Gross Investment. EBITDAR is equal to the sum of EBITDA plus net rent expense (rent expense as reported in our audited financial statements less the deferred rent amortization related to contributions received from landlords). Total Average Gross Investment is equal to the sum of gross property, plant and equipment, capitalized value of non-capitalized leases, working capital - which includes receivables, merchandise inventories, prepaid expenses and other current assets - offset by merchandise accounts payable and accounts payable and accrued liabilities, and other assets (each as reported in our audited or unaudited financial statements).

•
TSR is defined as the change in the value of our common stock over the three-year performance period, taking into account both stock price appreciation and the reinvestment of dividends. The beginning and ending stock prices will be calculated based on a 20-day average stock price. Relative TSR is the percentile rank of our TSR compared to the TSR of our executive compensation peer group over the performance period. The executive compensation peer group consists of the following 12 companies: Bed, Bath & Beyond, Dillard's, Gap, J.C. Penney, Kohl's, L Brands, Nordstrom, Ross Stores, Sears Holdings, Target, TJX Companies and Walmart.

Dividends, if any, paid on our common stock will be credited to the Named Executives' PRSU accounts as additional restricted stock units and will be paid out as shares of common stock only to the extent that the underlying PRSUs are earned.

In the event of a change in control of the Company, the PRSUs will be converted to shares of time-based restricted stock vesting on the third anniversary of the grant date. If the change in control occurs prior to the 24-month anniversary of the start of the performance period, the conversion will be based on the target award opportunity. If the change in control occurs after such 24-month anniversary, the conversion will be based on performance through the date of the change in control. Unvested time-based restricted shares will vest if the Named Executive is terminated by us or the continuing entity without "cause" (as defined in our Change-in-Control Plan) or if the Named Executive voluntarily terminates employment for "good reason" (as defined in our Change-in-Control Plan) within the 24-month period following the change in control, or if the continuing entity does not assume or replace the awards.
Restrictive Covenants. Under our long-term incentive program, executives desiring to take advantage of retirement vesting provisions in stock option and performance-based restricted stock unit award agreements must comply with non-compete, non-solicitation and non-disclosure covenants. These provisions provide that awards may be forfeited if, within two years following retirement, the Named Executives render personal services to a competitor or solicit or entice an employee to resign from the Company, or, at any time following retirement, the Named Executives disclose confidential information of the Company to a third party.
Outstanding Equity Interests
The following table sets forth certain information regarding the total number and aggregate value of options and PRSUs held by each of the Named Executives at January 30, 2016. The dollar amount shown for PRSUs is calculated by multiplying the number of units by the closing price of Macy's common stock ($40.41) on the last trading day of fiscal 2015.

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Lundgren	3/24/2006	177,352	0	36.26	3/24/2016
	3/1/2007	500,000	0	44.67	3/1/2017
	10/26/2007	134,000	0	46.15	3/23/2017
	3/21/2008	307,261	0	24.85	3/21/2018
	3/20/2009	582,608	0	8.76	3/20/2019
	3/19/2010	169,025	0	20.89	3/19/2020
	3/25/2011	435,393	0	23.43	3/25/2021
	3/23/2012	190,262	63,420	39.84	3/23/2022
	3/19/2013	127,572	127,572	41.67	3/19/2023
	3/28/2014	43,078	129,234	58.92	3/28/2024
	3/27/2015	0	192,492	63.65	3/27/2025
						83,655(2)	3,380,499
						94,265(3)	3,809,249

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Hoguet	7/11/2006	25,000	0	36.51	7/11/2016
	3/23/2007	29,444	0	46.15	3/23/2017
	3/21/2008	67,515	0	24.85	3/21/2018
	3/25/2011	74,438	0	23.43	3/25/2021
	3/23/2012	32,529	10,842	39.84	3/23/2022
	3/19/2013	21,811	21,810	41.67	3/19/2023
	3/28/2014	6,948	20,844	58.92	3/28/2024
	3/27/2015	0	27,237	63.65	3/27/2025
						13,492(2)	545,212
						13,338(3)	538,989
Gennette	3/23/2007	19,722	0	46.15	3/23/2017
	3/25/2011	18,609	0	23.43	3/25/2021
	3/23/2012	32,529	10,842	39.84	3/23/2022
	3/19/2013	21,811	21,810	41.67	3/19/2023
	3/28/2014	9,439	28,316	58.92	3/28/2024
	3/27/2015	0	51,973	63.65	3/27/2025
						18,329(2)	740,675
						25,451(3)	1,028,475
Kantor	3/24/2006	10,808	0	36.26	3/24/2016
	3/23/2007	9,611	0	46.15	3/23/2017
	3/21/2008	20,382	0	24.85	3/21/2018
	3/19/2010	11,212	0	20.89	3/19/2020
	3/25/2011	28,089	0	23.43	3/25/2021
	3/23/2012	18,412	6,137	39.84	3/23/2022
	3/19/2013	14,815	14,814	41.67	3/19/2023
	3/28/2014	4,720	14,157	58.92	3/28/2024
	3/27/2015	0	27,237	63.65	3/27/2025
						9,164(2)	370,317
						13,338(3)	538,989
Sachse	3/23/2012	32,529	10,842	39.84	3/23/2022
	3/19/2013	21,811	21,810	41.67	3/19/2023
	3/28/2014	6,948	20,844	58.92	3/28/2024
	3/27/2015	0	27,237	63.65	3/27/2025
						13,492(2)	545,212
						29,048(3)	1,173,830

(1)    Options vest/vested as follows:

Grant Date	Vesting Schedule
3/24/2006	25% on each of 3/24/07, 3/24/08, 3/24/09 and 3/24/10.
7/11/2006	100% on 7/11/09.
3/1/2007	100% on 2/28/11.
3/23/2007	25% on each of 3/23/08, 3/23/09, 3/23/10 and 3/23/11.
10/26/2007	25% on each of 3/23/08, 3/23/09, 3/23/10 and 3/23/11.
3/21/2008	25% on each of 3/21/09, 3/21/10, 3/21/11 and 3/21/12.
3/20/2009	25% on each of 3/20/10, 3/20/11, 3/20/12 and 3/20/13.
3/19/2010	25% on each of 3/19/11, 3/19/12, 3/19/13 and 3/19/14.
3/25/2011	25% on each of 3/25/12, 3/25/13, 3/25/14 and 3/25/15.
3/23/2012	25% on each of 3/23/13, 3/23/14, 3/23/15 and 3/23/16.
3/19/2013	25% on each of 3/19/14, 3/19/15, 3/19/16 and 3/19/17.
3/28/2014	25% on each of 3/28/15, 3/28/16, 3/28/17 and 3/28/18.
3/27/2015	25% on each of 3/27/16, 3/27/17, 3/27/18 and 3/27/19.

(2)
Target number of PRSUs that vest following the conclusion of the three-year (fiscal 2014-2016) performance period, subject to the satisfaction of performance criteria. See the “Restricted Stock and Restricted Stock Units” discussion in the narrative following the 2015 Grants of Plan-Based Awards table.

(3)
Target number of PRSUs that vest following the conclusion of the three-year (fiscal 2015-2017) performance period, subject to the satisfaction of performance criteria. See the “Restricted Stock and Restricted Stock Units” discussion in the narrative following the 2015 Grants of Plan-Based Awards table and the “Performance-Based Restricted Stock Units” discussion in “Compensation Discussion & Analysis - Fiscal 2015 Compensation and Analysis - Long-term equity compensation.”

The following table sets forth certain information regarding the value realized by each of the Named Executives during fiscal 2015 upon the exercise of stock options and the vesting of PRSUs.
2015 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise (1) ($)	Number of Shares Acquired on Vesting (2)(#)	Value Realized on Vesting (3) ($)
Lundgren	0	0	54,545	2,368,889
Hoguet	138,970	3,930,028	9,325	404,985
Gennette	0	0	34,425	2,052,549
Kantor	0	0	6,333	275,042
Sachse	74,438	3,388,745	34,425	2,052,549

(1)
The amounts “realized” from option exercises reflect the appreciation on the date of exercise (based on the excess of the fair market value of the shares on the date of exercise over the exercise price). However, because the Named Executives may keep the shares they acquire upon the exercise of the option (or sell them at different prices), these amounts do not necessarily reflect cash actually realized upon the exercise of those options.

(2)
The number of shares includes time-based restricted stock units that vested on March 23, 2015 in the case of Mr. Gennette and Mr. Sachse and PRSUs that were earned as of the end of the fiscal 2013-2015 performance period, as follows:

Name	Restricted Stock Units (#)	PRSUs (#)
Lundgren	0	54,545
Hoguet	0	9,325
Gennette	25,100	9,325
Kantor	0	6,333
Sachse	25,100	9,325

(3)
Restricted stock units were valued based on the closing price of the common stock on their March 23, 2015 vesting date ($65.64). The value of the PRSU awards are presented as of the date of the certification of related performance results, and not as of the date the awards were granted. The PRSUs were valued at $43.43 per share, which was the closing price of our common stock on February 26, 2016, the date that the CMD Committee certified the performance results for the PRSUs.

The Named Executives received the following shares of Macy's common stock with respect to dividend equivalents accrued on the earned PRSUs during the three-year (fiscal 2013-2015) performance period: Mr. Lundgren, 3,416 shares, Mr. Kantor, 392 shares and the other Named Executives, 578 shares.
Post Retirement Compensation
Retirement Plans
Our retirement program, referred to as the Retirement Program, currently consists of defined benefit plans and a defined contribution plan.

Defined Contribution Plan.    The Retirement Program includes a defined contribution plan, the Macy's 401(k) Retirement Investment Plan (the "401(k) Plan"). As of January 1, 2016, approximately 100,142 active employees, including the Named Executives, participated in the 401(k) Plan. The 401(k) Plan permits executives to contribute up to 50% of eligible compensation (up to maximum amounts established from time to time by the Internal Revenue Code) each year, of which we match specified portions. Effective January 1, 2014, we match participant contributions up to 1% of eligible compensation at 100%. We match participant contributions from 2% to 6% of eligible compensation at 50%. A participant who contributes 6% of eligible compensation is, therefore, entitled to a matching contribution equal to 3.5% of eligible compensation.
An executive may choose any of several investment funds for investment of the executive's balances, and may change those elections daily. Benefits may be paid out at termination of employment. Executives may borrow portions of their investment balances while employed. Company contributions to the Named Executives under the 401(k) Plan are reported in the "All Other Compensation" column of the 2015 Summary Compensation Table.
Prior to the adoption of the 401(k) Plan, our primary means of providing retirement benefits to employees was through defined contribution profit sharing plans. An employee's accumulated retirement profit sharing interests in the profit sharing plans (the "Prior Plan Credits") which accrued prior to the adoption of the 401(k) Plan continue to be maintained and invested as a part of the 401(k) Plan until retirement, at which time they are distributed.

Defined Benefit Plans.    Through fiscal 2013, we provided two defined benefit plans covering the Named Executives, the Macy's, Inc. Cash Account Pension Plan (a cash balance plan referred to as "CAPP") and the Macy's, Inc. Supplementary Executive Retirement Plan (the "SERP"). No Named Executive currently accrues a benefit under the CAPP or the SERP because we discontinued future pension service credits in those plans effective as of December 31, 2013. Benefits previously accrued by the Named Executives are payable to them following termination of employment, subject to the terms of the applicable plan. CAPP benefits earned through December 31, 2013 will be held in a trust on behalf of participants. Pay credits were discontinued after the 2013 pay credits were allocated to participants (however, we continue to allocate interest credits to participants). With respect to the SERP, we determined a gross monthly benefit (payable at age 65) for each participant as of December 31, 2013 (January 31, 2014 with respect to the May Supplementary Retirement component of the SERP).
The following table shows the actuarial present value of each of the Named Executive's accumulated benefit under the CAPP and the SERP. We determined the present value using the same assumptions used for financial reporting purposes - a unit credit cost method, a 3.55% discount interest rate, and a normal retirement age of 65 (as defined by the plans).

2015 PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (1) (#)	Present Value of Accumulated Benefit ($)
Lundgren	CAPP	32	374,805
	SERP	30	23,418,782

Hoguet	CAPP	31	458,896
	SERP	30	5,639,898

Gennette	CAPP	30	407,432
	SERP	30	4,127,760

Kantor	CAPP	31	609,331
	SERP	25	4,999,793

Sachse	CAPP	30	399,330
	SERP	30	5,251,826
(1) The SERP uses a maximum of 30 years of service for calculating SERP benefits (25 years for the May Supplementary Retirement component of the SERP which applies to Mr. Kantor). The number of years of credited service shown for the CAPP is as of December 31, 2013, the date participants ceased accruing additional service credits.
CAPP.    As of January 1, 2016, approximately 65,174 active employees, including the Named Executives, participated in the CAPP. Under the CAPP, a participant retiring at a normal retirement age is eligible to receive the amount credited to his or her pension account or monthly benefit payments determined actuarially based on the amount credited to his or her pension account. Amounts credited to a participant's account consist of:

•
an opening cash balance for participants in the plan at December 31, 1996, equal to the lump sum present value, using stated actuarial assumptions, of the participant's accrued normal retirement benefit earned at December 31, 1996, under the applicable predecessor pension plan;

•	pay credits (credited annually, a percentage of eligible compensation generally based on length of service); and

•	interest credits (credited quarterly, based on the 30-Year Treasury Bond rate for the November prior to each calendar year, with a guaranteed minimum rate of 5.25% annually).
In addition, if a participant had attained at least age 55 and had completed 10 or more years of vesting service by December 31, 2001, the pension benefit payable in an annuity form, other than a single life annuity, will not be less than that which would have been payable from the predecessor pension plan under which such participant was covered on December 31, 1996 had that predecessor plan continued.
Approximately 16,710 of these active employees participate in the May Retirement Plan component of the CAPP. These participants have their accrued benefit determined under a "career average" pension formula.
SERP.    All benefits under the SERP are payable out of our general corporate assets. The SERP provides retirement benefits to eligible executives based on all eligible compensation, including compensation in excess of Internal Revenue Code maximums, as well as on amounts deferred under our Executive Deferred Compensation Plan, referred to as the EDCP, in each case employing a formula that is based on the participant's years of vesting service and final average compensation, taking into consideration the participant's balance in the CAPP, the participant's Prior Plan Credits and Social Security benefits.
As of January 1, 2016, approximately 305 executives were eligible to receive benefits under the terms of the SERP. Approximately 48 of these executives participate in the May Retirement Plan component of the CAPP and have their supplementary retirement benefit determined under a different formula that uses different offsets.
We have reserved the right to suspend or terminate supplemental payments as to any category of employee or former employee, or to modify or terminate any other element of the Retirement Program, in accordance with applicable law.

Non-qualified Deferred Compensation Plans
Through fiscal 2013, we provided the opportunity for executives to defer compensation through the Executive Deferred Compensation Plan, referred to as the EDCP. Under the EDCP, eligible executives could elect to defer a portion of their compensation each year as either stock credits or cash credits. Stock credit accounts reflect common stock equivalents and dividend equivalents. Common stock equivalents are the number of full shares of Macy's common stock for each calendar quarter that could be purchased based on the dollars deferred, and dividend equivalents are determined by multiplying the dividends payable upon a share of common stock to a shareholder of record during such calendar quarter by the number of stock equivalents in the participant's stock credit account at the beginning of each quarter, less the number of shares distributable or withdrawn during each quarter in which the credit is being made. Total value of the stock credits is determined at the end of each quarter based on the closing price of our common stock as of the last day of the quarter. Cash credit accounts reflect dollars deferred plus interest equivalents determined by applying to 100% of such participant's cash credits at the beginning of each quarter, less amounts distributable or withdrawn during such quarter, an interest rate equal to one quarter of the interest rate payable on U.S. five-year Treasury Notes as of the last day of each quarter. Deferred compensation distributions generally begin in the fiscal year following the fiscal year in which termination of employment occurs.
We introduced on January 1, 2014 a new non-qualified deferred compensation plan, called the Macy's, Inc. Deferred Compensation Plan ("DCP"), with features similar to the 401(k) Plan. The DCP replaces the EDCP. Amounts that participants have deferred under the EDCP will continue to earn dividend and/or interest equivalents, but participants may no longer defer compensation under that plan.
Eligible participants in the DCP may defer compensation earned in excess of IRS compensation limits and select from among several reference investment funds where such compensation may be invested. We will match such deferrals at a rate similar to that of the 401(k) Plan. Accounts will be credited with earnings (losses) based on the performance of the applicable reference investment funds selected by the participants.
2015 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name	Executive Contributions in last FY (1) ($)	Registrant Contributions in last FY (2) ($)	Aggregate Earnings in last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
Lundgren	EDCP	0	0	0	0	0
	DCP	400,000	136,192	(263,823)	0	2,822,112

Hoguet	EDCP	0	0	0	0	0
	DCP	27,750	44,447	(7,753)	0	161,017

Gennette	EDCP	0	0	825	0	32,685
	DCP	0	12,169	(4,791)	0	110,344

Kantor	EDCP	0	0	0	0	0
	DCP	54,250	34,637	(6,731)	0	126,780

Sachse	EDCP	0	0	0	0	0
	DCP	72,000	44,447	(13,608)	0	175,131

(1)
The amounts in this column associated with the DCP are reported as compensation for fiscal 2015 in the "Salary" and/or "Non-Equity Incentive Plan Compensation" columns of the 2015 Summary Compensation Table.

(2)
The amounts in this column associated with the DCP represent the Company's matching contributions and are included in the 2015 Summary Compensation Table under the "All Other Compensation" column for fiscal 2015. These amounts will be credited to the participants' accounts in March 2016.

(3)
The amounts reflected in this column represent deemed investment earnings or losses from voluntary deferrals and Company contributions, as applicable. These amounts are not included in the 2015 Summary Compensation Table because the plans do not provide for above-market or preferential earnings.

(4)
A portion of the compensation deferred by Mr. Gennette under the EDCP is deferred as stock credits and a portion is deferred as cash credits. The portion of the aggregate balance that is attributable to his contributions under the EDCP was deferred in years prior to those reported in the 2015 Summary Compensation Table.

The aggregate balance reflected in this column that is attributable to the DCP for each of the Named Executives other than Mr. Kantor, with the exception of amounts reflected in the "Executive Contributions in last FY", "Registrant Contributions in last FY", and "Aggregate Earnings in last FY" columns, if any, have been reported in prior Company proxy statements. No portion of the amount reflected in this column for the DCP for Mr. Kantor has been reported in prior proxy statements because he was not a Named Executive prior to fiscal 2015.
Potential Payments Upon Termination or Change in Control
Termination Payments under Executive Severance Plan
On October 23, 2009, the CMD Committee (and the Non-Employee Directors with respect to Mr. Lundgren) approved the Executive Severance Plan, referred to as the ESP. The ESP replaced individual employment agreements with the Named Executives. Each of the Named Executives has elected to participate in the ESP.
To be eligible to participate in the ESP, generally a person must be an employee of the Company or one of its subsidiaries, divisions or controlled affiliates with a position at, equivalent to or above General Merchandise Manager or Senior Vice President and must sign a non-compete, non-solicitation and confidential information agreement (the "restrictive covenant agreement"). Pursuant to the restrictive covenant agreement, the executive would agree, among other things, not to engage in specified activities in competition with us following termination of employment. The non-competition period would extend for a period of two years if the executive voluntarily terminates his or her employment or is involuntarily terminated by us for cause (as defined in the ESP). Except as described below with respect to Mr. Lundgren, the non-competition period would not apply if the executive is involuntarily terminated without cause. Mr. Lundgren has elected to sign a restrictive covenant agreement that provides that the non-competition period would apply to him even if he is involuntarily terminated by us without cause. In addition to the non-competition requirement, the restrictive covenant agreement provides that participants will not solicit our employees for two years following termination of employment and will preserve the confidentiality of our confidential information. Eligible executives who elect not to participate in the ESP will be covered by our basic severance plan.
Mr. Lundgren.    Under the ESP, upon (a) a voluntary termination of his employment if we fail to name him as our Chief Executive Officer or (b) an involuntary termination of his employment by us for reasons other than for cause (as defined in the ESP), Mr. Lundgren would be entitled to receive a lump sum severance payment equal to 54 months of base salary.
Other Named Executives.    Under the ESP, upon involuntary termination of their employment for reasons other than a termination by us for cause, each of Mrs. Hoguet, Mr. Kantor, Mr. Gennette and Mr. Sachse would be entitled to receive a lump sum severance payment equal to 24 months of base salary.
Termination Payments under Change-in-Control Plan
Effective November 1, 2009, we adopted a Change-in-Control Plan, referred to as the CIC Plan, covering, among other participants, each of the Named Executives. The CIC Plan replaced our individual change-in-control agreements, which expired as of November 1, 2009.
Under the CIC Plan, each of the Named Executives could be entitled to certain severance benefits following a change in control of Macy's. If, within the two years following a change in control, the Named Executive is terminated for any reason, other than death, permanent and total disability or for cause, or if the Named Executive terminates his or her employment for "good reason," then the Named Executive is entitled to:

•	a cash severance payment (generally paid in the form of a lump sum) that will be equal to two times the sum of:

•	his or her base pay (at the higher of the rate in effect at the change in control or the rate in effect at termination) and

•	the average annual incentive award (if any) received for the three full fiscal years preceding the change in control; plus

•	a lump sum payment of an annual incentive award for the year of termination, at target, prorated to the date of termination (this feature applies to all executives in the Incentive Plan); plus

•	release of any restrictions on restricted stock or restricted stock units, including performance-based awards, upon termination following the change in control; plus

•
acceleration of any unvested stock options upon termination following the change in control (this feature applies to all participants with stock options granted under the 2009 Omnibus Plan in fiscal 2010 and thereafter) or upon the change in control (this feature applies to all participants with stock options granted under the 1995 Equity Plan or the 1994 Stock Plan prior to fiscal 2010); plus

•	a lump sum payment of all deferred compensation (this feature applies to all participants in the deferred compensation plans); plus

•
payment of all retirement, supplementary retirement and 401(k) benefits upon termination or retirement in accordance with any previously selected distribution schedule (this feature applies to all participants in the retirement, supplementary retirement and 401(k) plans); plus

•	a retiree discount for life if at least 55 years of age with 15 years of vesting service at termination (this feature applies generally to all associates).
If the Named Executive does not engage in specified activities in competition with the Company during the first year following termination, he or she would be entitled to an additional "non-competition" severance benefit at the end of the one-year period equal to a lump sum payment equal to one times (i) his or her base pay (at the higher of the rate in effect at the change in control or the rate in effect at termination), and (ii) the average annual incentive award (if any) received for the three full fiscal years preceding the change in control.
All of the above severance benefits would be paid to the executive in accordance with, and at times permitted by Section 409A of the Internal Revenue Code.
A "change in control" occurs in any of the following events:

•	a person has become the beneficial owner of securities representing 30% or more of our combined voting power; or

•
individuals who, on the effective date of the CIC Plan, constitute our directors or whose election as a director after such effective date was approved by at least two-thirds of the directors as of the effective date cease for any reason to constitute at least a majority of the Board; or

•
consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets and, as a result of or immediately following such merger, consolidation, reorganization, sale or transfer, less than a majority of the voting power of the other corporation immediately after the transaction is held in the aggregate by the holders of the voting stock of Macy's immediately prior to the transaction; or

•	shareholders approve a complete liquidation or dissolution of the Company.
A change in control will not occur under the first bullet point above if the acquisition of stock is directly from us and has been approved by the Board or if we, an entity controlled by us or an employee benefit plan of ours discloses that it beneficially owns securities, whether more than 30% or otherwise.
"Good reason" under the CIC Plan means:

•	a material diminution in the executive's base compensation; or

•	a material diminution in the executive's authority, duties or responsibilities; or

•	a material change in the geographic location at which the executive must perform services to the Company; or

•	any other action or inaction that constitutes a material breach by us of an agreement under which the executive provides services.

The cash severance benefit payable under the CIC Plan would be reduced by all amounts actually paid by us to the executive pursuant to any other employment or severance agreement or plan to which the executive and Macy's are parties or in which the executive is a participant. In addition, the severance benefits under the CIC Plan are subject to reduction in certain circumstances if the excise tax imposed under 280G of the Internal Revenue Code would reduce the net after-tax amount received by the executive.
The following tables summarize the amounts payable to the Named Executives upon termination under certain circumstances, assuming that:

•	the executive's employment terminated January 30, 2016;

•	the executive's salary continues as it existed on January 30, 2016;

•	the CIC Plan applies; and

•	the stock price for our common stock is $40.41 per share (the closing price for Macy's stock on the last business day of fiscal 2015).
Payments and Benefits upon Termination as of the end of Fiscal 2015 ($)

Lundgren	Voluntary	Involuntary Without Cause	Involuntary With Cause	After Change in Control	Death	Disability
Severance and accelerated benefits
Cash severance benefit (2 x salary plus annual incentive calculated per the CIC Plan)	0	0	0	7,409,067	0	0
Additional cash severance for non-compete (1 x salary plus annual incentive calculated under CIC Plan)	0	0	0	3,704,533	0	0
ESP cash severance benefit	0	7,200,000	0	0	0	0
Equity based incentive awards
a. Vesting of unvested stock options (1)	0	0	0	36,149	36,149	36,149
b. Vesting of Performance RSUs	6,062,914	6,062,914	0	7,189,747	6,062,914	6,062,914
Total of severance and accelerated benefits:	6,062,914	13,262,914	0	18,339,496	6,099,063	6,099,063

Previously vested equity and benefits
Previously vested stock options	34,757,326	34,757,326	0	34,757,326	34,757,326	34,757,326
Non-equity based incentive award (2015 annual incentive)	0	0	0	0	0	0
Vested CAPP benefit	374,805	374,805	374,805	374,805	374,805	374,805
Vested 401(k) Plan balance	530,839	530,839	530,839	530,839	530,839	530,839
Vested SERP benefit	23,418,782	23,418,782	23,418,782	23,418,782	23,418,782	23,418,782
Post-retirement medical/life benefits	0	0	0	0	0	0
Deferred compensation balance previously vested	2,822,112	2,822,112	2,822,112	2,822,112	2,822,112	2,822,112
Total of previously vested equity and benefits:	61,903,864	61,903,864	27,146,538	61,903,864	61,903,864	61,903,864
Full "Walk-Away" Value:	67,966,778	75,166,778	27,146,538	80,243,360	68,002,927	68,002,927

(1)
Because Mr. Lundgren is over age 62, his unvested stock options would continue to vest following a voluntary termination or an involuntary termination without cause pursuant to the retirement provisions of his stock option agreements.

Hoguet	Voluntary	Involuntary Without Cause	Involuntary With Cause	After Change in Control	Death	Disability
Severance and accelerated benefits
Cash severance benefit (2 x salary plus annual incentive calculated per the CIC Plan)	0	0	0	2,858,933	0	0
Additional cash severance for non-compete (1x salary plus annual incentive calculated per CIC Plan)	0	0	0	1,429,467	0	0
ESP cash severance benefit	0	1,800,000	0	0	0	0
Equity based incentive awards
a. Vesting of unvested stock options	0	0	0	6,180	6,180	6,180
b. Vesting of Performance RSUs	0	0	0	1,084,200	543,137	543,137
Total of severance and accelerated benefits:	0	1,800,000	0	5,378,780	549,317	549,317

Previously vested equity and benefits
Previously vested stock options	2,430,532	2,430,532	0	2,430,532	2,430,532	2,430,532
Non-equity based incentive award (2015 annual incentive)	0	0	0	0	0	0
Vested CAPP benefit	458,896	458,896	458,896	458,896	458,896	458,896
Vested 401(k) Plan balance	898,653	898,653	898,653	898,653	898,653	898,653
Vested SERP benefit	5,639,898	5,639,898	5,639,898	5,639,898	5,639,898	5,639,898
Post-retirement medical/life benefits	191,425	191,425	191,425	191,425	191,425	191,425
Deferred compensation balance previously vested	161,017	161,017	161,017	161,017	161,017	161,017
Total of previously vested equity and benefits:	9,780,421	9,780,421	7,349,889	9,780,421	9,780,421	9,780,421
Full "Walk-Away" Value:	9,780,421	11,580,421	7,349,889	15,159,201	10,329,738	10,329,738

Gennette	Voluntary	Involuntary Without Cause	Involuntary With Cause	After Change in Control	Death	Disability
Severance and accelerated benefits
Cash severance benefit (2 x salary plus annual incentive calculated per the CIC Plan)	0	0	0	3,230,933	0	0
Additional cash severance for non-compete (1x salary plus annual incentive calculated per CIC Plan)	0	0	0	1,615,467	0	0
ESP cash severance benefit	0	2,000,000	0	0	0	0
Equity based incentive awards
a. Vesting of unvested stock options	0	0	0	6,180	6,180	6,180
b. Vesting of Performance RSUs	0	0	0	1,769,150	836,608	836,608
Total of severance and accelerated benefits:	0	2,000,000	0	6,621,730	842,788	842,788

Previously vested equity and benefits
Previously vested stock options	334,522	334,522	0	334,522	334,522	334,522
Non-equity based incentive award (2015 annual incentive)	0	0	0	0	0	0
Vested CAPP benefit	407,432	407,432	407,432	407,432	407,432	407,432
Vested 401(k) Plan balance	555,728	555,728	555,728	555,728	555,728	555,728
Vested SERP benefit	4,127,760	4,127,760	4,127,760	4,127,760	4,127,760	4,127,760
Post-retirement medical/life benefits	0	0	0	0	0	0
Deferred compensation balance, previously vested	143,029	143,029	143,029	143,029	143,029	143,029
Total of previously vested equity and benefits:	5,568,471	5,568,471	5,233,949	5,568,471	5,568,471	5,568,471
Full "Walk-Away" Value:	5,568,471	7,568,471	5,233,949	12,190,201	6,411,259	6,411,259

Kantor	Voluntary	Involuntary Without Cause	Involuntary With Cause	After Change in Control	Death	Disability
Severance and accelerated benefits
Cash severance benefit (2 x salary plus annual incentive calculated per the CIC Plan)	0	0	0	2,360,867	0	0
Additional cash severance for non-compete (1x salary plus annual incentive calculated per CIC Plan)	0	0	0	1,180,433	0	0
ESP cash severance benefit	0	1,550,000	0	0	0	0
Equity based incentive awards
a. Vesting of unvested stock options	0	0	0	3,498	3,498	3,498
b. Vesting of Performance RSUs	0	0	0	909,306	426,541	426,541
Total of severance and accelerated benefits:	0	1,550,000	0	4,454,104	430,039	430,039

Previously vested equity and benefits
Previously vested stock options	1,068,301	1,068,301	0	1,068,301	1,068,301	1,068,301
Non-equity based incentive award (2015 annual incentive)	0	0	0	0	0	0
Vested CAPP benefit	609,331	609,331	609,331	609,331	609,331	609,331
Vested 401(k) Plan balance	974,287	974,287	974,287	974,287	974,287	974,287
Vested SERP benefit	4,999,793	4,999,793	4,999,793	4,999,793	4,999,793	4,999,793
Post-retirement medical/life benefits	2,486,711	2,486,711	2,486,711	2,486,711	2,486,711	2,486,711
Deferred compensation balance previously vested	126,780	126,780	126,780	126,780	126,780	126,780
Total of previously vested equity and benefits:	10,265,203	10,265,203	9,196,902	10,265,203	10,265,203	10,265,203
Full "Walk-Away" Value:	10,265,203	11,815,203	9,196,902	14,719,307	10,695,242	10,695,242

Sachse	Voluntary	Involuntary Without Cause	Involuntary With Cause	After Change in Control	Death	Disability
Severance and accelerated benefits
Cash severance benefit (2 x salary plus annual incentive calculated per the CIC Plan)	0	0	0	2,858,933	0	0
Additional cash severance for non-compete (1x salary plus annual incentive calculated per CIC Plan)	0	0	0	1,429,467	0	0
ESP cash severance benefit	0	1,800,000	0	0	0	0
Equity based incentive awards
a. Vesting of unvested stock options	0	0	0	6,180	6,180	6,180
b. Vesting of Performance RSUs	0	0	0	1,719,041	754,751	754,751
Total of severance and accelerated benefits:	0	1,800,000	0	6,013,621	760,931	760,931

Previously vested equity and benefits
Previously vested stock options	18,542	18,542	0	18,542	18,542	18,542
Non-equity based incentive award (2015 annual incentive)	0	0	0	0	0	0
Vested CAPP benefit	399,330	399,330	399,330	399,330	399,330	399,330
Vested 401(k) Plan balance	673,879	673,879	673,879	673,879	673,879	673,879
Vested SERP benefit	5,251,826	5,251,826	5,251,826	5,251,826	5,251,826	5,251,826
Post-retirement medical/life benefits	196,508	196,508	196,508	196,508	196,508	196,508
Deferred compensation balance previously vested	175,131	175,131	175,131	175,131	175,131	175,131
Total of previously vested equity and benefits:	6,715,216	6,715,216	6,696,674	6,715,216	6,715,216	6,715,216
Full "Walk-Away" Value:	6,715,216	8,515,216	6,696,674	12,728,837	7,476,147	7,476,147

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires our directors and executive officers, and certain persons who beneficially own more than 10% of our common stock outstanding, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.
To our knowledge, based solely on a review of the copies of reports furnished to us and written representations signed by all directors and executive officers that no other reports were required with respect to their beneficial ownership of common stock during fiscal 2015, all reports required by Section 16(a) of the Exchange Act to be filed by the directors and executive officers and all beneficial owners of more than 10% of the common stock outstanding to report transactions in securities were timely filed.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION
None.

POLICY ON RELATED PERSON TRANSACTIONS
The Board of Directors has adopted a written policy for approval of transactions in which Macy's was or is to be a participant, in which the amount involved exceeds $120,000 and in which any Director, executive officer or 5% or greater shareholder (or any immediate family member of any such person) has a direct or indirect material interest ("Related Person Transaction"). In addition to the requirements described above, the policy includes a list of categories of transactions identified by the Board as having no significant potential for actual or apparent conflict of interest or improper benefit to a person, and thus are not subject to review by the NCG Committee. These excluded transactions include, among other items, ordinary course transactions with other entities and charitable contributions that do not exceed certain dollar thresholds. A copy of this policy is available on our website at www.macysinc.com/for-investors/corporate-governance. In addition, Directors and executive officers annually complete, sign and submit a Directors' and Officers' Questionnaire that is designed to identify Related Person Transactions and both actual and potential conflicts of interest. We also make appropriate inquiries as to the nature and extent of business that we conduct with other companies for whom any of these individuals also serve as directors or executive officers. See "Further Information Concerning the Board of Directors - Director Independence." Our general counsel reviews any identified transactions and determines, based on the facts and circumstances, whether the Director or executive officer has a direct or indirect material interest in the transaction. If he determines that the individual has a direct or indirect material interest in a transaction, he brings the matter to the attention of the NCG Committee for further review. Based upon records available to us, there were no Related Person Transactions in fiscal 2015.
In addition, under our Non-Employee Director Code of Business Conduct and Ethics and our Code of Conduct, we require all employees, including our officers and Non-Employee Directors, to avoid situations that may impact their ability to carry out their duties in an independent and objective fashion, including by having a financial interest in suppliers. Any circumstances that may compromise their ability to perform independently must be disclosed to the general counsel, or in the case of the Named Executives and the Non-Employee Directors, must be disclosed to the chair of the NCG Committee.

REPORT OF THE AUDIT COMMITTEE
The Board has adopted a written Audit Committee Charter. All members of the Audit Committee are independent, as defined in Sections 303A.06 and 303A.07 of the NYSE's listing standards.
The Audit Committee has reviewed and discussed with Macy's management and KPMG LLP the audited financial statements of Macy's contained in Macy's Annual Report for fiscal 2015. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by the applicable Public Company Accounting Oversight Board and Securities and Exchange Commission requirements.
The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP's communications with the Audit Committee concerning independence, and has discussed with KPMG LLP their independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Macy's Annual Report on Form 10-K for fiscal 2015 filed with the United States Securities and Exchange Commission.
Respectfully submitted,
Joseph Neubauer, Chairperson
Stephen F. Bollenbach
John A. Bryant
Leslie D. Hale
Joyce M. Roché
Marna C. Whittington

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS
Proposals for the 2017 Annual Meeting.    You may submit proposals on matters appropriate for shareholder action at Macy's annual shareholders' meetings in accordance with Rule 14a-8 promulgated under the Exchange Act . For such proposals to be included in our proxy materials relating to the 2017 annual meeting of shareholders, you must satisfy all applicable requirements of Rule 14a-8 and we must receive such proposals no later than November 30, 2016.
Except in the case of proposals made in accordance with Rule 14a-8, our By-Laws require that shareholders intending to bring any business before an annual meeting of shareholders deliver written notice thereof to the Secretary of Macy's not less than 60 days prior to the meeting. However, in the event that the date of the meeting is not publicly announced by us by inclusion in a report filed with the SEC or furnished to shareholders, or by mail, press release or otherwise at least 75 days prior to the meeting, notice by the shareholder to be timely must be delivered to the Secretary of Macy's not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The By-Laws further require, among other things, that the notice by the shareholder set forth a description of the business to be brought before the meeting and certain information concerning the shareholder proposing such business, including such shareholder's name and address, the class and number of shares of our capital stock that are owned beneficially by such shareholder and any material interest of such shareholder in the business proposed to be brought before the meeting. The chairman of the meeting may refuse to permit to be brought before the meeting any shareholder proposal (other than a proposal made in accordance with Rule 14a-8) not made in compliance with these requirements. Similar procedures prescribed by the By-Laws are applicable to shareholders desiring to nominate candidates for election as directors. See "Further Information Concerning the Board of Directors - Director Nominations by Shareholders."

OTHER MATTERS
The Board knows of no other business that will be presented for consideration at the annual meeting other than that described in this proxy statement. However, if any business shall properly come before the annual meeting, the persons named in the enclosed form of proxy or their substitutes will vote said proxy in respect of any such business in accordance with their best judgment pursuant to the discretionary authority conferred thereby.
The cost of preparing, assembling and mailing the proxy material will be borne by us. Our Annual Report for fiscal 2015, which is being mailed to the shareholders with this proxy statement, is not to be regarded as proxy soliciting material. We may solicit proxies otherwise than by the use of the mail, in that certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. In addition, we have engaged the firm of Georgeson, Inc., of New York City, to assist in the solicitation of proxies on behalf of the Board. Georgeson will solicit proxies with respect to common stock held by brokers, bank nominees, other institutional holders and certain individuals, and will perform related services. It is anticipated that the cost of the solicitation service to us will not substantially exceed $9,000.
March 30, 2016

PLEASE CAST YOUR VOTE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED
PROXY CARD. IF YOU CHOOSE TO CAST YOUR VOTE BY COMPLETING THE
ENCLOSED PROXY CARD, PLEASE RETURN IT PROMPTLY IN THE
ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO
POSTAGE IF MAILED IN THE UNITED STATES.

Appendix A
POLICY AND PROCEDURES FOR PRE-APPROVAL OF NON-AUDIT
SERVICES BY OUTSIDE AUDITORS

I.	Authority to Approve Non-Audit Services
Except as noted below, the Audit Committee (the "Committee") will approve in advance all permitted non-audit services1 (the "Permitted NAS").
A.  The Committee may delegate to the Chair of the Committee the authority to pre-approve Permitted NAS; provided that any such pre-approval of Permitted NAS granted by any such delegee must be presented to the Committee at its meeting next following the approval.
B.  Pre-approval is not required for any Permitted NAS if:
1.  the aggregate amount of any such Permitted NAS constitutes no more than five percent (5%) of the total revenues paid by Macy's to its auditors during the fiscal year in which the Permitted NAS are provided;
2.  the Permitted NAS were not recognized at the time of the auditor's engagement to be a Permitted NAS (i.e., either a service indicated as an audit service at the time of the engagement evolves over the course of the engagement to become a non-audit service, or a non-audit service not contemplated at all at the time of the engagement is performed by the outside auditor after the engagement is approved); and
3.  the Permitted NAS are promptly brought to the attention of the Committee (or its delegee) by management and approved prior to the completion of the audit.

II.	Disclosure of Permitted Non-Audit Services in Outside Auditor's Engagement Letter
A.  The Committee is to receive an itemization in the outside auditor's engagement letter of Permitted NAS that the outside auditors propose to deliver to Macy's during the course of the year covered by the engagement and contemplated at the time of the engagement.
1.  In its submissions to management covering its proposed engagement the outside auditors are to include a statement that the delivery of Permitted NAS will not impair the independence of the outside auditors.
B.  Whether a Permitted NAS is set out in the auditor engagement letter or proposed by the outside auditors subsequent to the time the engagement letter is submitted, the Committee (or its delegee as described above) is to consider, with input from management, whether delivery of the Permitted NAS impairs independence of the outside auditors.
1.  The Committee is to evaluate, in making such consideration, the non-audit factors and other related principles (the "Qualifying Factors") set out below.

•	Whether the service is being performed principally for the Audit Committee;

•	The effects of the service, if any, on audit effectiveness or on the quality and timeliness of Macy's financial reporting process;

•	Whether the service would be performed by specialists (e.g., technology specialists) who ordinarily also provide recurring audit support;

•	Whether the service would be performed by outside audit personnel and, if so, whether it will enhance their knowledge of Macy's business and operations;

•	Whether the role of those performing the service (e.g., a role where neutrality, impartiality and auditor skepticism are likely to be subverted) would be inconsistent with the outside auditor's role;

•	Whether the outside audit firm's personnel would be assuming a management role or creating a mutuality of interest with Macy's management;

•	Whether the outside auditors, in effect, would be auditing their own numbers;

A-1

•	Whether the project must be started and completed very quickly;

•	Whether the outside audit firm has unique expertise in the service;

•	Whether the service entails the outside auditor serving in an advocacy role for Macy's; and

•	The size of the fee(s) for the non-audit service(s).

III.	Annual Assessment of Policy
The Committee will determine on an annual basis whether to amend this policy.

1 The nine categories of prohibited non-audit services are: (i) bookkeeping or other services related to the accounting records or financial statements of the audit client; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing; (vi) management functions or human resources; (vii) broker or dealer, investment adviser, or investment banking services; (viii) legal services and expert services unrelated to the audit; and (ix) any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

A-2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and to sign up for electronic delivery of information up until 11:59 P.M. Eastern Time on May 19, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Macy’s, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 19, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Macy’s, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received prior to 11:59 P.M. Eastern Time on May 19, 2016.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M83987-P62217 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MACY’S, INC.
The Board of Directors Recommends a Vote “For” the Following Nominees:

1.	ELECTION OF DIRECTORS	For	Against	Abstain		For	Against	Abstain

1a. Francis S. Blake
1b. Stephen F. Bollenbach
1c. John A. Bryant
1d. Deirdre P. Connelly
1e. Leslie D. Hale
1f. William H. Lenehan
1g. Sara Levinson
1h. Terry J. Lundgren
1i. Joyce M. Rochè
1j. Paul C. Varga
1k. Craig E. Weatherup
		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐
					1l. Marna C. Whittington 1m. Annie Young-Scrivner	☐ ☐	☐ ☐	☐ ☐
The Board of Directors Recommends a Vote "For" Item 2.

2. The proposed ratification of the appointment of KPMG LLP as Macy’s independent registered public accounting firm for the fiscal year ending January 28, 2017.

The Board of Directors Recommends a Vote "For" Item 3.

3. Advisory vote to approve named executive officer compensation.
						☐ ☐	☐ ☐	☐ ☐
NOTE: At their discretion, the proxies are authorized to vote upon such other business that may properly come before the meeting or any adjournment or adjournments thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, and this proxy is returned, this proxy will be voted FOR all Nominees and FOR Items 2 and 3. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

For purposes of the 2016 Annual Meeting, proxies will be held in confidence (subject to certain exceptions as set forth in the Proxy Statement) unless the undersigned checks the box to the left and provides comments where indicated on the reverse side. This proxy is governed by the laws of the State of Delaware.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report, Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com.

M83988-P62217

MACY’S, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

May 20, 2016

The undersigned Shareholder(s) hereby appoint(s) Joyce M. Roché and Marna C. Whittington, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Macy’s, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 a.m. Eastern Time on May 20, 2016, at the Macy’s, Inc. corporate offices located at 7 West 7th Street, Cincinnati, Ohio 45202, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, AND THIS PROXY IS RETURNED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR THE BOARD OF DIRECTORS LISTED IN ITEM 1 ON THE REVERSE SIDE AND “FOR” ITEMS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: _____________________________________________________________________________________________________________________________________________________________

_______________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and to sign up for electronic delivery of information up until 11:59 P.M. Eastern Time on May 18, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Macy’s, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 18, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Macy’s, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received prior to 11:59 P.M. Eastern Time on May 18, 2016.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M83985-Z65037 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MACY’S, INC.
The Board of Directors Recommends a Vote “For” the Following Nominees:

1.	ELECTION OF DIRECTORS	For	Against	Abstain		For	Against	Abstain

1a. Francis S. Blake
1b. Stephen F. Bollenbach
1c. John A. Bryant
1d. Deirdre P. Connelly
1e. Leslie D. Hale
1f. William H. Lenehan
1g. Sara Levinson
1h. Terry J. Lundgren
1i. Joyce M. Rochè
1j. Paul C. Varga
1k. Craig E. Weatherup
		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐
					1l. Marna C. Whittington 1m. Annie Young-Scrivner	☐ ☐	☐ ☐	☐ ☐
The Board of Directors Recommends a Vote "For" Item 2.

2. The proposed ratification of the appointment of KPMG LLP as Macy’s independent registered public accounting firm for the fiscal year ending January 28, 2017.

The Board of Directors Recommends a Vote "For" Item 3.

3. Advisory vote to approve named executive officer compensation.
						☐ ☐	☐ ☐	☐ ☐
NOTE: At their discretion, the proxies are authorized to vote upon such other business that may properly come before the meeting or any adjournment or adjournments thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, and this proxy is returned, this proxy will be voted FOR all Nominees and FOR Items 2 and 3. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

For purposes of the 2016 Annual Meeting, proxies will be held in confidence (subject to certain exceptions as set forth in the Proxy Statement) unless the undersigned checks the box to the left and provides comments where indicated on the reverse side. This proxy is governed by the laws of the State of Delaware.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report, Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com.

M83986-Z65037

MACY’S, INC.

To: J.P. Morgan Chase Bank, as Trustee for the Macy’s, Inc. 401(k) Retirement Investment Plan.

ANNUAL MEETING OF SHAREHOLDERS

May 20, 2016

I acknowledge receipt of the Letter to Shareholders, the Notice of Annual Meeting of Shareholders of Macy’s, Inc. to be held on May 20, 2016, and the related Proxy Instructions.

As to my proportional interest in any stock of Macy’s, Inc. registered in your name, you are directed as indicated on the reverse side as to the matters listed in the form of Proxy solicited by the Board of Directors of Macy’s, Inc. I understand that if I sign this instruction card on the other side and return it without otherwise indicating my voting instructions, it will be understood that I wish my proportional interest in the shares to be voted by you in accordance with the recommendations of the Board of Directors of Macy’s, Inc. as to Items 1 through 3. If my voting instructions are not received by 11:59 p.m. Eastern Time on May 18, 2016, I understand that you will vote my proportional interest in the same ratio as you vote the proportional interest for which you receive instructions from other plan participants.

If any such stock is registered in the name of your nominee, the authority and directions herein shall extend to such nominee.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, AND THIS PROXY IS RETURNED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR THE BOARD OF DIRECTORS LISTED IN ITEM 1 ON THE REVERSE SIDE AND “FOR” ITEMS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: _______________________________________________
___________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE